SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to or Rule 14a-12

SWITCHBOARD INCORPORATED

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, $0.01 par value per share (“Switchboard Common Stock”)

(2)	Aggregate number of securities to which transaction applies:

19,203,941 shares of Switchboard Common Stock and options to purchase 2,810,640 shares of Switchboard Common Stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The amount on which the filing fee of $21,616.67 was calculated was determined pursuant Section 14(g) of the Exchange Act. The filing fee is calculated as $126.70 per $1,000,000 of merger consideration, based on (i) $7.75, the negotiated per share consideration for Switchboard Common Stock, multiplied by (ii) 22,014,581, the number of shares of Switchboard Common Stock issued and outstanding as of the date hereof (assuming the exercise of 2,810,640 outstanding options).

(4)	Proposed maximum aggregate value of transaction:

$170,613,002.75

         (5)    Total fee paid:

$21,616.67

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SWITCHBOARD INCORPORATED

120 Flanders Road
Westborough, Massachusetts 01581

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held [May 27], 2004

       The board of directors of Switchboard Incorporated has approved, and Switchboard has entered into, a merger agreement with InfoSpace, Inc. and Big Book Acquisition Corp., a wholly owned subsidiary of InfoSpace, that, subject to, among other things, Switchboard stockholder approval, will result in Big Book Acquisition being merged with and into Switchboard. As a result of the merger, Switchboard will become a wholly owned direct or indirect subsidiary of InfoSpace and all shares of Switchboard common stock (other than those shares as to which appraisal rights have been properly perfected) will be converted into the right to receive $7.75 per share in cash, without interest.

      Switchboard Incorporated, a Delaware corporation, will hold a special meeting of its stockholders on [May 27, 2004 at 10 a.m. local time], at the offices of Weil, Gotshal & Manges LLP, 100 Federal Street, Boston, MA 02110, for the following purposes:

1. To consider and vote on a proposal to approve the merger contemplated by the Agreement and Plan of Merger, dated as of March 25, 2004, by and among Switchboard, InfoSpace Inc., a Delaware corporation, and Big Book Acquisition Corp., a Delaware corporation and wholly owned subsidiary of InfoSpace, and the other transactions contemplated by such agreement and to adopt the Merger Agreement.

2. To consider and act on other matters incident to the conduct of the meeting.

      This proxy statement and the accompanying form of proxy are first being mailed to Switchboard stockholders on or about [April 23], 2004. The date of this Proxy Statement is [April      ], 2004.

      Switchboard has fixed the close of business on April 12, 2004 as the record date for determination of the stockholders entitled to notice of and to vote at the special meeting and any adjournment or postponement of the meeting. A list of stockholders entitled to vote at the special meeting will be available for inspection by any stockholder at Switchboard’s executive offices between [May 17, 2004] and the date of the special meeting.

      After careful consideration, your board of directors has unanimously determined that the consideration to be received in the merger is fair to, and that the merger is in the best interests of, Switchboard and its stockholders. The board of directors has unanimously approved the merger and recommends that you vote for approval and adoption of the merger and adoption of the merger agreement. The special committee of the board of directors, which consisted of directors not affiliated with ePresence, Inc., Switchboard’s controlling stockholder, unanimously recommended that the board of directors approve the merger and the merger agreement.

      The meeting will be held on [May 27, 2004]. ePresence, which as of April 12, 2004 controlled approximately 51% of the shares entitled to vote at the special meeting, and Switchboard’s executive officers and directors, who as of April 12, 2004, collectively controlled approximately 0.7% of the shares entitled to vote at the special meeting, have each entered into stockholder voting agreements with Switchboard and InfoSpace. In these voting agreements, Switchboard’s executive officers and directors, and, subject to approval by its stockholders, ePresence, have agreed to vote all of the shares of Switchboard stock controlled by them in favor of the merger. In the case of ePresence, the obligation to vote in favor of the merger is subject to approval by its stockholders of the disposition of its Switchboard shares pursuant to the merger. Additionally, ePresence’s executive officers and directors have agreed to vote all of the shares of ePresence stock controlled by them in favor of approving the merger.

      The accompanying proxy statement describes the merger agreement and the transactions contemplated by the merger agreement in greater detail. We urge you to read it carefully. If you have any questions about the merger, please contact me, Robert P. Orlando, Chief Financial Officer, Vice President, Treasurer and Secretary of Switchboard. I can be reached at 120 Flanders Road, Westborough, Massachusetts 01581, and my telephone number is (508) 898-8131.

      YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. HOWEVER, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE PREPAID ENVELOPE SO THAT YOUR SHARES OF STOCK MAY BE REPRESENTED AND VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED AT THE SPECIAL MEETING. SENDING A PROXY CARD WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE SPECIAL MEETING.

By Order of the Board of Directors,

/s/ ROBERT P. ORLANDO

ROBERT P. ORLANDO
Secretary

SWITCHBOARD INCORPORATED

PROXY STATEMENT

Merger Proposed — The Vote of Switchboard Incorporated Stockholders Is Important

       The board of directors of Switchboard Incorporated, a Delaware corporation, has approved, and Switchboard has entered into a merger agreement with InfoSpace Inc., a Delaware corporation, and Big Book Acquisition Corp., a Delaware corporation and wholly owned subsidiary of InfoSpace, under which Switchboard will become a wholly owned subsidiary of InfoSpace, subject to satisfaction or waiver of certain conditions. Pursuant to the merger, each issued and outstanding share of Switchboard common stock (other than shares as to which appraisal rights have been properly perfected) will be converted into the right to receive $7.75 in cash, without interest. After the merger, Switchboard stockholders will no longer have an interest in Switchboard and will not own any interest in InfoSpace.

      This proxy statement is being sent to the stockholders of Switchboard in connection with the solicitation of proxies by the board of directors of Switchboard for use at a special meeting of Switchboard stockholders to be held on [May 27, 2004], to consider and vote upon the proposed merger. After careful consideration, the board of directors of Switchboard has determined that the merger is fair to, and in the best interests of, its stockholders and unanimously recommends that its stockholders vote in favor of the proposal to approve the merger and approve and adopt the merger agreement.

      Pursuant to Switchboard’s Certificate of Incorporation and in accordance with Delaware law, the affirmative vote of holders of at least a majority of all of the outstanding shares of Switchboard common stock is required to approve and adopt the merger agreement and the merger. ePresence, who as of April 12, 2004 collectively controlled approximately 51% of the shares entitled to vote at the special meeting, and certain of Switchboard’s executive officers and directors, who as of April 12, 2004, collectively controlled approximately 0.7% of the shares entitled to vote at the special meeting, have each entered into stockholder voting agreements with Switchboard and InfoSpace. In these voting agreements, Switchboard’s executive officers and directors, and, subject to approval by its stockholders, ePresence, have agreed to vote all of the shares of Switchboard stock controlled by them in favor of the merger and not to exercise appraisal rights in connection with the merger. In order for ePresence, as the controlling shareholder of Switchboard, to vote all of its shares of Switchboard stock in favor of the merger and the merger agreement, ePresence first needs to obtain the approval of a majority of its own stockholders. The vote of the stockholders of ePresence is required because the disposition by ePresence of its shares of Switchboard common stock in the merger may be deemed a sale of all or substantially all of its assets, which under applicable law requires stockholder approval. In the event that the ePresence stockholders do approve ePresence’s voting in favor of the merger, ePresence will then, in accordance with the stockholder voting agreement it entered into with Switchboard and InfoSpace, vote in favor of the merger and the merger agreement, and the vote required to approve and adopt the merger agreement and the merger will be assured.

      All shares of Switchboard common stock represented by properly executed proxies received prior to or at the special meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, proxies will be voted FOR the approval and adoption of the merger agreement and the merger and in the discretion of the persons named in the proxy with respect to other matters as may properly come before the special meeting. A Switchboard stockholder may revoke his, her or its proxy at any time prior to its use by delivering to Switchboard’s secretary a signed notice of revocation or a later-dated and signed proxy or by attending the special meeting and voting in person.

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE

RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SWITCHBOARD SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

      The board of directors of Switchboard does not know of any additional matters that will be presented for consideration at the special meeting. Execution of a proxy, however, confers on the designated proxyholders discretionary authority to vote the covered shares of Switchboard common stock on other business, if any, that may properly come before the special meeting.

      THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

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SUMMARY

      THE FOLLOWING SUMMARY IS INTENDED ONLY TO HIGHLIGHT INFORMATION CONTAINED IN THIS PROXY STATEMENT. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION CONTAINED IN THIS PROXY STATEMENT, THE ANNEXES HERETO AND THE DOCUMENTS OTHERWISE REFERRED TO IN THIS PROXY STATEMENT. YOU ARE URGED TO REVIEW THIS ENTIRE PROXY STATEMENT CAREFULLY, INCLUDING THE ANNEXES HERETO AND SUCH OTHER DOCUMENTS.

Switchboard Incorporated

      Switchboard is a leading provider of local online advertising products for merchants and national advertisers, enabled by innovative, consumer-oriented, online yellow and white pages directory technology. Through Switchboard’s local search, advertisers are able to get their message in front of consumers at the time they are looking for that merchant’s products or services on the Internet, driving local commerce through online innovation. Switchboard maintains its principal executive offices at 120 Flanders Road, Westborough, Massachusetts 01581, telephone: (508) 898-8000.

InfoSpace, Inc.

      InfoSpace is a diversified technology and services company that develops Internet and wireless solutions for a wide range of customers. InfoSpace Search & Directory provides Web search and online directory products that help users find the information they need while creating opportunities for merchants. InfoSpace Mobile develops infrastructure, tools and applications that enable carriers and content providers to efficiently develop and deliver mobile data services across multiple devices. InfoSpace maintains its principal executive offices at 601 108th Avenue NE, Suite 1200, Bellevue, Washington 98004, telephone: (425) 201-6100.

Big Book Acquisition Corp.

      Big Book Acquisition Corp. is a newly-formed, wholly-owned subsidiary of InfoSpace. InfoSpace formed Big Book Acquisition Corp. solely to effect the merger, and Big Book Acquisition Corp. has not conducted any business during any period of its existence. Big Book Acquisition Corp. maintains its principal executive offices at 601 108th Avenue NE, Suite 1200, Bellevue, Washington 98004, telephone: (425) 201-6100.

The Special Meeting

      At the Switchboard special meeting, holders of Switchboard common stock will consider and vote on the proposal to approve and adopt the merger pursuant to the terms of the merger agreement. The Switchboard special meeting is scheduled to be held at [10 a.m.] on [May 27, 2004] at the offices of Weil, Gotshal & Manges LLP, 100 Federal Street, Boston, MA 02110.

      Pursuant to Switchboard’s Certificate of Incorporation and in accordance with Delaware law, the affirmative vote of holders of at least a majority of all of the outstanding shares of Switchboard common stock is required to approve and adopt the merger agreement and approve the merger. ePresence, which as of April 12, 2004 controlled approximately 51% of the shares entitled to vote at the special meeting, and certain of Switchboard’s executive officers and directors, who as of [April 12], 2004, collectively controlled approximately 0.7% of the shares entitled to vote at the special meeting, have each entered into stockholder voting agreements with Switchboard and InfoSpace. In these voting agreements, Switchboard’s executive officers and directors and, subject to approval by its stockholders, ePresence, have agreed to vote all of the shares of Switchboard stock controlled by them in favor of the merger and not to exercise appraisal rights in connection with the merger. Additionally, ePresence’s executive officers and directors have agreed to vote all of the shares of ePresence stock controlled by them in favor of ePresence’s vote in favor of the merger. The vote of the stockholders of ePresence is required because the disposition by ePresence of its shares of Switchboard common stock in the merger may be deemed a sale of all or substantially all of its assets, which under applicable law requires stockholder approval.

      In the event that the ePresence stockholders do approve the disposition of shares of Switchboard common stock held by ePresence in the merger, ePresence will then, in accordance with the stockholder voting agreement it entered into with Switchboard and InfoSpace, vote in favor of the proposal to approve the merger and approve and adopt the merger agreement, at the Switchboard special meeting, and the vote required to adopt the merger agreement and approve the merger will be assured. In the event that the ePresence stockholder approval is not obtained, the required Switchboard approval will not be obtainable and both InfoSpace and Switchboard will have a right to terminate the merger agreement.

The Merger and the Merger Agreement

      The merger agreement is attached to this document as Annex A. Please read the merger agreement in its entirety. It is the legal document that governs your rights in connection with the merger.

Merger Consideration (See page 24)

      Pursuant to the merger, each issued and outstanding share of Switchboard common stock (other than shares as to which appraisal rights have been properly perfected and shares owned by Switchboard, InfoSpace or Big Book Acquisition Corp.) will be converted into the right to receive $7.75 in cash, without interest. Pursuant to the merger, each option to purchase shares of Switchboard common stock which is vested and exercisable as of the effective time of the merger (after giving effect to any acceleration of vesting or exercisability as a result of the merger), will be converted into the right to receive $7.75 in cash, less the exercise price of the option and any applicable tax withholding amounts. After the merger, Switchboard stockholders will no longer have an interest in Switchboard and will not own any interest in InfoSpace or the combined company.

Recommendation of the Board of Directors of Switchboard (See page 14)

      The Switchboard board of directors has unanimously approved the merger agreement and the merger on the terms and conditions set forth in the merger agreement and unanimously recommends that the stockholders of Switchboard vote “for” the approval of the merger and the adoption of the merger agreement. The special committee of the board of directors, which consisted of directors not affiliated with ePresence, unanimously recommended that the board of directors approve the merger and the merger agreement.

Opinion of Switchboard’s Financial Advisor (See page 15)

      Thomas Weisel Partners LLC has delivered its written opinion that, as of March 25, 2004 and based upon and subject to the factors and assumptions set forth therein, the $7.75 per share in cash to be received by the holders of Switchboard common stock pursuant to the merger agreement is fair from a financial point of view to such holders.

      The full text of the written opinion of Thomas Weisel Partners, dated March 25, 2004, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement. Switchboard’s stockholders should read the opinion in its entirety. Thomas Weisel Partners provided its opinion for the information and assistance of Switchboard’s special committee and board of directors in connection with their consideration of the transaction contemplated by the merger agreement. The opinion of Thomas Weisel Partners is not a recommendation as to how any holder of Switchboard’s common stock should vote with respect to such transaction.

Conditions to the Merger (See page 30)

      The completion of the merger depends upon a number of conditions being satisfied, including the following:

•	approval of the merger by Switchboard stockholders;

•	approval by the ePresence stockholders of ePresence’s voting of all shares of Switchboard common stock held by ePresence in favor of the merger;

•	the existence of no law or court order restraining, enjoining or otherwise preventing consummation of the merger;

•	obtaining any material consents, approvals or waivers of necessary governmental entities; and

•	expiration or termination of any waiting period imposed by any governmental entities including the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      Furthermore, InfoSpace will not be obligated to complete the merger unless a number of conditions have been satisfied, including:

•	the representations and warranties of Switchboard in the merger agreement shall be true and correct, except where the failure to be true and correct will not have a material adverse effect (as defined in the merger agreement) on Switchboard;

•	Switchboard shall have performed or complied in all material respects with all agreements and conditions contained in the merger agreement;

•	no event shall have occurred which results in a material adverse effect on Switchboard;

•	no claim, suit, action or proceeding by any governmental entity restraining, prohibiting or materially limiting InfoSpace’s ability to control or operate Switchboard’s business shall be pending or threatened;

•	Switchboard shall not have failed to obtain certain consents, the failure to obtain which could result in a material adverse effect;

•	Switchboard shall have cash, cash equivalents and marketable securities of at least $54.5 million in the aggregate, subject to reduction in a limited circumstance; and

•	holders of not more than 10% of the outstanding shares of Switchboard common stock shall have properly demanded appraisal rights for their shares.

      Finally, Switchboard will not be obligated to complete the merger unless a number of conditions have been satisfied, including:

•	the representations and warranties of InfoSpace shall be true and correct, except where the failure to be true and correct, either individually or in the aggregate, will not have a material adverse effect (as defined in the merger agreement) on InfoSpace; and

•	InfoSpace shall have performed or complied in all material respects with all agreements and conditions contained in the merger agreement.

Termination (See page 31)

      The merger agreement can, under some circumstances, be terminated and abandoned by Switchboard and InfoSpace, or by either of them independently. In some of those cases, a termination of the merger agreement will require Switchboard to pay InfoSpace a termination or break-up fee equal to $3 million and reimburse InfoSpace for up to $500,000 of its expenses incurred in connection with the merger.

Interests of Certain Persons in the Merger (See page 20)

      In considering the recommendation and approval of the Switchboard board of directors of the merger and the transactions contemplated by the merger agreement, Switchboard stockholders should be aware that members of the management and the board of directors of Switchboard have particular interests in the merger that may be different from, or in addition to, the interests of Switchboard stockholders generally.

Material U.S. Federal Income Tax Consequences of the Merger to Switchboard Stockholders (See page 23)

      The receipt of $7.75 in cash for each share of Switchboard common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. Each Switchboard stockholder generally will recognize as a result of the merger taxable gain or loss for United States federal income tax purposes equal to the difference, if any, between cash received by the stockholder in the merger and such shareholder’s adjusted tax basis in the shares surrendered in the merger. We urge you to consult your tax advisor with respect to the particular tax consequences of the merger to you. For additional information regarding material United States federal income tax consequences of the merger to our stockholders, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger to our Stockholders.”

Stockholder Agreements

      Forms of each stockholder agreement are attached to this document as Annex B-1, B-2 and B-3. Please read these form stockholder agreements in their entirety. (See page 34)

      ePresence, which as of April 12, 2004 controlled approximately 51% of the shares entitled to vote at the special meeting, and certain of Switchboard’s executive officers and directors, who as of April 12, 2004, collectively controlled approximately 0.7% of the shares entitled to vote at the special meeting, have each entered into stockholder voting agreements with Switchboard and InfoSpace. In order for ePresence, the controlling shareholder of Switchboard, to vote all of its shares of Switchboard stock in favor of the merger and the merger agreement, ePresence first needs to obtain the approval of a majority of its own stockholders.

      In the ePresence stockholder agreement, ePresence has agreed, among other things:

•	to hold a meeting of stockholders of ePresence for the purpose of approving ePresence’s vote in favor of the merger,

•	to have its board of directors, subject to their fiduciary duties, recommend to the ePresence stockholders that they vote in favor of such approval,

•	not to solicit or respond to offers to acquire ePresence or Switchboard shares owned by ePresence except to the extent that the directors of ePresence believe that they need to do so in order to fulfill their fiduciary obligations,

•	to pay up to $500,000 of the expenses of InfoSpace if the ePresence stockholders do not vote in favor of approving the merger,

•	to pay a break-up fee of $3 million if the merger agreement is terminated under certain conditions and Switchboard is not obligated to pay its break-up fee,

•	subject to its receiving requisite shareholder approval to do so, to vote all of the shares of Switchboard stock controlled by it in favor of the merger agreement and the merger and to irrevocably appoint InfoSpace or its designees as ePresence’s proxy to vote in favor of the merger and against any actions that would impede or delay the merger.

      Additionally, the executive officers and directors and one significant stockholder of ePresence, who each own shares of ePresence and, as of March 31, 2004 collectively controlled approximately 28.1% of the shares of ePresence, have each entered into a stockholder voting agreement with Switchboard and InfoSpace. In this stockholder agreement, those ePresence stockholders have agreed, among other things:

•	to vote all of the shares of ePresence stock controlled by them in favor of ePresence’s vote in favor of the merger, at any meeting of the ePresence stockholders, and

•	to irrevocably appoint InfoSpace or its designees as that stockholder’s proxy to vote in favor of such approval and against any actions that would impede or delay the merger.

      In the stockholder agreements among InfoSpace, Switchboard and certain of Switchboard’s executive officers and directors, those executive officers and directors have agreed, among other things:

•	to vote all of the shares of Switchboard stock controlled by them in favor of the merger agreement and the merger, and

•	to irrevocably appoint InfoSpace or its designees as that stockholder’s proxy to vote in favor of the merger and against any actions that would impede or delay the merger.

      In the event that the ePresence stockholders do approve, ePresence will then, in accordance with the stockholder voting agreement it entered into with Switchboard and InfoSpace, vote in favor of the merger and the merger agreement, and the vote required to approve and adopt the merger agreement and the merger will be assured.

Regulatory Approvals

      Switchboard and InfoSpace intend to file notification reports with the United States Department of Justice and the Federal Trade Commission, and will request early termination of all waiting periods for federal antitrust approval. (See page 35).

Appraisal Rights

      A copy of Section 262 of the Delaware General Corporation Law, which grants appraisal rights to Switchboard stockholders, is attached to this document as Annex D. Please read this provision of Delaware law in its entirety.

      Under Delaware law, Switchboard stockholders who follow the appropriate procedures and who do not vote in favor of the proposal to approve the merger and adopt the merger agreement will be entitled to seek an appraisal and payment of the fair value of their shares of Switchboard common stock. (See page 36).

HISTORICAL PRICES OF SWITCHBOARD COMMON STOCK

      Switchboard’s common stock is listed on the NASDAQ National Market under the symbol “SWBD.” The table below sets forth for each of the calendar quarters indicated, the high and low sales prices per share of Switchboard common stock as reported by Yahoo! Financials.

			Quarter

			Q1	Q2			Q3	Q4

2004		High	$8.99	$	[ ]	(a)	n/a	n/a
		Low	$5.60	$	[ ]	(a)	n/a	n/a
2003		High	$3.19		$4.10		$12.31	$11.06
		Low	$2.20		$2.55		$3.55	$6.22
2002		High	$5.32		$6.39		$3.30	$3.13
		Low	$3.02		$3.20		$1.08	$1.48
2001		High	$6.25		$6.00		$6.25	$3.47
		Low	$2.94		$2.63		$2.72	$2.27
2000	(a)	High	$44.25		$33.94		$9.75	$7.63
		Low	$20.50		$6.69		$5.59	$2.88

(a)	Through April [ ], 2004

(b)	Commencing on March 2, 2000

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

      This proxy statement contains forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these statements on our expectations and projections about future events, which Switchboard derives from the information currently available to us. Forward-looking statements relate to future events or our future performance.

      You can distinguish forward-looking statements from those that are historical in nature because forward-looking statements often use terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential” or “continue” or the negative of these or similar terms.

      Actual results may differ materially from any forward-looking statement. Forward-looking statements are only predictions. The forward-looking events discussed in this proxy statement and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us. For example, our statements regarding the anticipated completion of the merger are subject to risks that the merger will not close, due to the failure of a condition or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this proxy statement, the documents to which we refer you and other statements made from time to time from us or our representatives, might not occur.

THE SWITCHBOARD INCORPORATED SPECIAL MEETING

General

      We are furnishing this proxy statement to you in connection with the solicitation of proxies by the Switchboard board of directors for use at a special meeting of Switchboard stockholders. This proxy statement, the attached notice of special meeting of stockholders and the enclosed form of proxy card are first being mailed to stockholders of Switchboard on or about [April 20], 2004.

Matters to be Considered at the Switchboard Special Meeting

      At the Switchboard special meeting, holders of Switchboard common stock will consider and vote on the proposal to approve the merger and adopt the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement.

      After careful consideration, the Switchboard board of directors has unanimously determined that the merger is fair to and in the best interests of Switchboard and its stockholders. The Switchboard board of directors has unanimously approved the merger agreement and unanimously recommends that holders of Switchboard capital stock vote to adopt the merger agreement and approve the merger. The special committee of the board of directors, which consisted of directors not affiliated with ePresence, unanimously recommended that the board of directors approve the merger and the merger agreement.

Date, Time and Place

      The Switchboard special meeting is scheduled to be held at [10 a.m.], on [May 27], 2004, at the offices of Weil, Gotshal & Manges LLP, 100 Federal Street, Boston, MA 02110.

      Please complete the enclosed proxy card and return it in the enclosed postage prepaid envelope as soon as possible.

Record Date; Quorum; Vote Required

      The Switchboard board of directors has fixed the close of business on April 12, 2004 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Switchboard special meeting. On that date, Switchboard had [19,203,941] shares of common stock outstanding. The holders of these shares will be entitled to one vote per share on the merger agreement and the merger. The merger agreement will be adopted and the merger approved if a majority of the outstanding shares of common stock vote in favor of the merger agreement and the merger.

      Under Switchboard’s by-laws, the holders of a majority of the shares of common stock issued, outstanding and entitled to vote at the special meeting shall constitute a quorum at the special meeting. Shares of common stock present in person or represented by proxy, including shares that abstain, represent broker non-votes or do not vote with respect to one or more of the matters presented for stockholder approval, will be counted for purposes of determining whether a quorum is present.

      Pursuant to Switchboard’s Certificate of Incorporation and in accordance with Delaware law, the affirmative vote of holders of at least a majority of all of the outstanding shares of Switchboard common stock is required to approve and adopt the merger agreement and approve the merger. ePresence, which as of April 12, 2004 controlled approximately 51% of the shares entitled to vote at the special meeting, and certain of Switchboard’s executive officers and directors, who as of April 12, 2004, collectively controlled approximately 0.7% of the shares entitled to vote at the special meeting, have each entered into stockholder voting agreements with Switchboard and InfoSpace that require them to vote in favor of the merger. In the case of ePresence, a controlling shareholder of Switchboard, the obligation to vote all of its shares of Switchboard stock in favor of the merger and the merger agreement, is subject to ePresence first obtaining the approval of a majority of its own stockholders. The vote of the stockholders of ePresence is required because the disposition by ePresence of its shares of Switchboard common stock in the merger may be deemed a sale of all or substantially all of its assets, which under applicable law required stockholder approval.

      Additionally, the executive officers and directors and one significant stockholder of ePresence, who each own shares of ePresence and, as of March 31, 2004 collectively control approximately 28.1% of the shares of ePresence, have each entered into a stockholder voting agreement with ePresence, Switchboard and InfoSpace in which these stockholders have agreed to vote their shares of ePresence common stock in favor of the disposition of ePresence’s shares of Switchboard common stock pursuant to the merger.

      In the event that the ePresence stockholders do approve the disposition of shares of Switchboard common stock held by ePresence in the merger, ePresence will then, in accordance with the stockholder voting agreement it entered into with Switchboard and InfoSpace, vote in favor of the proposal to approve the merger and adopt the merger agreement, at the Switchboard special meeting and the vote required to adopt the merger agreement and approve the merger will be assured. In the event that the ePresence stockholder approval is not obtained, the required Switchboard approval will not be obtainable and both InfoSpace and Switchboard will have a right to terminate the merger agreement.

Voting; Abstentions

      You may vote your shares at the meeting by written proxy or in person. Each share of our common stock is entitled to one vote. All proxies will be voted in accordance with the stockholders’ instructions contained therein, and if no choice is specified, the proxies will be voted in favor of the merger and the merger agreement. With respect to any other matter properly presented at the special meeting, the persons named in the proxy will be authorized to vote, or otherwise act, in accordance with their judgment on such matter.

      To vote by written proxy, you must mark, sign and date the enclosed proxy card and then mail the proxy card in the enclosed postage-paid envelope. Your proxy will be valid only if you complete and return the proxy card before the special meetings. By completing and returning the proxy card, you will direct the designated persons to vote your shares at the special meeting, including at any adjournment of the special meeting, in the manner you specify in the proxy card. If you complete the proxy card but do not provide voting instructions, then the designated persons will vote your shares FOR the approval of the merger and the approval and adoption of the merger agreement.

      To vote in person, you must attend the special meeting, and then complete and submit the ballot provided at the meeting.

      Abstentions may be specified with respect to the approval and adoption of the merger agreement and approval of the merger by properly marking the “ABSTAIN” box on the proxy card for such proposal. Abstentions and broker non-votes (as defined below) will have the same effect as a vote against the adoption of the merger agreement and approval of the merger at the Switchboard special meeting.

Voting Shares Held in “Street Name”; Broker Non-votes

      If the shares you own are held in “street name” by a bank or brokerage firm, the nominee of your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm.

      If you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. In the case of non-discretionary items, the shares will be treated as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter. If you do not give instructions to your bank or brokerage firm, your bank or brokerage firm will not be permitted to vote your shares with respect to the approval of the merger and the adoption and approval of the merger agreement.

Revocation of Proxies

      Shares of Switchboard common stock represented by properly executed proxies will, unless these proxies have been properly revoked, be voted in accordance with the instructions indicated on the proxies or, if no instructions have been indicated, will be voted in favor of adoption of the merger agreement and approval of the merger, and, in the discretion of the individuals named in the accompanying proxy, on any other matters that may properly come before the Switchboard special meeting. Any proxy may be revoked by the stockholder giving it, at any time prior to its being voted, by filing a notice of revocation or a duly executed proxy bearing a later date with the Secretary of Switchboard at the address given on the notice of stockholders’ meeting accompanying this proxy statement. Any proxy may also be revoked by the stockholder’s attendance at the Switchboard special meeting and voting in person. A notice of revocation need not be on any specific form, but must be made in writing.

Solicitation of Proxies

      Proxies are being solicited by and on behalf of the Switchboard board of directors. Switchboard will bear the costs related to the solicitation of proxies. In addition to solicitation by mail, Switchboard’s directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile machine and personal interviews, and Switchboard reserves the right to retain outside agencies for the purpose of soliciting proxies.

Adjournments and Postponements

      Although it is not expected, the special meeting may be adjourned and postponed if the vote of the ePresence stockholders at the ePresence special meeting is delayed or postponed. Any adjournment of the special meeting may be made at the special meeting, by approval of the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists.

Appraisal Rights

      If the merger is consummated, Switchboard stockholders who follow the appropriate procedures, including filing a written demand for appraisal with Switchboard before the taking of the vote on the merger agreement and the merger at the special meeting, and who do not vote in favor of adoption of the merger agreement and approval of the merger will be entitled to seek payment of the fair value of their shares of Switchboard common stock as appraised by the Delaware Court of Chancery. In some circumstances, a Switchboard stockholder may forfeit the right to appraisal, in which case, their shares of Switchboard common stock will be treated as if they had been converted, as of the effective time of the merger, into a right to receive $7.75 per share in cash, without interest.

THE MERGER

Background of the Merger

      In early October, 2002, ePresence verbally informed the Switchboard board of directors that it was considering submitting a proposal to purchase all of the outstanding common stock of Switchboard not then owned by ePresence. On October 15, 2002, ePresence made an informal verbal proposal to purchase all of the outstanding common stock of Switchboard not then owned by ePresence for a purchase price of $2.75 per share. The Switchboard board at that time consisted of six directors, three of whom were officers or directors of ePresence. The other three directors were David Strohm, otherwise unaffiliated with ePresence or Switchboard, Dean Polnerow, Switchboard’s president, and Doug Greenlaw, Switchboard’s then chief executive officer. On October 17, 2002, the Switchboard board appointed David Strohm and Dean Polnerow, neither of whom was affiliated with ePresence, as a Special Committee of independent directors to evaluate any ePresence proposal and to consider alternatives to any ePresence proposal. The Special Committee then engaged Weil, Gotshal & Manges LLP as its counsel. On October 18, 2002, Switchboard entered into a confidentiality agreement with ePresence to permit ePresence to conduct due diligence. On October 25, 2002, the Special Committee engaged Thomas Weisel Partners as investment bankers to advise the Special Committee with respect to the ePresence offer and alternatives thereto.

      Also on October 25, 2002, ePresence began its due diligence review of Switchboard’s business and shortly thereafter presented Switchboard with a proposed form of Merger Agreement pursuant to which ePresence would acquire the outstanding common stock of Switchboard not owned by ePresence.

      On November 1, 2002, the Special Committee met with its legal counsel and investment bankers to receive a preliminary analysis of Switchboard’s value and to discuss alternatives to accepting ePresence’s offer, including remaining independent, selling to a third party or buying back the shares of Switchboard common stock owned by ePresence. The Special Committee, among other things, directed Thomas Weisel Partners to negotiate with ePresence for an increase in the price offered by ePresence. Thomas Weisel Partners also identified for the Special Committee a list of third parties potentially interested in acquiring Switchboard, prioritized by Thomas Weisel Partners’ view as to their financial capacity to consummate such an acquisition and potential interest in acquiring Switchboard. The Special Committee authorized Thomas Weisel Partners to contact those third parties ranked toward the upper end of the sale by Thomas Weisel Partners except where there will be sensitive and important customer relationships and prospects that could be threatened by such contacts.

      In early November 2002, Thomas Weisel Partners contacted eight of the third parties that it had determined were among the most likely to be interested in acquiring Switchboard and that would have the financial capacity to do so. Of the eight third parties contacted in early November, five of them participated in management presentations. In early December 2002, after not receiving any indications of interest from these five third parties, the Special Committee authorized Thomas Weisel Partners to approach four additional third parties that Thomas Weisel Partners had determined would also be likely to be interested in a transaction with Switchboard and that had the financial capacity to do so. After not receiving any offers or indications of interest from this second group, in January of 2003, the Special Committee authorized Thomas Weisel Partners to contact three additional third parties that Thomas Weisel Partners had also identified as potential acquirers with financial capacity. Management presentations were given to all three of such parties in late January and early February 2003.

      Thus, from November of 2002 through March of 2003, fifteen third parties were contacted by Thomas Weisel Partners regarding a potential transaction with Switchboard, eleven of which entered into confidentiality agreements with Switchboard, eight of which participated in management presentations regarding Switchboard’s business, and five of which conducted detailed due diligence on Switchboard. Despite the efforts of the Special Committee and Thomas Weisel Partners, no indications of interest were received from any of these third parties.

      During this time, Switchboard continued its negotiations with ePresence but failed to achieve an increase in ePresence’s offer of $2.75 per share. The Special Committee informed ePresence several times that it had not satisfactorily completed its market check and was unable to fully evaluate the ePresence proposal until the market check was complete. The Special Committee and Thomas Weisel Partners also continued discussions with third parties into March in an effort to obtain an offer that was superior to the ePresence offer.

      On March 19, 2003, the Special Committee met with representatives of ePresence to discuss the ePresence offer. The ePresence representatives indicated that ePresence was not able to increase its offer price for the Switchboard common stock above the existing offer of $2.75 per share. The Special Committee, after consultation with Thomas Weisel Partners, determined that ePresence’s $2.75 per share offer was inadequate and informed ePresence that it could not recommend accepting the offer at that time. The ePresence representatives and the Special Committee thus agreed to consider other transactions including a buyback of ePresence’s Switchboard common stock or an acquisition of ePresence by Switchboard. The Special Committee then met on March 20, 2003 with its legal and financial advisors to discuss the status of the market check, as well as possible alternative strategic transactions, including a potential acquisition of ePresence by Switchboard. Although ePresence and the Special Committee thereafter continued to discuss such a transaction, they could not agree on the terms of a transaction that was acceptable to ePresence and Switchboard. When that process came to a conclusion, the Special

Committee authorized Thomas Weisel Partners to contact additional third parties identified by Thomas Weisel Partners regarding a potential transaction with Switchboard.

      In March 2003, Thomas Weisel Partners discussed with representatives of InfoSpace whether InfoSpace had any interest in pursuing a transaction with Switchboard and, on March 31, 2003, Switchboard entered into a confidentiality agreement with InfoSpace. Also in March, Thomas Weisel Partners circulated a draft merger agreement to and sought offers from those third parties who remained interested in a potential transaction with Switchboard. On April 7, 2003, InfoSpace submitted a preliminary indication of interest to purchase Switchboard. Over the following several weeks, InfoSpace conducted a due diligence review of Switchboard’s business. On April 25, 2003, Switchboard received an indication of interest from another third party for a cash purchase of Switchboard which, similar to InfoSpace’s offer, reflected only a modest premium to recent trading prices of Switchboard’s stock. Other than this third party and InfoSpace, no third parties provided an indication of interest or an offer.

      On April 28, 2003, Switchboard received a revised indication of interest from InfoSpace indicating an increased purchase price. On April 30, 2003, InfoSpace verbally indicated that it was prepared to increase its offer of April 28, 2003, conditioned upon an exclusive negotiating period. The only other third party that had previously submitted an indication of interest declined to submit a revised indication of interest.

      The Special Committee considered both of the offers that it had received and, after consultation with its financial and legal advisors, determined to negotiate exclusively with InfoSpace with the intention of completing diligence, coming to terms on price and finalizing the merger agreement and related documents as promptly as possible. As a result, on May 19, 2003, Switchboard and InfoSpace entered into a two week exclusivity agreement. During the following four weeks, InfoSpace completed its due diligence and revised its offer downward. Negotiations between InfoSpace and the Special Committee and its advisors regarding the merger agreement continued through June 26, 2003. However, the parties did not reach agreement regarding price and certain terms and conditions.

      In the first week of July, 2003, following further due diligence, InfoSpace again lowered its proposed purchase price. The Special Committee met on July 9, 2003 and, after lengthy discussions with its advisors, determined that the price being offered by InfoSpace was too low and to cease further discussions with InfoSpace.

      In August, 2003, due in part to the results of the Special Committee’s nine month market check and the recent rise in the trading price for Switchboard’s common stock, the Special Committee, after consultation with its financial advisors, determined that it was unlikely that any acceptable new offers to acquire Switchboard would be presented, and recommended to the Switchboard board that the market check and further discussions with ePresence concerning a transaction be halted. The Switchboard board unanimously accepted this recommendation.

      During the late summer of 2003, the market for public offerings of common stock became more active than at any time since October, 2002. In late August 2003, ePresence informed Switchboard that it intended to exercise its registration rights and sell its shares of Switchboard common stock in a registered public offering. In compliance with its contractual obligations, a registration statement was filed by Switchboard on October 23, 2003 for the resale of all Switchboard common stock held by ePresence in an underwritten public offering. With respect to this registration, the Special Committee’s legal and financial advisors led the process on behalf of Switchboard. Also on October 23, 2003, ePresence publicly announced its intention to sell its Switchboard shares in the registered public offering, to sell its services business to a third party and, ultimately, to liquidate ePresence. Switchboard did not receive any contacts from third parties indicating any interest in a strategic transaction involving Switchboard following this announcement.

      Over the next several months, Switchboard pursued the registered public offering of ePresence’s shares. On December 3, 2003, InfoSpace contacted Thomas Weisel Partners indicating that InfoSpace was considering submitting a new offer to purchase Switchboard. Representatives of InfoSpace met with representatives of Thomas Weisel Partners on December 4, 2003 to discuss InfoSpace’s proposed process with respect to submitting such offer. However, after these initial contacts, InfoSpace did not present a revised offer.

      On March 9, 2004, InfoSpace once again contacted Thomas Weisel Partners indicating that it was considering submitting a new offer to purchase Switchboard. Thomas Weisel Partners and management then contacted two third parties that had recently indicated some interest in a strategic transaction involving Switchboard to determine whether they would be interested in pursuing a transaction in the near term. Neither of those third parties indicated that they had any interest in pursuing a transaction.

      On March 12, 2004, James Voelker, CEO of InfoSpace, submitted to Switchboard a new written proposal to purchase Switchboard’s outstanding common stock at a significantly higher price than that discussed in 2003. After several discussions with representatives of Switchboard and Thomas Weisel Partners that day, InfoSpace then submitted to Switchboard a revised written proposal to purchase Switchboard’s outstanding common stock at a higher price. In addition, InfoSpace submitted a draft merger agreement reflecting the terms upon which it was willing to enter into a transaction. InfoSpace’s offer was conditioned upon ePresence and certain of the executive officers of Switchboard and ePresence entering into stockholder agreements whereby they would agree to vote the Switchboard common stock controlled by them in favor of the transaction with InfoSpace.

      A meeting of the Switchboard board was held on Monday, March 15th to discuss the InfoSpace offer. At the meeting, Thomas Weisel Partners presented various detailed valuation analyses and preliminarily reported that the proposed offer would fall within the range of values that were fair, from a financial point of view, to Switchboard’s common stockholders. The board asked Thomas Weisel Partners whether it was likely, given the special committee’s extensive efforts to market Switchboard as discussed above and Thomas Weisel Partners’ recent contacts with the two other third parties, that any other party would make a competitive offer such that a further market check would be advisable. Thomas Weisel Partners responded that, in its view, it was not likely that another party would make an offer competitive with the offer from InfoSpace. Mr. Polnerow, Switchboard’s chief executive officer and a director, then reported to the Switchboard board on the industry in which Switchboard competes and on Switchboard’s business and prospects. The Switchboard board next appointed a new special committee of independent directors to consider the InfoSpace offer and alternative strategic transactions. The new special committee consisted of David Strohm as well as Michael Ruffolo and Stephen Killeen, two independent directors elected to the Switchboard board in December of 2003 and January of 2004, respectively. The new special committee held a meeting immediately thereafter with representatives of Thomas Weisel Partners and Weil, Gotshal & Manges LLP. After lengthy discussions, the special committee authorized Thomas Weisel Partners to negotiate with InfoSpace for a higher price.

      Over the next two days, representatives of Thomas Weisel Partners and InfoSpace engaged in negotiations on the financial and other terms contained in InfoSpace’s March 12, 2004 offer. On March 18, 2004, representatives of InfoSpace contacted Switchboard and verbally revised Infospace’s offer upward, subject to approval by InfoSpace’s board of directors. On the evening of March 18, 2004, the special committee met to discuss the newly revised transaction. Thomas Weisel Partners apprised the special committee of the status of its ongoing discussions with InfoSpace. Thomas Weisel Partners and the special committee discussed the fact that two of Switchboard’s most capable potential competitors had recently made announcements that indicated that Switchboard would be facing increased competition in the near term. In light of the increased offer from InfoSpace, the special committee, after consultation with Thomas Weisel Partners, determined that it would be in the best interests of Switchboard’s stockholders to proceed expeditiously with InfoSpace. The special committee then authorized its advisors to negotiate over the weekend of March 20th and 21st with the intention of finalizing the merger agreement as soon as possible.

      Subsequently, representatives of InfoSpace and their legal and financial advisors met on several occasions with representatives of Switchboard and its legal and financial advisors and conducted financial, legal and technical due diligence and negotiated the terms of the merger agreement.

      On March 25, 2004, InfoSpace informed Switchboard that it had satisfactorily completed its due diligence review and was prepared to proceed with a $7.75 per common share merger on the negotiated terms. The special committee and the Switchboard board met early that evening to consider the proposed transaction with InfoSpace. Thomas Weisel Partners provided the Switchboard board and the special committee with a detailed analysis of the financial terms of the proposed merger and delivered a verbal opinion, which was subsequently confirmed by delivery of a written opinion dated March 25, 2004 (attached as Annex C hereto), that, as of that date and based upon and subject to the factors and assumptions set forth therein, the $7.75 per share in cash to be received by the holders of Switchboard common stock pursuant to the merger agreement is fair from a financial point of view to such holders. The special committee then met separately with Thomas Weisel Partners and Weil, Gotshal & Manges LLP and unanimously resolved to recommend the transaction to the Switchboard board. The Switchboard board then reconvened and received the special committee’s recommendation and, following discussion, unanimously approved the transaction subject to common stockholder approval.

      Definitive agreements were signed late on March 25, 2004 and the transaction was publicly announced before trading commenced on March 26, 2004.

Reasons for the Merger

      In reaching its decision to approve the merger agreement and the merger and to recommend adoption of the merger agreement and approval of the merger by Switchboard’s common stockholders, the Switchboard board of directors consulted with its management team and advisors and independently considered the proposed merger agreement and merger. Switchboard’s special committee, in recommending the merger to the Switchboard board of directors, and the Switchboard board of directors, in deciding whether to approve the merger agreement and the merger, considered the following factors in determining that the merger will be beneficial to Switchboard and its stockholders:

•	The value of the consideration to be received by Switchboard’s stockholders in the merger, as well as the fact that stockholders will receive such consideration in cash.

•	The fact that the $7.75 per Switchboard share to be paid as the merger consideration represents a premium of 27% over the one-month trailing average closing price of $6.10 per share, a premium of 29.6% over the one-week trailing average closing price of $5.98 per share and a premium of 28.1% over the $6.05 per share closing price (in each case based on trading of our common stock on the Nasdaq National Market System determined after close of trading on March 25, 2004), and a premium of 56.3% over the implied enterprise value (defined as market capitalization less cash, cash equivalents and marketable securities) on March 25, 2004, the last trading day prior to the public announcement of the execution of the merger agreement.

•	The written opinion of Thomas Weisel Partners, as of March 25, 2004 and based upon and subject to the factors and assumptions set forth therein, that the $7.75 per share in cash to be received by the holders of Switchboard common stock pursuant to the merger agreement is fair from a financial point of view to such holders. The full text of the written opinion of Thomas Weisel Partners including assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement. Switchboard’s stockholders should read the opinion in its entirety.

•	The fact that the merger agreement provides that Switchboard may terminate the merger agreement if Switchboard determines to accept a superior proposal.

•	The fact that Thomas Weisel Partners had previously conducted an extensive sales process that was designed to elicit the highest value attainable from potential buyers of Switchboard, and that no offer competitive with the merger consideration was received from any other party.

•	The belief that competition in the local search market will intensify in the near future and that such competition could impact Switchboard’s ability to compete as an independent company in the long term.

•	The possible alternatives to the merger (including the possibility of Switchboard continuing to operate as an independent entity, and the perceived risks of that alternative), the range of possible benefits to our stockholders of possible alternatives and the timing and the likelihood of accomplishing the goal of such alternatives, and the board of directors’ assessment that none of such alternatives were reasonably likely to present superior opportunities, or reasonably likely to create greater value for Switchboard’s stockholders, than the merger.

•	Information with respect to the financial condition, results of operations, business and prospects of Switchboard, and the inherent uncertainties and contingencies associated with such financial projections, and the economic and market conditions affecting Switchboard, and the conclusion that the future prospects of Switchboard are adequately reflected in the merger consideration.

•	The fact that the merger will afford Switchboard’s stockholders an opportunity to dispose of their common stock at fair value and achieve liquidity without the possible diminution of value resulting from the relatively illiquid trading market for Switchboard common stock.

•	The fact that the merger will allow all of Switchboard’s stockholders, not just ePresence as Switchboard’s controlling stockholder, to participate in the control premium that the Switchboard board of directors believes is reflected in the $7.75 per share price.

•	The fact that the merger consideration and the terms and conditions of the merger agreement were the result of arm’s-length negotiations between Switchboard and its special committee, on the one hand, and InfoSpace, on the other hand.

•	The likelihood that the proposed merger will be consummated in light of the terms of the merger agreement and the experience, reputation and financial capabilities of InfoSpace.

      In addition, the board of directors considered the unanimous recommendation of the special committee that the board approve the merger agreement and the merger.

      Our board of directors also identified and considered potentially negative factors involved in the merger, including the following:

•	The fact that the termination fee and expense reimbursement required to be paid by Switchboard in certain circumstances by the terms of the merger agreement would make it more costly for another potential purchase to acquire us or our business.

•	The fact that consummation of the merger will preclude Switchboard’s stockholders from having the opportunity to participate in the future growth and increases in value of Switchboard. In addition, the board recognized that InfoSpace will have the opportunity to benefit from any increases in the value of Switchboard following the merger.

      In addition, our board of directors considered the interests of our directors and executive officers described in “— Interests of Switchboard’s Directors and Executive Officers in the Merger” on page [     ].

      The above discussion of the material factors considered by Switchboard’s special committee and board of directors is not intended to be exhaustive, but does set forth the principal factors considered by them. In view of the variety of factors considered in connection with their evaluation of the merger agreement and the merger, the Switchboard special committee and board of directors considered the factors as a whole and did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching their determinations. In addition, individual members of the Switchboard board of directors may have given different weight to different factors.

Recommendation of the Board of Directors of Switchboard

      After careful consideration, the Switchboard board of directors has unanimously determined that the terms of the merger agreement and the merger on the terms and conditions set forth in the merger agreement are advisable and are fair to, and in the best interests of, Switchboard and its stockholders and has approved the merger agreement and the merger on the terms and conditions set forth in the merger agreement. The Switchboard board of directors unanimously recommends that the stockholders of Switchboard vote “for” the adoption of the merger agreement and the approval of the merger on substantially the terms and conditions set forth in the merger agreement. The special committee unanimously recommended that the board of directors approve the merger and the merger agreement.

Opinion of Switchboard’s Financial Advisor

      Thomas Weisel Partners LLC has acted as financial advisor to Switchboard in connection with the merger. The board of directors and special committee approached several investment bankers regarding the services they would require. Thomas Weisel Partners was selected by Switchboard’s special committee to render an opinion because Thomas Weisel Partners is an internationally recognized investment banking firm and was selected by the special committee of the Switchboard board of directors based on its qualifications, expertise and reputation and its knowledge of the business and affairs of Switchboard and the Internet advertising and services industry.

      On March 25, 2004, Thomas Weisel Partners rendered to the special committee its oral opinion, subsequently confirmed in writing, that, as of that date, and based upon the assumptions made, matters considered and limits on review set forth in Thomas Weisel Partners’ written opinion, the consideration to be received by the stockholders of Switchboard pursuant to the merger agreement is fair to such stockholders from a financial point of view.

      The full text of the written opinion of Thomas Weisel Partners, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken by Thomas Weisel Partners in delivering its opinion, is attached as Annex C to this Proxy Statement. Stockholders should read this opinion carefully and in its entirety. The following description of the opinion of Thomas Weisel Partners is only a summary of the written opinion and as such the following description is qualified by reference to the full text of the written opinion and is not a substitute for the written opinion.

      The opinion of Thomas Weisel Partners was directed to the special committee of the board of directors of Switchboard in their consideration of the merger, and the Board of Directors of Switchboard was permitted to rely on the opinion. The opinion does not constitute a recommendation to the stockholders of Switchboard as to how they should vote with respect to the merger. The opinion addresses only the fairness, from a financial point of view, of the consideration to stockholders of Switchboard. It does not address the relative merits of the merger and any alternatives to the merger, Switchboard’s underlying decision to proceed with or effect the merger, or any other aspect of the merger. In furnishing its opinion, Thomas Weisel Partners did not admit that it is an expert within the meaning of the term “expert” as used in the Securities Act, nor did it admit that its opinion constitutes a report or valuation within the meaning of the Securities Act. The written opinion of Thomas Weisel Partners includes statements to this effect.

      In connection with its opinion, Thomas Weisel Partners, among other things:

•	reviewed certain publicly available financial and other data with respect to Switchboard and InfoSpace, including the consolidated financial statements for recent years and certain other relevant financial and operating data relating to Switchboard made available to Thomas Weisel Partners from published sources and from the internal records of Switchboard;

•	reviewed the financial terms and conditions of the merger as set forth in the merger agreement;

•	reviewed certain publicly available information concerning the trading of, and the trading market for, Switchboard common stock;

•	compared Switchboard from a financial point of view with certain companies in the Internet advertising and services industry that Thomas Weisel Partners deemed to be relevant;

•	considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the Internet industry that Thomas Weisel Partners deemed to be comparable, in whole or in part, to the merger;

•	reviewed and discussed with representatives of the management of Switchboard certain information of a business and financial nature regarding Switchboard furnished to Thomas Weisel Partners by such representatives of management, including financial forecasts and related assumptions of Switchboard;

•	made inquiries regarding and discussed the merger and the merger agreement and other matters related thereto with Switchboard’s counsel; and

•	performed such other analyses and examinations as Thomas Weisel Partners deemed appropriate.

      In preparing its opinion, Thomas Weisel Partners did not assume any obligation to independently verify any of the information referred to above and relied on such information being accurate and complete in all material respects. Thomas Weisel Partners also made the following assumptions:

•	with respect to the financial forecasts for Switchboard provided to Thomas Weisel Partners by the management of Switchboard, upon the advice of such management and with Switchboard’s consent, Thomas Weisel Partners assumed for purposes of its opinion that the forecasts had been reasonably prepared on bases reflecting the best available estimates and judgments of Switchboard’s management at the time of preparation as to the future financial performance of Switchboard, and that such forecasts provided a reasonable basis upon which Thomas Weisel Partners could form its opinion;

•	that there had been no material changes in the assets, financial condition, results of operations, business or prospects of Switchboard or InfoSpace since the respective dates of their last financial statements made available to Thomas Weisel Partners;

•	that Switchboard appropriately relied on advice of counsel and independent accountants as to all legal and financial reporting matters with respect to Switchboard, the merger and the merger agreement; and

•	that the merger would be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Securities Exchange Act and all other applicable federal and state statutes, rules and regulations.

      In addition, Thomas Weisel Partners further assumed, with Switchboard’s consent, that in all material respects to Thomas Weisel Partners’ analysis, the representations and warranties of each party contained in the merger agreement were true and correct, that each party would perform all of the covenants in the merger agreement required to be performed by it under the merger agreement, and that the merger would be consummated in accordance with the terms described in the merger agreement, without any further amendment thereto, and without waiver by Switchboard of any of the conditions to its obligations thereunder.

      Thomas Weisel Partners did not assume responsibility for making an independent evaluation, appraisal or physical inspection of the assets or liabilities (contingent or otherwise) of Switchboard or InfoSpace, nor was Thomas Weisel Partners furnished with any such appraisals.

      The opinion of Thomas Weisel Partners was based on economic, monetary, market and other conditions as in effect on, and the information made available to Thomas Weisel Partners as of, the date of the opinion. Accordingly, although subsequent developments may affect its opinion, Thomas Weisel Partners has not assumed any obligation to update, revise or reaffirm its opinion.

      The following represents a brief summary of the material financial analyses performed by Thomas Weisel Partners in connection with providing its opinion to the special committee of the board of directors of Switchboard. Some of the summaries of financial analyses performed by Thomas Weisel Partners include information presented in tabular format. In order to fully understand the financial analyses performed by Thomas Weisel Partners, Stockholders should read the tables together with the text of each summary. The tables alone do not constitute a complete summary of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Thomas Weisel Partners.

      Selected Public Companies Analysis. Based on public and other available information, Thomas Weisel Partners calculated the implied enterprise value of Switchboard, which Thomas Weisel Partners defined as market capitalization plus total debt plus preferred stock less cash, cash equivalents, and marketable securities, the implied equity value of Switchboard and the implied per share value of Switchboard, each as a multiple of projected revenue, earnings before interests, taxes, depreciation and amortization (EBITDA), and earnings per share (EPS), which multiples were implied by the estimated enterprise values, revenues, EBITDA and EPS of the companies listed below in the Internet advertising and services industry for the calendar year 2004. Projected 2004 information for Switchboard was based on projections of Switchboard management. Projections for the other selected companies were based on Thomas Weisel Partners’ research and other publicly available investment banking research. Thomas Weisel Partners believes that the 12 companies listed below have operations similar to some of the operations of Switchboard, but noted that none of these companies has the same management, composition, size or combination of businesses as Switchboard:

Search/Listings	Online Marketing Services

• Ask Jeeves	• aQuantive
• Autobytel	• Digitas
• FindWhat.com	• DoubleClick
• Homestore	• ValueClick
• InfoSpace
• Monster
• YP.NET

      The following table sets forth the multiples indicated by this analysis:

	Enterprise Value/	Enterprise Value/
	Revenue	EBITDA	Price/EPS
	2004E	2004E	2004E

Third Quartile	4.5x	25.1x	52.9x
Mean	4.2x	20.6x	42.1x
Median	4.0x	19.8x	42.4x
First Quartile	3.1x	16.3x	33.5x
Implied Switchboard Enterprise Value (millions)	$63.4 - $91.0	$80.1 - $123.3	$36.1 - $93.4
Implied Switchboard Equity Value (millions)	$119.2 - $146.9	$136.0 - $179.2	$91.9 - $149.2
Implied Switchboard Per Share Value	$5.88 - $7.25	$6.71 - $8.84	$4.60 - $7.25

      The implied Switchboard values above were each based on a range of multiples of first quartile to third quartile.

      The multiples derived from the implied estimated enterprise values, revenues, EBITDA and EPS of the companies listed above were calculated using data that excluded all extraordinary items, non recurring charges and merger-related expenses and assumed a tax rate of 40%. In addition, the analysis applied to Ask Jeeves treated in-the-money convertible debt on an as-converted basis, and the 2005 data for FindWhat.com was pro forma after giving effect to FindWhat.com’s acquisition of Espotting Media, Inc.

      Selected Transactions Analysis. Based on public and other available information, Thomas Weisel Partners calculated the implied enterprise value of Switchboard, which Thomas Weisel Partners defined as market capitalization plus total debt plus preferred stock less cash, cash equivalents and marketable securities, the implied equity value of Switchboard and the implied per share value of Switchboard, each as a multiple of revenue and EBITDA for the last twelve months (LTM) and for the next twelve months (NTM) in 17 selected acquisitions of Internet companies that have been announced since April 27, 2001. The acquisitions reviewed in this analysis were the following:

Acquiror	Target

Ask Jeeves	Interactive Search
FindWhat.com	eSpotting
ValueClick	Commission Junction
InterActiveCorp	Hotwire.com
Yahoo! Inc.	Overture
Telefonica	Terra Networks
USA Interactive	LendingTree
USA Interactive	Hotels.com
USA Interactive	Expedia.com
Overture	Fast Search and Transfer
Reuters	Multex
Overture	Alta Vista
Yahoo! Inc.	Inktomi
USA Interactive	uDate
Dun and Bradstreet	Hoover’s
Microsoft	Vicinity
TransWestern Publishing	WorldPages.com Inc.

      The following table sets forth the multiples indicated by this analysis:

Announced
Enterprise Value/EBITDA

	LTM	NTM

Third Quartile	26.7x	18.3x
Mean	20.6x	15.5x
Median	17.9x	15.2x
First Quartile	12.0x	11.8x
Implied Switchboard Enterprise Value (millions)	$32.7 - $73.1	$57.8 - $89.8
Implied Switchboard Equity Value (millions)	$88.6 - $129.0	$113.7 - $145.6
Implied Switchboard Per Share Value	$4.37 - $6.36	$5.61 - $7.19

      The implied Switchboard values above were each based on a range of multiples of first quartile to third quartile.

      No transaction used in the selected transactions analysis is identical to the merger, and no company used in the selected public company analysis is identical to Switchboard or InfoSpace. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which Switchboard and the merger are being compared.

      Premiums Paid Analysis. Thomas Weisel Partners reviewed the consideration paid in 88 acquisition transactions involving technology companies announced from January 5, 2002 through February 24, 2004. Thomas Weisel Partners calculated the premiums paid in these transactions over the applicable stock price of the acquired company (i.e., the amount by which the price that the acquiror paid for the target shares exceeded the market price of such shares) one day, one week and one month prior to the announcement of the acquisition offer, and calculated the enterprise value, equity value and per share value implied by such premiums. The following table summarizes the results of this analysis.

	Premium Over Target Stock Price as of the
	Following Periods Prior to Announcement

	One Day	One Week	One Month

Third Quartile	50.6%	53.6%	59.5%
Median	40.5%	42.6%	47.6%
Mean	24.1%	26.8%	35.0%
First Quartile	15.9%	13.9%	18.3%
Implied Switchboard Enterprise Value (millions)	$88.1 - $134.6	$83.6 - $136.2	$92.6 - $148.9
Implied Switchboard Equity Value (millions)	$143.9 - $190.5	$139.4 - $192.0	$148.4 - $204.7
Implied Switchboard Per Share Value	$7.01 - $9.11	$6.81 - $9.18	$7.22 - $9.73

      The implied Switchboard values above were each based on a range of premiums of first quartile to third quartile.

      Discounted Cash Flow Analysis. Thomas Weisel Partners used cash flow forecasts of Switchboard for calendar years 2004 through 2008, as projected by the management of Switchboard, to perform a discounted cash flow analysis. In conducting this analysis, Thomas Weisel Partners assumed that Switchboard would perform in accordance with these forecasts. Thomas Weisel Partners first estimated the discounted value of the projected cash flows using discount rates ranging from 25% to 35%, which range of discount rates were selected based upon a weighted average cost of capital analysis for Switchboard and the other companies used in the selected public companies analysis. Thomas Weisel Partners then estimated the terminal value by applying exit multiples to Switchboard’s estimated 2009 EBITDA, which multiples ranged from 7.0x to 9.0x. Thomas Weisel Partners then discounted the terminal value to present values using discount rates ranging from 25.0% to 35.0%. This analysis indicated a range of enterprise values, to which approximately $55.9 million of cash, cash equivalents and marketable securities were added, to calculate a range of equity values. This analysis implied an enterprise value for Switchboard ranging from $79.5 million — $146.8 million, an implied equity value ranging from $135.4 million — $202.7 million and an implied per share value ranging from $6.68 to $10.00 per share.

      Thomas Weisel Partners noted that each of the above analyses of Switchboard assumed Switchboard had net cash, cash equivalents and marketable securities totaling $55.9 million and 20.3 million diluted shares of Switchboard common stock outstanding. In addition, Thomas Weisel partners noted that the estimated 2004 EPS of Switchboard was tax-effected assuming a normalized tax rate of 40.0%.

      The foregoing description is only a summary of the analyses and examinations that Thomas Weisel Partners deems material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Thomas Weisel Partners. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. Thomas Weisel Partners believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the special committee of the board of directors of Switchboard. In addition, Thomas Weisel Partners may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis.

Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Thomas Weisel Partners with respect to the actual value of Switchboard.

      In performing its analyses, Thomas Weisel Partners made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Switchboard. The analyses performed by Thomas Weisel Partners are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of the analysis performed by Thomas Weisel Partners with respect to the fairness, from a financial point of view, of the consideration to be received by stockholders of Switchboard pursuant to the merger, and were provided to the special committee of the board of directors of Switchboard in connection with the delivery of the Thomas Weisel Partners opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future.

      As described above, the opinion of Thomas Weisel Partners were among many factors that the board of directors of Switchboard took into consideration in making its determination to approve, and to recommend that the stockholders approve and adopt the merger agreement and approve the merger.

      Under its engagement letter dated October 25, 2002, Switchboard agreed to pay Thomas Weisel Partners a customary fee for its services. Switchboard agreed to pay Thomas Weisel Partners a retainer fee of $150,000, which fee shall be credited against any transaction fee paid. Switchboard also agreed to pay Thomas Weisel Partners a fee of $250,000 upon the rendering of a fairness opinion, which fee shall not be credited against any transaction fee paid. Furthermore, Switchboard agreed to pay Thomas Weisel Partners, upon consummation of the transaction, a fee of approximately $2.7 million. The board of directors of Switchboard was aware of this fee structure and took it into account in considering the Thomas Weisel Partners opinion and in approving the merger. Further, Switchboard agreed to reimburse Thomas Weisel Partners for its reasonable out-of-pocket expenses and to indemnify Thomas Weisel Partners, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against specific liabilities, including liabilities under the federal securities laws.

      Thomas Weisel Partners has in the past performed various investment banking services for Switchboard and InfoSpace, including acting as an underwriter in connection with securities offerings by each of Switchboard and InfoSpace and acting as financial advisor to InfoSpace in connection with a disposition to a third party of certain assets of InfoSpace. In addition, in the ordinary course of its business, Thomas Weisel Partners actively trades the equity securities of Switchboard and InfoSpace for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities.

Interests of Certain Persons in the Merger

      In considering the recommendation of the Switchboard board of directors with respect to the merger agreement and the transactions contemplated by the merger agreement, stockholders of Switchboard should be aware that members of the management and the board of directors of Switchboard have particular interests in the merger that are or may be different from, or in addition to, the interests of stockholders of Switchboard generally.

ePresence

      Some directors of Switchboard are executive officers and directors, and shareholders, of ePresence. In connection with ePresence’s announced plan of liquidation, certain of these individuals’ compensation and stock value in ePresence could be affected by the merger. Thus, it may be in the best interests of these individuals to quickly consummate the merger and the merger agreement in order to facilitate the completion of ePresence’s plan of liquidation. William Ferry, the chairman of the board of Switchboard, is also the chief executive officer and president of ePresence. Mr. Ferry will receive a severance payment based on a multiple of his salary, and certain of his options to purchase shares of ePresence will accelerate and vest as a result of the consummation of ePresence’s plan of liquidation, including consummation of the merger between Switchboard, Infospace and Big Book Acquisition. Richard Spaulding, a Switchboard

director, is also a senior vice president and the chief financial officer of ePresence. Mr. Spaulding will receive a severance payment based on a multiple of his salary and bonus and on the consideration the ePresence stockholders will receive pursuant to ePresence’s plan of liquidation, and certain of his options to purchase shares of ePresence will accelerate and vest as a result of the consummation of the ePresence’s plan of liquidation, including consummation of the merger between Switchboard, Infospace and Big Book Acquisition. Additionally, Switchboard director Robert Wadsworth is also a vice president of Harbourvest Partners, LLC, which owns 16.3% of the stock of ePresence.

Stock Ownership

      Some directors and executive officers of Switchboard are beneficial owners of Switchboard common stock. Pursuant to the merger agreement, shares of Switchboard common stock held by directors and executive officers of Switchboard will be converted into the same merger consideration as will be received by the other stockholders of Switchboard. See “Beneficial Ownership of Switchboard Common Stock”, page 39.

Stock Options

      All directors and executive officers of Switchboard are beneficial owners of stock options to purchase Switchboard common stock. Pursuant to the merger agreement, vested stock options of Switchboard (including those held by directors of Switchboard), some of which would not otherwise be vested and exercisable prior to the merger, will be converted into and exchangeable for the right to receive an amount equal to the merger consideration in cash minus an amount equal to the exercise price for such option and any applicable tax withholding amounts. The following table sets forth the outstanding options, range of exercise price, the weighted average exercise price, and the number of shares expected to accelerate upon consummation of the merger for each of Switchboard’s directors and executive officers:

			Weighted	Accelerated Shares
Name	Options Outstanding	Price Range	Average Price	Upon Merger

James M. Canon	365,800	$1.00 - $11.00	$3.94	57,500

James A. Carrington	70,000	$6.69	$6.69	35,000

William P. Ferry	200,000	$2.63 - $9.00	$6.98	50,000

Stephen J. Killeen	40,000	$8.15	$8.15	40,000

Kevin P. Lawler	80,000	$3.22 - $6.69	$5.29	7,187

Robert P. Orlando	290,000	$2.00 - $5.72	$3.15	113,122

Dean Polnerow	738,000	$1.00 - $11.00	$4.00	175,000

Michael A. Ruffolo	40,000	$6.25	$6.25	40,000

Richard M. Spaulding	141,250	$1.00 - $8.50	$6.07	50,000

David N. Strohm	100,000	$2.63 - $7.00	$5.17	50,000

Robert M. Wadsworth	140,000	$2.63 - $8.50	$6.12	50,000

Indemnification of Officers and Directors

      InfoSpace has agreed to cause the company surviving the merger to honor Switchboard’s indemnification obligations to its officers and directors for a period of six years following the effective time of the merger, Switchboard’s current certificate of incorporation and by-laws provide indemnification of directors and officers to the maximum extent permitted by Delaware law. InfoSpace has also agreed to maintain for six years following the effective time of the merger directors’ and officers’ liability insurance providing the same coverage as Switchboard’s current directors’ and officers’ liability insurance policy. If such insurance coverage is not purchased by InfoSpace prior to the merger, Switchboard may extend the coverage under its current insurance policy.

Change of Control/ Severance Payments

      Dean Polnerow, a director and executive officer of Switchboard, and each of Robert Orlando, Mark Canon, Kevin Lawler and James Carrington, executive officers of Switchboard, have employment contracts with Switchboard containing severance benefits that may be triggered in the event that their employment with Switchboard is terminated as a result of the merger, or within certain time periods following the merger, and are in addition to any accrued salary and bonus and continuing benefits to which they may be entitled. These executives will generally be entitled to receive, at the time of their termination severance payments based on a multiple of their salary level and bonus compensation and will be entitled to continued participation in Switchboard employee benefit plans for specified periods of time. Further, options held by certain individuals will accelerate and become vested and exercisable upon termination in connection with a change of control. The actual amounts to be paid and benefits to be received by these executives depend on the specific terms of their employment contracts.

      Mr. Polnerow entered into an employment agreement with Switchboard dated March 19, 2004. Pursuant to the terms of this agreement, which was approved by Switchboard’s compensation committee on January 26, 2004, in the event of change in control such as consummation of the merger, 50% of Mr. Polnerow’s then unvested stock options will immediately vest, other than certain of his options to purchase a total of 250,000 shares of common stock for which the applicable option agreements provide for 100% vesting upon a change in control. Additionally, in the event his employment is terminated as set forth in the agreement, Mr. Polnerow is entitled to severance of one year base salary and bonus at target, plus a pro rata portion of his targeted bonus for the then current fiscal year. If his employment is terminated prior to the first anniversary of any change in control, Mr. Polnerow’s agreement also provides that 100% of his then unvested stock options will vest.

      Mr. Orlando entered into an employment agreement with Switchboard dated March 19, 2004. Pursuant to the terms of this agreement, which was approved by Switchboard’s compensation committee on January 26, 2004, in the event of a change in control such as consummation of the merger, 50% of Mr. Orlando’s then unvested stock options will immediately vest, other than his option to purchase 50,000 shares of common stock for which the applicable option agreement provides for 100% vesting upon a change in control. One year subsequent to a change in control, 100% of Mr. Orlando’s then unvested stock options will vest. Mr. Orlando’s agreement also provides for severance of six months base salary and bonus at target, plus a pro-rata portion of his targeted bonus for the then current fiscal year if his employment is terminated as set forth in the agreement.

      Mr. Canon entered into an employment agreement with Switchboard dated March 19, 2004. Pursuant to the terms of this agreement, which was approved by Switchboard’s compensation committee on January 26, 2004, in the event of a change in control such as consummation of the merger, 50% of Mr. Canon’s then unvested stock options will immediately vest, other than his option to purchase 50,000 shares of common stock for which the applicable option agreement provide for 100% vesting upon a change in control. In the event his employment is terminated as set forth in the agreement, Mr. Canon’s agreement also provides for severance of six months base salary and bonus at target, plus a pro rata portion of his targeted bonus for the then current fiscal year. If his employment is terminated prior to the first anniversary of any change in control, Mr. Canon’s agreement also provides that 100% of his then unvested stock options will vest.

      Mr. Lawler entered into an employment agreement with Switchboard in May 2000. Pursuant to the terms of this agreement, in the event of a change in control such as consummation of the merger, 50% of Mr. Lawler’s unvested stock options will vest if he remains employed for six months after the change in control, or resigns within six months after a change in control due to a material reduction in title or compensation. If terminated other than for cause at any time, Mr. Lawler is entitled to, among other things, up to six months’ salary and benefits.

      Mr. Carrington entered into an employment agreement with Switchboard on December 3, 2003. In the event of a change of control such as consummation of the merger, 50% of Mr. Carrington’s unvested shares will immediately vest. If terminated other than for cause at any time, Mr. Carrington is entitled to, among other things, up to six months salary and benefits.

      Additionally, InfoSpace has agreed, to the extent permitted by law, to provide Switchboard employees with employee benefit plans and arrangements which, in the aggregate, are substantially comparable to those currently provided by InfoSpace to similarly situated employees of InfoSpace, including (i) service credit for vesting and eligibility purposes under InfoSpace benefit plans to the same extent such credit was granted under the terms of Switchboard benefit plans prior to the effective time of the merger and (ii) the roll over of 401(k) account balances from Switchboard’s plan to InfoSpace’s plan, to the extent permitted by the terms of InfoSpace’s 401(k) plan.

Regulatory Approvals

      The merger and the merger financing are subject to the prior approval of federal regulatory under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Material U.S. Federal Income Tax Consequences of the Merger to Switchboard Stockholders

      The following is a summary of the United States federal income tax consequences of the merger to Switchboard stockholders whose shares of Switchboard common stock are converted into the right to receive cash in the merger. This discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to Switchboard stockholders. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial authority and current administrative rules and practice of the Internal Revenue Service (the “IRS”), all in effect as of the date of this proxy statement and all of which may be repealed, revoked, modified or subject to different interpretations, possibly with retroactive effect so as to result in U.S. federal income tax consequences different from those described below. This discussion applies only to Switchboard stockholders who hold shares of Switchboard common stock as capital assets, and does not apply to those who received shares of Switchboard common stock in connection with the exercise of employee stock options or otherwise as compensation. Furthermore, this discussion does not apply to Switchboard stockholders who may be subject to special treatment under United States federal income tax law (such as broker-dealers, traders in securities or foreign currency that elect to use a mark-to-market method of accounting for their securities holdings, banks or insurance companies, tax-exempt organizations, financial institutions or “financial services entities,” mutual funds, tax-exempt entities, non-resident aliens (including expatriates and former long-term residents), foreign corporations, pass-through entities, real estate investment trusts, persons liable for alternative minimum tax, and stockholders who hold Switchboard common stock through a pass-through entity or as part of a “straddle,” “hedge” or “conversion transaction” or who have a “functional currency” other than the United States dollar). The tax consequences of the merger under state, local and foreign law are not discussed and neither are those with respect to any United States taxes other than federal income taxes.

      General. The receipt of cash for shares of Switchboard common stock in the merger will be a taxable transaction for United States federal income tax purposes. In general, a Switchboard stockholder who surrenders shares of Switchboard common stock for cash in the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and such stockholder’s adjusted tax basis in the shares of Switchboard common stock surrendered. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder’s holding period for such shares is more than one year at the time of the consummation of the merger. Capital gains of individuals that are derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

      Backup Withholding. Backup withholding at a 28% rate will apply to all cash payments to which a Switchboard stockholder or other payee is entitled pursuant to the merger agreement, unless such stockholder or other payee provides a taxpayer identification number (social security number, in the case of individuals, or employer identification number, in the case of other stockholders), certifies that such number is correct, and otherwise complies with such backup withholding tax rules. Each Switchboard stockholder and, if applicable, each other payee, should complete and sign the IRS Substitute Form W-9 included as part of the letter of transmittal to be mailed to you shortly after completion of the merger in order to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent. Persons not eligible to complete an IRS Form W-9 should supply the appropriate completed and executed IRS Form W-8. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

      The United States federal income tax consequences set forth above are for general information purposes only and are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, you are urged to consult your tax advisor regarding the particular tax effects to you of the merger, including the application of state, local and foreign tax laws.

THE MERGER AGREEMENT

      The following is only a summary of the material provisions of the Agreement and Plan of Merger, dated as of March 25, 2004, by and among Switchboard, InfoSpace and Big Book Acquisition. The merger agreement is attached to this proxy statement as Annex A. Please read the merger agreement in its entirety.

General

      The merger agreement provides that, following the adoption of the merger agreement and approval of the merger by the stockholders of Switchboard and the satisfaction or waiver of the other conditions to the merger:

•	Big Book Acquisition will merge with and into Switchboard; and

•	Big Book Acquisition will cease to exist and Switchboard will continue as the surviving corporation and will be a wholly-owned subsidiary of InfoSpace following the merger.

      As a result of the merger, and as of the effective time of the merger, Switchboard will succeed to and assume all rights and obligations of Big Book Acquisition, in accordance with Delaware law.

Effective Time

      The merger agreement provides that, subject to the approval of the stockholders of Switchboard and the satisfaction or waiver of other conditions, the merger will be consummated by the filing of a certificate of merger and any other appropriate documents, in accordance with the relevant provisions of Delaware law, with the Secretary of State of the State of Delaware. Switchboard currently expects the merger to be consummated promptly following receipt of requisite stockholder approval of the merger and the merger agreement.

Merger Consideration

      Upon consummation of the merger, each share of outstanding Switchboard common stock (except shares as to which appraisal rights have been properly perfected and shares owned by Switchboard, InfoSpace or Big Book Acquisition) shall be converted into the right to receive $7.75 in cash, without interest. The shares of Switchboard common stock will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate representing such share immediately prior to the merger will cease to have any rights with respect to such certificate, except the right to receive the merger consideration upon surrender of such certificate.

Treatment of Stock Options

      Upon consummation of the merger, each option to purchase shares of Switchboard common stock, which is vested and exercisable as of the effective time of the merger (after giving effect to any acceleration of vesting or exercisability as a result of the merger), shall, by virtue of the merger without any action on the part of any holder thereof, be converted into and exchangeable for the right to receive an amount equal to the merger consideration in cash less the applicable per share exercise price and any withholding taxes. All remaining options, whether vested or unvested will terminate upon consummation of the merger. Switchboard’s stock plans may, at the option of InfoSpace, be assumed by InfoSpace at the effective time of the merger.

      Switchboard’s 1999 employee stock purchase plan shall terminate in accordance with its terms as of, or prior to, the effective time of the merger, and shall not be assumed by InfoSpace.

Exchange Procedures

      Before the merger, InfoSpace will appoint an exchange agent for the purpose of exchanging certificates representing shares of Switchboard common stock for the merger consideration. Promptly after the effective time of the merger, InfoSpace will deliver to the exchange agent the merger consideration to be paid in respect of the shares of Switchboard common stock.

      DO NOT SEND IN YOUR STOCK CERTIFICATES AT THIS TIME. YOU WILL RECEIVE A LETTER OF TRANSMITTAL AND FURTHER INSTRUCTIONS REGARDING THE EXCHANGE OF YOUR STOCK CERTIFICATES SHORTLY AFTER THE MERGER IS COMPLETED.

      Each record holder of Switchboard common stock will be entitled to receive $7.75 per share in cash upon surrender of the holder’s Switchboard common stock certificate or certificates and delivery of a properly executed letter of transmittal and any other documents reasonably required by the exchange agent to the exchange agent. The Switchboard common stock certificate or certificates surrendered will be canceled and the Switchboard common stock certificates will represent only the right to receive $7.75 per share in cash (other than certificates representing shares as to which appraisal rights have been properly perfected).

      All cash paid in exchange for certificates of Switchboard common stock will be considered to have been paid in full satisfaction of all rights relating to the shares of Switchboard common stock. After the merger, Switchboard’s stock transfer books will not register transfers of shares that were outstanding before the merger. If shares of Switchboard common stock are presented to InfoSpace the surviving company in the merger after the merger for any reason, the certificates will be delivered to the exchange agent where they will be canceled and exchanged for $7.75 per share in cash.

      None of InfoSpace, Switchboard or the exchange agent will be liable to any Switchboard stockholder for any cash delivered to a public official pursuant to abandoned property, escheat or similar laws to the extent permitted by applicable law.

      If any Switchboard common stock certificates are lost, stolen, or destroyed before the merger, the owner of the shares may be required to submit an affidavit of that fact to InfoSpace. InfoSpace may also require the owner to post a bond in a reasonable amount as indemnity against any potential claim regarding the lost certificates. In exchange for lost, stolen or destroyed stock certificates, after the owner has submitted an affidavit and posted a bond acceptable to InfoSpace, if required, the exchange agent will issue to the owner $7.75 per share in cash.

Directors and Officers

      The merger agreement provides that the board of directors of the surviving corporation from and after the merger will consist of the directors of Big Book Acquisition immediately prior to the merger. The merger agreement further provides that the officers of the surviving corporation from and after the merger will be the officers of Big Book Acquisition immediately prior to the merger.

Charter and Bylaws

      The merger agreement provides that the charter of Switchboard in effect immediately before the merger as amended and set forth in Exhibit D to the merger agreement will be the charter of the surviving corporation, and the bylaws of Switchboard in effect immediately before the merger as amended and set forth in Exhibit E to the merger agreement will be the bylaws of the surviving corporation.

Representations and Warranties

      The merger agreement contains various customary representations and warranties of Switchboard relating to, among other things:

•	its organization, standing and similar corporate matters;

•	its capital structure and the capital structure of its subsidiaries;

•	authorization, execution, delivery, performance and enforceability of the merger agreement;

•	the absence of any conflicts with the charter or bylaws of Switchboard;

•	the absence of any necessary consents or approvals other than those specified in the merger agreement;

•	the absence of any conflicts with any of Switchboard’s contracts or agreements or any law;

•	documents and financial statements filed by Switchboard and its subsidiaries with the Securities and Exchange Commission;

•	the absence of undisclosed liabilities;

•	the absence of material changes or events since December 31, 2003;

•	tax matters;

•	owned and leased real property;

•	intellectual property;

•	material contracts;

•	the absence of any pending or threatened litigation against Switchboard other than as specified in the merger agreement;

•	environmental matters;

•	employee arrangements and benefit plans;

•	compliance with laws;

•	ownership of assets;

•	customers;

•	the existence of a fairness opinion delivered by Thomas Weisel Partners LLC; and

•	the absence of any broker’s, finder’s or investment banker’s fees owed in connection with the transactions contemplated by the merger agreement, except for those owed to Thomas Weisel.

      The merger agreement also contains various representations and warranties of InfoSpace and Big Book Acquisition relating to, among other things:

•	their organization, standing and similar corporate matters;

•	authorization, execution, delivery, performance and enforceability of the merger agreement;

•	the absence of any necessary consents or approvals other than those specified in the merger agreement;

•	the absence of any conflicts with the charter or bylaws of InfoSpace or the certificate of incorporation or bylaws of Big Book Acquisition;

•	the absence of any conflicts with any of InfoSpace’s agreements and contracts or any law;

•	the absence of any obligation or liability of Big Book Acquisition, except for obligations incurred in connection with its organization or the merger agreement; and

•	the financing to be provided for payment of the merger consideration.

Covenants

      During the period from the date of the merger agreement until the merger, Switchboard has generally agreed to:

•	conduct its operations in the ordinary and usual course of business consistent with past practice; and

•	use reasonable efforts to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it.

      Further, Switchboard has agreed that, among other things and subject to various conditions and exceptions, until the earlier of termination of the merger agreement and the effective time of the merger, it will not and will cause its subsidiaries not to, without the prior written consent of InfoSpace:

•	declare, set aside or pay any dividend or other distribution in respect of its capital stock;

•	split, combine or reclassify any shares of its capital stock;

•	redeem, repurchase or otherwise acquire any of its securities or any securities of any of its subsidiaries;

•	issue, sell or deliver any stock of any class or any stock equivalents (except for the issuance of Switchboard common stock pursuant to outstanding stock options);

•	amend its charter or bylaws;

•	acquire, sell, lease, license, transfer, pledge, encumber, grant or dispose of any assets outside the ordinary and usual course of business consistent with past practice or any assets which in the aggregate are material to Switchboard;

•	enter into an agreement with respect to a complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Switchboard or any of its subsidiaries;

•	incur indebtedness for borrowed money;

•	make any loans, advances or capital contributions to, or investments in, any other person, except to subsidiaries of Switchboard;

•	make any capital expenditures in excess of $100,000 in the aggregate;

•	except as may be required as a result of a change in law or in generally accepted accounting principles, change any of its accounting principles, policies or practices;

•	pay, discharge or satisfy any litigation or material claims, liabilities or obligations, other than in the ordinary and usual course of business consistent with past practice and to the extent such liabilities are reflected or reserved against in, Switchboard’s financial statements;

•	modify or terminate the sublease agreement between Switchboard and ePresence;

•	modify or terminate any material contract, except in the ordinary course of business;

•	enter into any material contract or license any material intellectual property right to or from a third party, except in the ordinary course of business;

•	except as may be required by law or as contemplated by the merger agreement, enter into, adopt or amend or terminate any benefit plan, or any other bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreement or other arrangement;

•	increase in any manner the compensation or fringe benefits of any director, officer, consultant or employee or pay any benefit not required by any plan and arrangement as in effect as of the date of the merger agreement;

•	amend or accelerate the payment or right to payment of any compensation or benefits, or grant any stock-based awards under any benefit plan;

•	amend the terms of the exercisability of any securities of Switchboard;

•	make or revoke or otherwise modify any material tax election, or settle or compromise any material tax liability;

•	commence any offering of Switchboard common stock under the employee stock purchase plan;

•	open or close any facility or office;

•	fail to maintain insurance;

•	fail to pay accounts payable and other obligations on a timely basis or in the ordinary course of business;

•	authorize, commit, agree, take, or agree in writing or otherwise to take, any of the foregoing actions.

Non-Solicitation Covenants

      Switchboard has agreed not to, and not to permit its subsidiaries to, nor authorize or permit any officer, director or employee of or any investment banker, attorney, accountant or other advisor or representative of Switchboard or any of its subsidiaries to, directly or indirectly initiate, solicit or encourage any inquiries, offers or proposals that constitute, or may reasonably be expected to lead to an acquisition proposal, or to enter into or participate in discussions or negotiations regarding any acquisition proposal or offer that could reasonably be expected to lead to an acquisition proposal. In addition, Switchboard may not further to any person information with respect to an acquisition proposal or any proposal that could reasonably be expected to lead to an acquisition proposal.

      An “acquisition proposal” is defined in the merger agreement as an inquiry, offer or proposal regarding any of the following:

•	any merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving Switchboard or its subsidiaries;

•	any proposal for the issuance by Switchboard or its subsidiaries of over 15% of its equity securities; or

•	any proposal to exclusively license or acquire, directly or indirectly, over 15% of the equity securities or consolidated total assets of Switchboard.

      Nothing, however, will prevent Switchboard or its board of directors from, prior to obtaining the approval of the Switchboard stockholders at the special meeting:

•	furnishing non-public information to or entering into discussions or negotiations with any person or entity in connection with an unsolicited, bona fide acquisition proposal; or

•	participating in discussions or negotiations with such persons and its representatives regarding any such acquisition proposal.

if, in each case, the Switchboard board of directors determines in good faith, after consultation with its outside counsel and financial advisors, that such proposal is reasonably likely to lead to a superior proposal. A “superior proposal” is defined in the merger agreement as any unsolicited, bona fide written proposal made by a third party to acquire more than 85% of the equity securities or 85% of the assets of Switchboard:

•	on terms which the Switchboard board of directors determines in its good faith judgment to be more favorable from a financial point of view to the Switchboard stockholders than the merger (after consultation with its financial advisor);

•	that in the good faith judgment of the Switchboard board of directors is reasonably capable of being completed on the terms proposed; and

•	for which any required financing is committed.

      Switchboard will immediately notify InfoSpace of any acquisition proposal or request for non-public information about Switchboard, and will provide InfoSpace with all written materials delivered to Switchboard by the person making the acquisition proposal.

      Switchboard’s board of directors will not withdraw or modify, or propose to withdraw or modify, in a manner adverse to InfoSpace, its approval or recommendation of the merger agreement or the merger except in response to a superior proposal that did not follow a breach by Switchboard of the merger agreement to the extent that the board determines in good faith, after consultation with its outside counsel, that its fiduciary obligations require it to do so.

Additional Covenants

      Each of Switchboard, InfoSpace and Big Book Acquisition have also agreed, subject to conditions and exceptions in the merger agreement, that:

•	as soon as practicable following the date of the merger agreement, Switchboard will prepare, with the assistance of InfoSpace, this proxy statement in connection with the vote of the stockholders of Switchboard in respect of the merger;

•	the information contained in this proxy shall not contain any untrue statement of material fact on the day the proxy was mailed;

•	the Switchboard board of directors shall recommend approval of the merger agreement and the merger by Switchboard’s stockholders and shall not withdraw or modify, or propose to withdraw or modify, in any manner adverse to InfoSpace such recommendation, except in response to a superior proposal that did not follow a breach by Switchboard of the merger agreement to the extent that the board determines in good faith, after consultation with its outside counsel, that its fiduciary obligations require it to do so;

•	each party will use its reasonable best efforts to take all actions and do all things necessary, proper or advisable under applicable laws to consummate the merger;

•	each party will use its reasonable best efforts to obtain all requisite approvals and authorizations for the merger, including, without limitation, those required by the SEC, applicable regulatory authorities and those under federal antitrust laws;

•	each party will use its reasonable best efforts to resolve any objections that may be asserted by a the SEC or other governmental entity or other person in respect of the merger under any regulation or antitrust law;

•	Switchboard will afford InfoSpace and Big Book Acquisition and their authorized representatives reasonable access at reasonable times to all properties, books, contracts, commitments, personnel and records;

•	Switchboard shall call and hold a special meeting of its stockholders as soon as practicable after the date of the merger agreement for the purpose of voting on the approval of the merger agreement and the merger and soliciting proxies from its stockholders to obtain the requisite vote for such approval;

•	each party will consult with the other before issuing any press release or otherwise making any public statements in respect of the merger, except as required by applicable law;

•	Switchboard will take the necessary actions to insure that Switchboard’s stock plan and option plans are terminated, unless InfoSpace decides to assume any or all of such plans;

•	InfoSpace will cause the surviving company to honor Switchboard’s obligations to indemnify each present and former director and officer of Switchboard pursuant to Switchboard’s charter, bylaws or indemnification agreements, for a period of six years from the effective time of the merger;

•	each party will provide the other with prompt notice of the occurrence of any event which could cause any representation or warranty in the merger agreement that is qualified as to materiality to be untrue or any other representation or warranty to be untrue in any material respect;

•	the board of directors shall adopt a resolution providing that Switchboard’s officers and directors who are subject to reporting requirements of 16(a) are intended to be exempt pursuant to rule 16b-3 of the Exchange Act.

•	InfoSpace will honor the obligations of Switchboard under the provisions of specified employee severance plans and employment, change of control or severance agreements;

•	for a period of one year after the merger, InfoSpace will provide all individuals who are employees of Switchboard at the time of the merger and whose employment will continue following the merger with compensation and benefits that are substantially comparable, in the aggregate, to those in effect for similarly situated employees of InfoSpace; and

•	Switchboard and its ERISA affiliates agree to terminate all group severance, separation or salary continuation programs immediately prior to the effective time of the merger.

Conditions to the Merger

      The obligations of Switchboard, InfoSpace and Big Book Acquisition to consummate the merger are subject to the satisfaction or waiver of various conditions, including that:

•	the merger agreement and merger shall have been approved and adopted by the stockholders of Switchboard at the special meeting;

•	the disposition of shares of Switchboard’s common stock held by ePresence, in connection with the merger, shall have been approved and adopted by the stockholders of ePresence;

•	any waiting periods applicable to the merger under federal antitrust laws shall have expired or early termination of the waiting periods shall have been granted; and

•	there shall not be in effect any law restraining, enjoining or otherwise preventing consummation of the merger and no governmental entity shall have instituted any proceeding seeking any such law which continues to be pending.

      The obligations of InfoSpace and Big Book Acquisition to effect the merger are also subject to satisfaction of the following conditions:

•	the representations and warranties of Switchboard contained in the merger agreement shall be true and correct, except where the failure to be true and correct does not have or will not have, individually or in the aggregate, a material adverse effect, in each case when made and on and as of the date of the closing of the merger agreement as though made on and as of the date of the closing of the merger agreement;

•	Switchboard shall have performed or complied in all material respects with all obligations contained in the merger agreement required to be performed or complied with by Switchboard;

•	no event shall have occurred which results in or would reasonably be expected to result in a material adverse effect on Switchboard (as defined in the merger agreement);

•	no governmental litigation shall be pending or threatened challenging the consummation of the merger, or seeking to limit the ownership or operation of Switchboard’s business by Switchboard or InfoSpace;

•	the third-party consents required by the InfoSpace as set forth in the merger agreement were obtained, and the failure to obtain any third party consents will not have a material adverse effect on Switchboard;

•	holders of not more than 10% of the outstanding shares of Switchboard common stock shall have properly demanded appraisal rights for their shares under the Delaware law; and

•	Switchboard will have cash, cash equivalents and marketable securities of at least $54.5 million in the aggregate, except as set forth in the merger agreement.

      The obligations of Switchboard to effect the merger are further subject to the following conditions:

•	the representations and warranties of InfoSpace and Big Book Acquisition contained in the merger agreement shall be true and correct, in each case when made and on and as of the date of the closing of the merger agreement as though made on and as of the date of the closing of the merger agreement, except when the failure to be true and correct would not, individually or in the aggregate, have a material adverse effect on InfoSpace (as defined in the merger agreement); and

•	InfoSpace and Big Book Acquisition shall have performed or complied in all material respects with all agreements and conditions contained in the merger agreement required to be performed or complied with by InfoSpace and Big Book Acquisition.

Termination

Termination by either Switchboard or InfoSpace

      The merger agreement may be terminated at any time prior to the merger by Switchboard or InfoSpace:

•	with mutual written consent of Switchboard, InfoSpace and Big Book Acquisition;

•	if the merger is not consummated by August 25, 2004; provided, however, that the right of either party to terminate shall not be available to any party whose failure to fulfill a material obligation under the merger agreement was a principal cause of or resulted in the failure of the merger to occur before that date;

•	if a governmental entity issued a nonappealable final order permanently restraining, enjoining or otherwise prohibiting the consummation of the merger;

•	if the approval of the stockholders of Switchboard at the special meeting is not obtained; provided that Switchboard cannot terminate the merger agreement if its breach of the merger agreement is the principal cause of such failure to obtain the approval of the stockholders of Switchboard; or

•	if the approval of the stockholders of ePresence at its special meeting of stockholders is not obtained, provided that Switchboard cannot terminate the merger agreement if its breach of the merger agreement, or ePresence’s breach of the voting agreement is the principal cause of such failure to obtain the approval of the stockholders of ePresence.

Termination by InfoSpace

      The merger agreement may be terminated at any time prior to the merger by InfoSpace:

•	if a majority of Switchboard’s board of directors or special committee shall have failed to recommend, or withdrawn or modified its recommendation that the Switchboard stockholders approve the merger and adopt the merger agreement;

•	if Switchboard’s board of directors approved or recommended a third-party acquisition proposal to its shareholders;

•	if a tender offer or exchange offer for 15% or more of Switchboard’s outstanding shares has commenced, and Switchboard’s board of directors recommends that the stockholder tender their shares in such offer or within 10 days of commencement of the offer, fails to recommend against acceptance of the offer; or

•	if Switchboard materially breaches its obligations regarding the provisions governing acquisition proposals and superior proposals as set forth in the merger agreement, or if Switchboard materially breaches its obligations to properly give notice of and hold the special meeting of its stockholders in order to vote on the merger; or

•	if there has been an inaccuracy in, a breach or failure to perform a representation, warranty or covenant made by Switchboard in the merger agreement, where breach or failure to perform would cause certain conditions to the merger not to be satisfied, and shall not have been cured within 10 business days of receipt of notice of such breach or failure, provided that the time period shall be extended to 20 business days if the breaching party has made good faith diligent efforts to cure the breach.

Termination by Switchboard

      The merger agreement may be terminated at any time prior to the merger by Switchboard:

•	in order to enter a definitive acquisition agreement providing for a superior proposal immediately after termination of this agreement, if the board or the special committee determine in good faith after consultation with outside counsel, that its fiduciary duties required it to terminate the merger agreement, provided that Switchboard has notified InfoSpace in writing of the superior proposal at least three business prior to such termination, and further provided that InfoSpace has not countered within three days of such notice with a binding written offer that causes Switchboard’s board of directors to no longer be able to determine in good faith that such superior proposal remains a superior proposal.

•	if there has been an inaccuracy in a breach or failure to perform a representation, warranty or covenant made by InfoSpace in the merger agreement, where breach or failure to perform would cause certain conditions to the merger not to be satisfied, and shall not have been cured within 10 business days of receipt of notice of such breach or failure, provided that the time period shall be extended to 20 business days if the breaching party has made good faith diligent efforts to cure the breach.

Effect of Termination

      Subject to certain terms contained in the merger agreement, Switchboard shall pay InfoSpace a termination fee of $3 million if the merger agreement is terminated for any of the following reasons:

•	by Switchboard to enter into a definitive agreement with respect to a superior proposal;

•	by Switchboard or InfoSpace due to the failure to obtain stockholder approval where an acquisition proposal is consummated within twelve months thereafter;

•	by InfoSpace due to the withdrawal of support by the Switchboard board of directors or special committee the recommendation or approval of a third-party acquisition proposal by the Switchboard board or the failure of the board to recommend against acceptance of a third-party tender offer within 10 business days of its acceptance;

•	by InfoSpace or Switchboard due to the failure to obtain the approval of the stockholders of Switchboard at the special meeting if (x) prior to the time of the termination, a third party shall have made an acquisition proposal and (y) within twelve months following the termination of the merger agreement an acquisition proposal is consummated or Switchboard enters into a definitive agreement with respect to an acquisition proposal;

•	by InfoSpace or Switchboard due to the failure to obtain the approval of the stockholders of ePresence of the disposition of ePresence’s shares in the merger at the meeting held to obtain such approval if (x) prior to the time of the termination, a third party shall have made an acquisition proposal and (y) within twelve months following the termination of the merger agreement an acquisition proposal is consummated or Switchboard enters into a definitive agreement with respect to an acquisition proposal; provided that Switchboard will not be required to pay the termination fee if ePresence’s failure to fulfill any obligation in its voting agreement with InfoSpace has been a principal cause of the failure to obtain the approval of ePresence’s stockholders, in which case ePresence will be required to pay a $3 million termination fee to InfoSpace; or

•	by InfoSpace due to an inaccuracy in, a breach of or a failure to perform any representation, warranty or covenant of Switchboard in the merger agreement that would cause certain conditions to the merger to fail to be satisfied if (x) prior to the time of the termination, a third party shall have made an acquisition proposal and (y) within twelve months following the termination of the merger agreement an acquisition proposal is consummated or Switchboard enters into a definitive agreement with respect to an acquisition proposal.

      In addition, Switchboard shall reimburse InfoSpace for up to $500,000 of transaction-related expenses if the merger agreement is terminated:

•	because the approval of the stockholders of Switchboard at the special meeting is not obtained;

•	because a majority of Switchboard’s board of directors or special committee shall have failed to recommend, or withdrawn or modified its recommendation that the Switchboard stockholders approve the merger and adopt the merger agreement;

•	in order for Switchboard to enter a definitive acquisition agreement providing for a superior proposal immediately after termination of this agreement;

•	by InfoSpace due to an inaccuracy in, a breach of or a failure to perform any representation, warranty or covenant of Switchboard in the merger agreement that would cause certain conditions to the merger to fail to be satisfied; or

•	because of the failure to obtain the approval of the stockholders of ePresence at its special meeting of stockholders unless ePresence’s breach of the voting agreement is the principal cause of such failure; provided, that in the event no acquisition proposal was made prior to the termination of the merger agreement, then Switchboard shall only be obligated to pay the fees and expenses incurred in excess of $500,000, up to a maximum payment by Switchboard of $500,000.

      ePresence shall reimburse InfoSpace for up to $500,000 of transaction-related expenses, in the event that the merger is terminated due to the failure to obtain the approval of ePresence stockholders at its special meeting of stockholders, the failure of the ePresence board of directors to recommend the merger to the stockholders of ePresence for approval, a tender offer for at least 15% of the shares of Switchboard common stock and ePresence board recommendation of the same, willful failure of ePresence to hold the ePresence stockholders meeting, or material breach by ePresence of the stockholder voting agreement.

Amendment

      The merger agreement may be amended at any time in writing signed by all parties before or after approval of the merger by Switchboard stockholders at the special meeting but, after such approval, no amendment shall be made which will require additional approval of Switchboard stockholders under any applicable law without such approval.

Extension and Waiver

      At any time before the merger, each party to the merger agreement may extend the time for performance of any obligation or act of another party, waive any inaccuracies in the representations and warranties or waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.

STOCKHOLDER VOTING AGREEMENTS

      The following description is a summary of the material provisions of the stockholder agreements and is not complete. A form of each of the stockholder agreements is attached to this proxy statement as Annex B-1, B-2 and B-3. Please read the forms of stockholder agreements in their entirety.

General

      In response to a condition imposed by InfoSpace, ePresence, which as of [April 7], 2004 controlled approximately [51]% of the shares entitled to vote at the special meeting, and certain of Switchboard’s executive officers and directors, who as of [April 7], 2004, collectively controlled approximately [0.7]% of the shares entitled to vote at the special meeting, have each entered into stockholder voting agreements with Switchboard and InfoSpace. In order for ePresence, as a controlling shareholder of Switchboard, to vote all of its shares of Switchboard stock in favor of the merger and the merger agreement, ePresence first needs to obtain the approval of a majority of its own stockholders. The vote of the stockholders of ePresence is required because the disposition by ePresence of its shares of Switchboard common stock in the merger may be deemed a sale of all or substantially all of its assets, which under applicable law required stockholder approval. In the ePresence stockholder agreement, ePresence has agreed, among other things, (i) to hold a meeting of stockholders of ePresence for the purpose of approving the disposition of its shares of Switchboard common stock pursuant to the merger, (ii) to have its board of directors, subject to their fiduciary duties as specified in the agreement, recommend to the ePresence stockholders that they vote in favor of such approval, (iii) not to solicit or respond to offers to acquire ePresence or Switchboard shares owned by ePresence except that it may respond to offers to acquire ePresence or Switchboard shares in certain circumstances the extent that the directors of ePresence determine in good faith that they need to do so in order to fulfill their fiduciary obligations, (iv) to pay up to $500,000 of the expenses of InfoSpace if the ePresence stockholders do not vote in favor of approving the merger in certain circumstances, (v) to pay a break-up fee of $3 million if the merger agreement is terminated under certain conditions and Switchboard is not obligated to pay its break-up fee, and (vi) subject to it receiving requisite shareholder approval to do so, to vote all of the shares of Switchboard stock controlled by it in favor of the merger agreement and the merger and to irrevocably appoint InfoSpace or its designees as that stockholder’s proxy to vote in favor of the merger and against any actions that would impede or delay the merger.

      Additionally, the executive officers and directors and one significant stockholder of ePresence, who each own shares of ePresence and, as of March 31, 2004 collectively control approximately 28.1% of the shares of ePresence, have each entered into a stockholder voting agreement with Switchboard and InfoSpace, ePresence and InfoSpace. In this stockholder agreement, those ePresence stockholders have agreed, among other things, (i) to vote all of the shares of ePresence stock controlled by them in favor of the disposition of the shares of Switchboard common stock held by ePresence at any meeting of the ePresence stockholders and (ii) to irrevocably appoint InfoSpace or its designees as that stockholder’s proxy to vote in favor of such disposition of Switchboard shares and against any actions that would impede or delay the merger.

      In the stockholders agreement among InfoSpace, Switchboard and certain of Switchboard’s executive officers and directors, those executive officers and directors have agreed, among other things, (i) to vote all of the shares of Switchboard stock controlled by them in favor of the merger agreement and the merger, (ii) to irrevocably appoint InfoSpace or its designees as that stockholder’s proxy to vote in favor of the merger and against any actions that would impede or delay the merger.

      In the event that the ePresence stockholders do approve the disposition of shares of Switchboard common stock held by ePresence, ePresence will then, in accordance with the stockholder voting agreement it entered into with Switchboard and InfoSpace, vote in favor of the merger and the merger agreement, and the vote required to approve and adopt the merger agreement and the merger will be assured. In the event that the ePresence stockholder approval is not obtained, the required Switchboard approval will not be obtainable and both InfoSpace and Switchboard will have a right to terminate the merger agreement.

Prohibited Actions

      Each stockholder who has entered into a voting agreement has also agreed not to enter into any other voting arrangement or grant a proxy or power of attorney with respect to Switchboard stock held by them in contravention of its obligations under the voting agreement. In addition, except for limited exceptions, each stockholder has agreed not to sell, assign, encumber or otherwise dispose of shares held by them during the term of the stockholder voting agreement. Further, the stockholders agree not to solicit or enter into any negotiations regarding an acquisition proposal, unless such stockholder is a member of the board of directors of Switchboard and such negotiations are part of such shareholder’s fiduciary duty as a director and permitted under the terms of the merger agreement. In addition and subject to the terms of the ePresence voting agreement, ePresence and its board of directors are entitled to engage in discussion regarding unsolicited acquisition proposals in certain circumstances to the extent the directors determine that they are required by their fiduciary duties to do so.

REGULATORY APPROVALS

Federal

      Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder, some merger transactions, including this merger, may not be consummated unless information has been furnished to the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and applicable waiting periods have expired. Switchboard and InfoSpace intend to file notification reports with the United States Department of Justice and the Federal Trade Commission. The statutory waiting period will begin once such notification reports are filed.

SHAREHOLDER LITIGATION

      Switchboard, former CEO and director Douglas J. Greenlaw, and directors Dean Polnerow, William P. Ferry, Robert M. Wadsworth, Richard Spaulding and David Strohm have been named as defendants in a purported class action lawsuit filed by plaintiff David Osher in the Court of Chancery of the State of Delaware in and for New Castle County. The complaint alleges, among other things, that the $7.75 per share consideration contemplated by the merger agreement is unfair and grossly inadequate, that the director defendants failed to inform themselves of Switchboard’s market value and failed to act in the best interest of all stockholders, as opposed to the interests of ePresence in liquidating its holdings in Switchboard, and that the director defendants therefore breached their fiduciary duties to the public stockholders of Switchboard by approving the merger agreement and the transactions contemplated thereby. The complaint seeks injunctive relief and unspecified monetary damages.

APPRAISAL RIGHTS

      If the merger is consummated, holders of shares of Switchboard’s common stock are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law, provided that they comply with the conditions established by Section 262.

      Section 262 is reprinted in its entirety as Annex E to this proxy statement. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Annex E. This discussion and Annex E should be reviewed carefully by any holder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, as failure to comply with the statutory procedures will result in the loss of appraisal rights.

      A record holder of shares of Switchboard’s common stock who does not vote in favor of adoption of the merger agreement and approval of the merger, who makes the demand described below with respect to such shares in a timely fashion, who continuously is the record holder of such shares through the effective time of the merger and who otherwise complies with the statutory requirements of Section 262 will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of his, her or its shares of Switchboard’s common stock. All references in this summary of appraisal rights to a “stockholder” or “holders of shares of Switchboard’s common stock” are to the record holder or holders of shares of Switchboard’s common stock. Except as set forth herein, stockholders of Switchboard will not be entitled to appraisal rights in connection with the merger.

      Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the special meeting, not less than 20 days prior to the meeting Switchboard must notify each of the holders of its stock who is entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes that notice to you, and a copy of Section 262 is attached to this proxy statement as Annex E.

      Holders of shares of Switchboard’s common stock who desire to exercise their appraisal rights must not vote in favor of the merger and must deliver a separate written demand for appraisal to Switchboard prior to the vote by the stockholders of Switchboard on the merger. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform Switchboard of the identity of the stockholder of record and that the stockholder intends to demand appraisal of his or her shares. A proxy or vote against the merger will not by itself constitute that demand. The written demand for appraisal must be in addition to and separate from any proxy or vote. Any stockholder making such a demand must thereafter continue to hold his or her shares of record until the effective time of the merger to be eligible for appraisal rights. Within ten days after the effective time of the merger, Switchboard must provide notice of the effective time to all stockholders who have complied with Section 262.

      A stockholder who elects to exercise appraisal rights should mail or deliver a written demand to Switchboard’s secretary at Switchboard Incorporated, 120 Flanders Road, Westborough, Massachusetts 01581 prior to [May      ], 2004.

      A person having a beneficial interest in shares of Switchboard’s common stock that are held of record in the name of another person, such as broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized in this proxy statement properly and in a timely manner to perfect appraisal rights. If the shares of Switchboard’s common stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as trustee, guardian or custodian), depositary or other nominee, the demand for appraisal must be executed by or for the record depositary, or other nominee, or for the record owner. If the shares of Switchboard’s common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If a stockholder holds shares of Switchboard’s common stock through a broker who in turn holds the shares through a central securities depository nominee, such as Cede &

Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

      A record holder, such as a broker, fiduciary, depositary or other nominee, who holds shares of Switchboard’s common stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Switchboard’s common stock outstanding in the name of the record owner.

      Within 120 days after the effective time of the merger, either Switchboard or any stockholder who has complied with the provisions of Section 262 may file a petition in the Delaware Court, with a copy served on Switchboard in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all stockholders who have properly demanded appraisal rights. There is no present intent on the part of Switchboard to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that Switchboard will file a petition for appraisal. Accordingly, holders of Switchboard’s common stock who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner set forth in Section 262. Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled, upon written request, to receive from Switchboard a statement setting forth the aggregate number of shares of Switchboard’s common stock not voted in favor of the merger agreement and with respect to which demands for appraisal were received by Switchboard and the number of holders of the shares. This statement must be mailed within 10 days after the written request has been received by Switchboard or within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.

      If a petition for an appraisal is timely filed, at the hearing on the petition, the Delaware Court will determine which stockholders are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with this requirement, the Delaware Court may dismiss the proceedings as to that stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of Switchboard’s common stock owned by stockholders who have perfected their appraisal rights, determining the fair value of their shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

      Although Switchboard believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the court and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, Switchboard does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Switchboard’s common stock is less than the merger consideration. In determining “fair value,” the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that this exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

      The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each dissenting stockholder is responsible for his or her attorneys’ and expert witness expenses, although, upon application of a stockholder party to the appraisal proceeding, the Delaware Court may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

      Any holder of shares of Switchboard’s common stock who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to the demand or to receive payment of dividends or other distributions on the shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

      At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw a demand for appraisal and to accept the terms offered in the merger; after this period, the stockholder may withdraw the demand only with the consent of Switchboard. If no petition for appraisal is filed with the Delaware Court within 120 days after the effective time of the merger, stockholders’ rights to appraisal will cease, and all holders of shares of Switchboard’s common stock will be entitled to receive the consideration offered pursuant to the merger agreement. Because Switchboard has no obligation to file a petition for appraisal, and has no present intention to do so, any holder of shares of Switchboard’s common stock who desires a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw his or her demand for appraisal by delivering to Switchboard a written withdrawal of his or her demand for appraisal and acceptance of the merger consideration, except that (a) any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of Switchboard and (b) no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and approval may be conditioned upon any terms the Delaware Court deems just.

BENEFICIAL OWNERSHIP OF SWITCHBOARD COMMON STOCK

      Stockholders of record as of the close of business on [April 12], 2004 will be entitled to one vote for each share of Switchboard common stock then held. As of that date, Switchboard had 19,203,241 shares of common stock issued and outstanding. The following table sets forth information regarding the share ownership of each beneficial owner (other than the directors) of more than 5% of the outstanding Switchboard common stock, of each beneficial owner who is also a director or officer of Switchboard and of all directors and officers of Switchboard as a group.

	Shares Beneficially Owned(1)

	Number of Shares	Percent of Class(2)

Name of Beneficial Owner
5% Stockholders:
ePresence Inc.(3)	9,802,421	51.0%
120 Flanders Road Westborough, MA 01581
America Online, Inc.(4)	1,496,260	7.8%
22000 AOL Way Dulles, VA 20166
Capital Research and Management Company	1,000,000	5.2%
333 South Hope Street Los Angeles, CA 90071
InfoSpace, Inc.(5)(3)	12,148,887	56.7%
601 108th Avenue NE, Suite 1200 Bellevue, WA 98004

Directors and Executive Officers:
James M. Canon(6)(5)	365,800	1.9%
James A. Carrington(7)(5)	70,000	*
William P. Ferry(8)(9)(5)	10,027,421	51.7%
Stephen J. Killeen(10)(5)	40,000	*
Kevin P. Lawler(11)(5)	80,500	*
Robert P. Orlando(12)(5)	290,000	1.5%
Dean Polnerow(13)(5)	800,166	4.0%
Michael A. Ruffolo(14)(5)	40,000	*
Richard M. Spaulding(15)(9)(5)	9,957,421	51.5%
David N. Strohm(16)(5)	140,000	*
Robert M. Wadsworth(17)(9)(5)	9,942,421	51.4%
Douglas J. Greenlaw(18)	196,000	1.0%
All executive officers and directors as a group (11 persons)(19)(9)(5)	12,344,887	57.7%

*	Less than 1%.

(1)	This table is based upon information supplied by officers and directors, and upon reports filed by principal stockholders under Section 13(d) or 13(g) of the Securities Exchange Act of 1934. Unless otherwise indicated in the footnotes to this table, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on [19,203,941] shares of common stock outstanding on [April , 2004]. The number of shares beneficially owned by each stockholder is determined under rules promulgated by the Securities and Exchange Commission. The information is not necessarily indicative of beneficial ownership for any other purpose.

(2)	For purposes of calculating the ownership percentage of individual directors and officers, the number of shares deemed outstanding includes [19,203,941] shares of Switchboard’s common stock issued and outstanding as of [April , 2004] plus any shares subject to options held by the individual in question which are exercisable on or before May 30, 2004.

(3)	Pursuant to the terms of ePresence’s stockholder voting agreement with InfoSpace and Switchboard entered into as of March 25, 2004 among Switchboard, InfoSpace and Big Book Acquisition, on that date, the 9,802,421 shares of Switchboard stock held by ePresence will be subject to an irrevocable proxy in favor of InfoSpace once ePresence obtains the approval of the ePresence stockholders to sell ePresence’s shares of Switchboard stock pursuant to the proposed merger. This proxy would permit InfoSpace to vote ePresence’s shares in matters relating to the proposed merger. If this proxy is granted, InfoSpace could be considered to have beneficial ownership or shared voting power of the shares of Switchboard stock held by ePresence.

(4)	America Online, Inc. 1,121,260 of these shares are held directly by America Online, Inc., a wholly owned subsidiary of Time Warner Inc. 375,000 of these shares are held directly by Digital City, Inc., a wholly owned subsidiary of America Online, Inc.

(5)	Represents shares that may be deemed to be beneficially owned by InfoSpace pursuant to stockholder voting agreements with certain directors and executive officers of Switchboard, and with ePresence entered into as of March 25, 2004 in connection with the merger agreement entered into by Switchboard, InfoSpace and Big Book Acquisition Corp. on that date. These shares are subject to an irrevocable proxy in favor of InfoSpace, and will permit InfoSpace to vote ePresence’s shares in matters relating to the proposed merger. See the section of this proxy titled “Stockholder Agreements”. InfoSpace disclaims beneficial ownership of such shares.

(6)	James M. Canon. Consists of shares of our common stock issuable pursuant to options exercisable on or before [May 30, 2004], 63,125 of which would be subject to Switchboard’s right to repurchase at their exercise price.

(7)	James A. Carrington. Consists of shares of our common stock issuable pursuant to options exercisable on or before [May 30, 2004], all of which would be subject to Switchboard’s right to repurchase at their exercise price.

(8)	William P. Ferry. Includes 200,000 shares of our common stock issuable pursuant to options exercisable on or before [May 30, 2004], of which 40,000 would be subject to Switchboard’s right to repurchase at their exercise price.

(9)	Mr. Ferry is President, Chief Executive Officer and Chairman of the Board of Directors of ePresence and as of [May 30, 2004] beneficially owned 2,090,000 shares, or approximately 8.5% of ePresence’s common stock. Mr. Spaulding is Senior Vice President and Chief Financial Officer of ePresence, and as of [May 30, 2004] beneficially owned 302,746 shares, or approximately 1.3% of ePresence’s common stock. Mr. Wadsworth is a director of ePresence and as of [May 30, 2004] beneficially owned 4,024,380 shares, or approximately 16.6% of ePresence’s common stock, including 3,947,380 shares beneficially owned by an investment fund with which he is affiliated, and of which he disclaims beneficial ownership except to the extent of his pecuniary interest therein. The number of shares of Switchboard common stock listed for Messrs. Ferry, Spaulding and Wadsworth, and under ”All executive officers and directors as a group” include 9,802,421 shares owned by ePresence. Messrs. Ferry, Spaulding and Wadsworth each disclaim beneficial ownership of the shares beneficially owned by ePresence.

(10)	Stephen J. Killeen. Consists of shares of our common stock issuable pursuant to options exercisable on or before [May 30, 2004], all of which would be subject to Switchboard’s right to repurchase at their exercise price.

(11)	Kevin P. Lawler. Includes 80,000 shares of our common stock issuable pursuant to options exercisable on or before [May 30, 2004], 13,750 of which would be subject to Switchboard’s right to repurchase at their exercise price.

(12)	Robert P. Orlando. Consists of shares of our common stock issuable pursuant to options exercisable on or before [May 30, 2004], 161,249 of which would be subject to Switchboard’s right to repurchase at their exercise price.

(13)	Dean Polnerow. Includes 738,000 shares of our common stock issuable pursuant to options exercisable on or before [May 30, 2004], 143,750 of which would be subject to Switchboard’s right to repurchase at their exercise price. As of March 31, 2004, Mr. Polnerow also owned 4,000 shares, or less than 1%, of the issued and outstanding common stock of ePresence.

(14)	Michael A. Ruffolo. Consists of shares of our common stock issuable pursuant to options exercisable on or before [May 30, 2004], all of which would be subject to Switchboard’s right to repurchase at their exercise price.

(15)	Richard M. Spaulding. Includes 141,250 shares of our common stock issuable pursuant to options exercisable on or before [May 30, 2004], 40,000 of which would be subject to Switchboard’s right to repurchase at their exercise price. Also includes 1,000 shares of our common stock held by Mr. Spaulding’s spouse.

(16)	David N. Strohm. Includes 100,000 shares of our common stock issuable pursuant to options exercisable on or before [May 30, 2004], 40,000 of which would be subject to Switchboard’s right to repurchase at their exercise price.

(17)	Robert M. Wadsworth. Consists of shares of our common stock issuable pursuant to options exercisable on or before [May 30, 2004], 40,000 of which would be subject to Switchboard’s right to repurchase at their exercise price.

(18)	Douglas J. Greenlaw. Based on information provided by Mr. Greenlaw as of October 2003. Consists of 196,000 shares of our common stock held by Switchboard’s former Chief Executive Officer. Mr. Greenlaw resigned on September 2, 2003.

(19)	Includes 9,802,421 shares owned by ePresence and 2,205,050 shares issuable upon the exercise of options exercisable on or before [May 30, 2004], 691,874 of which would be subject to Switchboard’s right to repurchase at their purchase price.

BUSINESS OF SWITCHBOARD

Where You Can Find More Information About Switchboard

      Switchboard (File No. 000-28871) files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements and other information filed by Switchboard at the Securities and Exchange Commission’s public reference room, at 450 Fifth Street, N.W., Washington, D.C., as well as at public reference rooms in New York, New York, and Chicago, Illinois. Please call (800) SEC-0330 for further information on the public reference rooms. Switchboard’s filings are also available to the public from commercial document retrieval services and at the internet web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

      Switchboard has supplied all information contained or incorporated by reference in this proxy statement relating to Switchboard.

BUSINESS OF INFOSPACE

Where You Can Find More Information About InfoSpace

      InfoSpace, Inc. (File No. 0-24206) files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements and other information filed by InfoSpace at the Securities and Exchange Commission’s public reference room, at 450 Fifth Street, N.W., Washington, D.C., as well as at public reference rooms in New

York, New York, and Chicago, Illinois. Please call (800) SEC-0330 for further information on the public reference rooms. InfoSpace’s filings are also available to the public from commercial document retrieval services and at the internet web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

      InfoSpace has supplied all information contained or incorporated by reference in this proxy statement relating to InfoSpace and Big Book Acquisition.

STOCKHOLDER PROPOSALS

      If the merger is approved and the merger agreement adopted at the special meeting, we do not expect to have any further annual meetings. If the merger is not consummated prior to the next annual meeting of Switchboard’s stockholders, stockholders may present proposals for inclusion in Switchboard’s proxy statement and consideration at the 2004 annual meeting by submitting any stockholder proposals to Switchboard. In order to be included for the next annual meeting, stockholder proposals must be received by Robert Orlando, Secretary of Switchboard at our offices, 120 Flanders Road, Westborough, Massachusetts 01581.

      No stockholder proposal is required to be considered unless it is presented in accordance with the requirements of our by-laws. Written notice of proposals of stockholders submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, for consideration at the annual meeting must have been received by us between February 16, 2004 and March 16, 2004, in order to be considered timely for purposes of Rule 14a-4 under the Securities Exchange Act of 1934, as amended. The persons designated in our proxy card will be granted discretionary authority with respect to any stockholders’ proposal with respect to which we do not receive timely notice. Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, for inclusion in our proxy materials for our 2004 annual meeting of stockholders must be received by the Secretary at our principal offices no later than December 9, 2003.

HOUSEHOLDING OF PROXY MATERIALS

      To reduce the expenses of printing and delivering duplicate copies of proxy statements, some banks, brokers, and other nominee record holders may be taking advantage of the SEC “householding” rules that permit the delivery of only one copy of these materials to stockholders who share an address unless otherwise requested. If you share an address with another stockholder and have received only one copy of this proxy statement, you may request a separate copy of these materials at no cost to you by calling our office of Investor Relations at (508-898-8000) or by writing to Switchboard Incorporate, 120 Flanders Road, Westborough, Massachusetts 01581, Attention: Investor Relations. For future stockholder meetings, you may request separate copies of these materials, or request that we send only one set of these materials to you if you are receiving multiple copies by calling or writing to us at the number or address given above.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among
INFOSPACE, INC.
BIG BOOK ACQUISITION CORP.
and
SWITCHBOARD INCORPORATED
dated as of
March 25, 2004

Exhibits

Exhibit A	Company Voting Agreement
Exhibit B	Majority Stockholder Voting Agreement
Exhibit C	Parent Voting Agreements
Exhibit D	Certificate of Incorporation
Exhibit E	Bylaws

TABLE OF DEFINED TERMS

Terms	Reference in Agreement

Acquisition Proposal	Section 6.1(g)
Affiliates	Section 3.10(b)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.1(b)(ii)
Board Recommendation	Section 3.3(a)
Business Facility	Section 3.12(i)
Buyer	Preamble
Buyer Holders	Section 2.1(b)
Buyer Material Adverse Effect	Section 4.1
Certificate of Merger	Section 1.1
Certificates	Section 2.2(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(f)
Company	Preamble
Company Balance Sheet	Section 3.4(b)
Company Board	Preamble
Company Common Stock	Section 2.1(b)
Company Disclosure Schedule	Article III
Company Employee Plans	Section 3.13(a)
Company Financial Advisor	Section 3.17
Company 401(k) Plans	Section 6.11(c)
Company Intellectual Property	Section 3.9(a)(i)
Company Leases	Section 3.8(b)
Company Material Adverse Effect	Section 3.1(a)
Company Material Contracts	Section 3.10(a)(xi)
Company Preferred Stock	Section 3.2(a)
Company Registered Intellectual Property Rights	Section 3.9(e)
Company SEC Reports	Section 3.4(a)
Company Stock Option	Section 3.2(b)
Company Stock Options	Section 3.2(b)
Company Stock Plans	Section 3.2(b)
Company Stockholder Approval	Section 3.3(a)
Company Stockholders’ Meeting	Section 6.2(a)
Company Voting Agreements	Preamble
Company Voting Proposal	Section 3.3(a)
Confidentiality Agreement	Section 9.3
Copyrights	Section 3.9(a)(ii)
Covered Employees	Section 6.11(a)

Terms	Reference in Agreement

DGCL	Preamble
Dissenting Shares	Section 2.3(a)
Effective Time	Section 1.1
Employee Benefit Plan	Section 3.13(a)
Environmental Law	Section 3.12(g)
ERISA	Section 3.13(a)
ERISA Affiliate	Section 3.13(a)
Exchange Act	Section 3.3(c)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
GAAP	Section 3.4(b)
Governmental Entity	Section 3.3(c)
Hazardous Substance	Section 3.12(h)
Indemnified Parties	Section 6.8(a)
Intellectual Property	Not defined
Intellectual Property Rights	Section 3.9(a)(ii)
Liens	Section 3.2(d)
Majority Stockholder	Preamble
Majority Stockholder Approval	Section 7.1(b)
Majority Stockholder Voting Agreement	Preamble
Merger	Preamble
Merger Consideration	Section 2.1(c)
Option Consideration	Not defined
Option Exchange Ratio	Not defined
Ordinary Course of Business	Section 3.2(c)
Outside Date	Section 8.1(b)
Parties	Preamble
Patents	Section 3.9(a)(ii)
Proxy Statement	Section 6.2(a)
Permitted Liens	Section 3.15
Registered Intellectual Property Rights	Section 3.9(a)(iii)
Representatives	Section 6.1(a)
Sarbanes-Oxley Act	Section 3.4(a)
SEC	Section 3.3(c)
Securities Act	Section 3.4(a)
Shrinkwrap Software	Section 3.9(a)(iv)
Software	Section 3.9(a)(v)
Special Committee	Preamble
Specified Time	Section 6.1(a)(ii)
Subsidiary	Section 3.1(b)
Superior Proposal	Section 6.1(g)
Surviving Corporation	Section 1.3(b)

Terms	Reference in Agreement

Taxes	Section 3.7(a)
Tax Returns	Section 3.7(a)
Technology	Section 3.9(a)(v)
Third Party Intellectual Property	Not defined.
Trademarks	Section 3.9(a)(ii)
Transitory Subsidiary	Preamble

AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 25, 2004, is by and among InfoSpace, Inc., a Delaware corporation (the “Buyer”), Big Book Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Buyer (the “Transitory Subsidiary”), and Switchboard Incorporated, a Delaware corporation (the “Company”). The Buyer, the Transitory Subsidiary and the Company are referred to collectively as the “Parties.” Except to the extent provided herein to the contrary, all references to the Company shall be deemed to include the Company and each Subsidiary (as defined in Section 3.1(b) below) thereof.

      WHEREAS, the Board of Directors of the Buyer and the Transitory Subsidiary deem it advisable and in the best interests of their respective stockholders to consummate the transactions contemplated herein, upon the terms and subject to the conditions set forth herein;

      WHEREAS, the Board of Directors of the Company (the “Company Board”), has, in light of the terms and conditions set forth herein, based on the unanimous recommendation of the Special Committee of the Company Board (the “Special Committee”) (i) determined that the Merger (as defined below) is fair, from a financial point of view, to the stockholders of the Company and (ii) approved and adopted this Agreement and the transactions contemplated hereby and resolved to recommend that the stockholders of the Company approve and adopt this Agreement and the Merger;

      WHEREAS, the acquisition of the Company shall be effected through a merger (the “Merger”) of the Transitory Subsidiary into the Company in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), as a result of which the Company shall become a wholly owned subsidiary of the Buyer;

      WHEREAS, concurrently with the execution of this Agreement and as a condition and inducement to the Buyer’s willingness to enter into this Agreement: (1) certain stockholders of Company are entering into Voting Agreements in the form attached hereto as Exhibit A (the “Company Voting Agreements”), (2) the largest stockholder of the Company (the “Majority Stockholder”) is entering into a Stockholder Voting Agreement in the form attached hereto as Exhibit B (the “Majority Stockholder Voting Agreement”) and (3) certain stockholders of the Majority Stockholder are entering into Voting Agreements in the form attached hereto as Exhibit C (the “Parent Voting Agreements”);

      WHEREAS, the Buyer, the Transitory Subsidiary and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

      NOW, THEREFOR, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the Parties agree as follows:

ARTICLE I

THE MERGER

      1.1     Effective Time of the Merger. Subject to the provisions of this Agreement, prior to the Closing (as defined in Section 1.2 below), the Buyer shall prepare, and on the Closing Date (as defined in Section 1.2 below) the Buyer shall cause to be filed with the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed by the Surviving Corporation (as defined in Section 1.3(b) below) in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is established by the Buyer and the Company and set forth in the Certificate of Merger (the “Effective Time”). The Merger shall have the effects set forth in Section 259 of the DGCL.

      1.2     Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., Eastern time, on a date to be specified by the Buyer and the Company (the “Closing Date”), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Wilson Sonsini Goodrich & Rosati, counsel to the Buyer, One Market, Spear Street Tower, San Francisco, California, unless another date, place or time is agreed to in writing by the Parties.

      1.3     Effects of the Merger. At the Effective Time:

      (a) the separate existence of the Transitory Subsidiary shall cease and the Transitory Subsidiary shall be merged with and into the Company;

      (b) the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended to read as set forth on Exhibit D hereto, and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Company (the Company following the Merger is sometimes referred to herein as the “Surviving Corporation”); and

      (c) the Bylaws of the Company as in effect immediately prior to the Effective Time shall be amended to read as set forth on Exhibit E hereto, and, as so amended, such Bylaws shall be the Bylaws of the Surviving Corporation.

      1.4     Directors and Officers. The directors and officers of the Transitory Subsidiary immediately prior to the Effective Time shall become the directors and officers, respectively, of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

      1.5     Additional Action. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Transitory Subsidiary, in order to consummate the transactions contemplated by this Agreement.

ARTICLE II

CONVERSION OF SECURITIES

      2.1     Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Transitory Subsidiary:

(a) Each share of the common stock of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $.01 par value per share, of the Surviving Corporation.

(b) All shares of common stock, $.01 par value per share, of the Company (“Company Common Stock”) that are owned by the Company as treasury stock or by any wholly owned Subsidiary of the Company and any shares of Company Common Stock owned by the Buyer, the Transitory Subsidiary or any other wholly owned Subsidiary of the Buyer (collectively, the “Buyer Holders”) immediately prior to the Effective Time shall be cancelled and shall cease to exist and no Merger Consideration (as defined below) or other consideration shall be delivered in exchange therefor.

(c) Subject to Section 2.2, each share of Company Common Stock (other than (i) Dissenting Shares (as defined in Section 2.3(a) below) and (ii) shares to be cancelled in accordance with Section 2.1(b)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive $7.75 in cash (the “Merger Consideration”), payable to the holder thereof, without any interest thereon. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(d) The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring after the date hereof and prior to the Effective Time.

      2.2     Exchange of Certificates. The procedures for exchanging outstanding shares of Company Common Stock for Merger Consideration pursuant to the Merger are as follows:

(a) Exchange Agent. Promptly after the Effective Time, the Buyer shall deposit with the Buyer’s transfer agent or a bank or trust company designated by the Buyer and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of shares of the Company Common Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent, cash in an amount sufficient to make payments of the Merger Consideration for all shares of Company Common Stock outstanding as of the Effective Time (the “Exchange Fund”).

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Buyer shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Certificates which represented shares to be cancelled in accordance with Section 2.1(b)) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as the Buyer may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Buyer, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (subject to any taxes required to be withheld) the Merger Consideration payable pursuant to Section 2.1(c), and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration payable pursuant to Section 2.1(c) may be paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable pursuant to Section 2.1(c) as contemplated by this Section 2.2.

(c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid upon the surrender for payment of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and payment of the Merger Consideration payable in respect thereof shall be delivered to the holder thereof as provided in this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund, including accrued interest thereon, which remains undistributed to the holders of Company Common Stock for 180 days after the Effective Time shall be delivered to the Buyer, upon demand, and any holder of Company

Common Stock who has not previously complied with this Section 2.2 shall thereafter look only to the Buyer, as a general unsecured creditor, for payment of its claim for Merger Consideration.

(e) No Liability. To the extent permitted by applicable law, none of the Buyer, the Transitory Subsidiary, the Company, the Surviving Corporation nor the Exchange Agent shall be liable to any holder of shares of Company Common Stock for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration payable to the holder of such Certificate pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f) Withholding Rights. Each of the Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable provision of law. To the extent that amounts are so withheld by the Surviving Corporation or the Buyer, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Buyer, as the case may be.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Buyer shall cause the Exchange Agent to issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

      2.3     Dissenting Shares.

      (a) Dissenting Shares (as defined below in this Section 2.3(a)) shall not be converted into or represent the right to receive the Merger Consideration unless such Company stockholder shall have forfeited its right to appraisal under the DGCL or properly withdrawn its demand for appraisal. If such Company stockholder has so forfeited or withdrawn its right to appraisal of Dissenting Shares, then, (i) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration payable in respect of such Company Common Stock pursuant to Section 2.1(c), and (ii) promptly following the occurrence of such event, the Buyer or the Surviving Corporation shall deliver to such Company stockholder promptly after receipt from such Company Stockholder of a duly executed letter of transmittal and surrendered Certificates as described in Section 2.2(b), a payment representing the Merger Consideration to which such holder is entitled pursuant to Section 2.1(c). For purposes of this Agreement, “Dissenting Shares” shall mean shares of Company Common Stock held as of the Effective Time by a stockholder of the Company who has not voted such shares of Company Common Stock in favor of the adoption of this Agreement and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the DGCL and not effectively withdrawn or forfeited prior to the Effective Time.

      (b) The Company shall give the Buyer (i) prompt notice of any written demands for appraisal of any Company Common Stock, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of the Buyer, make any payment with respect to any demands for appraisal of Company Shares or offer to settle or settle any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to the Buyer and the Transitory Subsidiary that the statements contained in this Article III are true and correct, except as expressly set forth herein or in the disclosure schedule delivered by the Company to the Buyer and the Transitory Subsidiary on or before the date of this Agreement (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III, and any disclosure therein shall provide an exception to or otherwise qualify the representations or warranties of the Company contained in the applicable numbered and lettered paragraph of this Article III corresponding by number and letter to such disclosure; provided, however, that matters disclosed pursuant to one provision, subprovision, section or subsection hereof are deemed disclosed in another section or subsection of the Company Disclosure Schedule to the extent that the relevance of such matters to such other provision, subprovision, section or subsection is readily apparent on the face of such disclosure. For purposes of this Article III, documents that are publicly available in unredacted form in the Company SEC Reports filed prior to the date hereof shall be deemed to have been “provided” to Buyer.

      3.1     Organization, Standing and Power; Subsidiaries.

      (a) Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as presently proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed in Section 3.1(a) of the Company Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” means any change, event, circumstance or development with respect to, or effect on (any such change, event, circumstance, development or effect, an “Effect”), the following that is, or would reasonably be expected to be, either individually or in the aggregate with all such other changes, events, circumstances or developments, materially adverse to (i) the business, assets, liabilities, capitalization, financial condition, or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement; provided however that none of the following of itself shall be deemed to constitute a Company Material Adverse Effect: (a) any Effect that results from changes affecting the industry in which the Company operates generally (which changes do not disproportionately affect the Company or its Subsidiaries), (b) any Effect that results from changes affecting general United States or worldwide economic or capital market conditions (which changes do not disproportionately affect the Company or its Subsidiaries) or (c) any Effect that results from compliance by the Company or its Subsidiaries with the terms of this Agreement. An adverse change in the stock price of the Company Common Stock shall not, in and of itself, be deemed to have a Company Material Adverse Effect. For the avoidance of doubt, the Parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Company Material Adverse Effect in the third to last sentence of this paragraph or Buyer Material Adverse Effect in Section 4.1.

      (b) Section 3.1(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the Company’s Subsidiaries and the Company’s direct or indirect equity interest therein. Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary (as defined below in this Section 3.1(b)) of it directly or indirectly owns any equity, membership, partnership or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, membership, partnership or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, and neither the Company, nor any Subsidiary of it, has, at any time, been a general partner or managing member of any general partnership, limited partnership, limited liability company or other entity. As used in this Agreement, the term “Subsidiary” means, with respect to a party, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or a managing member, (ii) such party and/or one or more of its Subsidiaries holds voting power to elect a majority of the board of directors or other governing body performing similar functions, or (iii) such party and/or one or more of its Subsidiaries, directly or indirectly, owns or controls more than 50% of the equity, membership, partnership or similar interests.

      (c) The Company has provided to the Buyer complete and accurate copies of the Certificate of Incorporation and Bylaws of the Company and of the charter, bylaws or other organizational documents, each as amended to date, of each Subsidiary of the Company. Neither the Company nor any of its Subsidiaries is in violation of any provision of its respective Certificate of Incorporation, Bylaws or other organizational documents.

      3.2     Capitalization.

      (a) The authorized capital stock of the Company consists of 85,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, $.01 par value per share (“Company Preferred Stock”). The rights and privileges of each class of the Company’s capital stock are as set forth in the Company’s Certificate of Incorporation. As of March 24, 2004, (i) 19,203,941 shares of Company Common Stock were issued and outstanding, (ii) 3,746,134 shares of Company Common Stock were held in the treasury of the Company or by a Subsidiary of the Company, and (iii) no shares of the Company Preferred Stock were issued or outstanding, and subsequent to such date and through and including the date of this Agreement, no other shares of Company capital stock were issued other then pursuant to Company Stock Options, Company Warrants or other rights to acquire Company capital stock set forth in Section 3.2(b) of the Company Disclosure Schedule.

      (b) Section 3.2(b) of the Company Disclosure Schedule lists the number of shares of Company Common Stock reserved as of the date of this Agreement for future issuance pursuant to options to purchase or acquire Company Common Stock (individually a “Company Stock Option” and collectively, the “Company Stock Options”) granted and outstanding as of the date of this Agreement and the Company’s 1996 Stock Incentive Plan, as amended, 1999 Stock Incentive Plan, as amended and 2000 Non-Statutory Stock Option Plan (collectively, the “Company Stock Plans”) or other arrangements under which such Company Stock Options were granted and sets forth a complete and accurate list of all holders of outstanding Company Stock Options under the Company Stock Plans, indicating with respect to each Company Stock Option, the number of shares of Company Common Stock subject to such Company Stock Option and the exercise price, any applicable acceleration terms or events, the date of grant, vesting schedule and the expiration date thereof, including the extent to which any vesting has occurred as of the date of this Agreement. Section 3.2(b) of the Company Disclosure Schedule shows the number of shares of Company Common Stock reserved for future issuance pursuant to warrants or other outstanding rights (other than Company Stock Options) to purchase shares of Company Common Stock outstanding as of the date of this Agreement and the agreement or other document under which such warrants or such other rights were granted and sets forth a complete and accurate list of all holders of warrants or such other rights indicating the number and type of shares of Company Common Stock subject to each warrant or such other rights, and the exercise price, the date of grant and the expiration date thereof.

      (c) Except (x) as set forth in this Section 3.2 and (y) as reserved for future grants under Company Stock Plans, (i) there are no equity securities of any class of the Company or any Subsidiary of it (other than equity securities of any such Subsidiary that are directly or indirectly owned by the Company), or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any Subsidiary of it is a party or by which the Company or any Subsidiary of it is bound obligating the Company or any Subsidiary of it to issue, exchange, transfer, or sell, or cause to be issued, exchanged, transferred or sold, additional shares of capital stock or other equity interests of the Company or any Subsidiary of it or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any Subsidiary of it to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Neither the Company nor any Subsidiary of it has outstanding any stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. There are no obligations, contingent or otherwise, of the Company or any Subsidiary of it to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any Subsidiary of it or any other securities of the Company or any Subsidiary of it, or to provide funds to or make any material investment in the Company or any Subsidiary of the Company or any other entity, other than guarantees of bank obligations of any Subsidiary of the Company entered into in the ordinary course of business consistent with past practice (the “Ordinary Course of Business”). None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any of its Affiliates is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company or any Subsidiary of it. There are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other agreement or understanding to which the Company or any Subsidiary of it is a party or by which it or they are bound with respect to any equity security of any class of the Company or any Subsidiary of it or with respect to any equity security, partnership interest or similar ownership interest of any class of any Subsidiary of it.

      (d) All of the outstanding shares of capital stock and other equity securities or interests of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares are owned, of record and beneficially, by the Company or another Subsidiary of the Company free and clear of all mortgages, security interests, pledges, liens, charges or encumbrances of any nature (“Liens”) and agreements in respect of, or limitations on, the Company’s voting rights.

      3.3     Authority; No Conflict; Required Filings and Consents.

      (a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject only to the adoption of this Agreement and the approval of the Merger (the “Company Voting Proposal”) by the Company’s stockholders under the DGCL (the “Company Stockholder Approval”), to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company Board, at a meeting duly called and held, based on the unanimous recommendation of the Special Committee, duly (i) determined unanimously that the Merger is fair from a financial point of view to the stockholders of the Company, (ii) unanimously approved this Agreement in accordance with the provisions of the DGCL, (iii) unanimously directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval and unanimously resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger and (iv) to the extent necessary, unanimously adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar law (including Section 203 of the DGCL) that might otherwise apply to the Merger and any other transactions contemplated by this Agreement (collectively, the “Board Recommendation”). The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms.

      (b) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of the Company or of the charter, bylaws, or other organizational document of any Subsidiary of the Company or (ii) except as set forth in Section 3.3(b) of the Company Disclosure Schedule, result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, require the payment of a penalty under or result in the imposition of any Lien on the Company’s or any of its Subsidiary’s assets under, any of the terms, conditions or provisions of any Company Material Contract.

      (c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality or any stock market or stock exchange on which shares of Company Common Stock are listed for trading (a “Governmental Entity”) is required by the Company or any Subsidiary of it in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the Secretaries of appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (ii) the filing of the Proxy Statement with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) the filing of such reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws.

      (d) The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock on the record date for the Company Stockholders’ Meeting is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the adoption of this Agreement and for the consummation by the Company of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

      3.4     SEC Filings; Financial Statements; Information Provided.

      (a) The Company has provided to the Buyer true and complete copies of all Company SEC Reports filed with the SEC prior to the date hereof. All registration statements, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing) filed with the SEC are referred to herein as the “Company SEC Reports.” Except as set forth in Section 3.4(a) of the Company Disclosure Schedule, the Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, as the case may be, and, if applicable, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act. Since March 7, 2000, the Company has filed with the SEC all registration statements, forms, reports and other documents required to be filed under the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of the SEC thereunder (including those that are required to be filed after the date hereof until the Closing).

      (b) Except as set forth in Section 3.4(b) of the Company Disclosure Schedule, each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports at the time filed (i) complied or will comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, including the Sarbanes-Oxley Act, (ii) were or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Company and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The consolidated, audited balance sheet of the Company as of December 31, 2003 is referred to herein as the “Company Balance Sheet.”

      (c) Included in Section 3.4(c) of the Company Disclosure Schedule are the audited consolidated balance sheet, statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries as of December 31, 2003 and for the year then ended (the “Audited Financial Statements”). The Audited Financial Statements (i) comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, including the Sarbanes-Oxley Act, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements) and (iii) fairly present the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Company and its Subsidiaries.

      3.5     No Undisclosed Liabilities. Except as disclosed in Section 3.5 of the Company Disclosure Schedule, and except for normal and recurring liabilities incurred since the date of the Company Balance Sheet in the Ordinary Course of Business, the Company and its Subsidiaries do not have any material liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due.

      3.6     Absence of Certain Changes or Events. Except as disclosed in Section 3.6 of the Company Disclosure Schedule, since the date of the Company Balance Sheet, the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and, since such date, there has not been (i) any change, event, circumstance, development or effect that, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect; or (ii) any other action or event that would have required the consent of the Buyer pursuant to Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement.

      3.7     Taxes.

      (a) The Company and each of its Subsidiaries has timely filed all material Tax Returns that it was required to file, and all such Tax Returns were correct and complete except for any errors or omissions that, individually or in the aggregate, are not material. The Company and each of its Subsidiaries has paid on a timely basis all Taxes that are shown to be due on any such Tax Returns. The unpaid Taxes of the Company and any Subsidiary of it for Tax periods through the date of the Company Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Company Balance Sheet exclusive of any accruals and reserves for “deferred taxes” or similar items that reflect timing differences between Tax and financial accounting principles, other than any liability for unpaid Taxes that may have accrued since the date of the Company Balance Sheet in the ordinary course of business of the Company and each of its Subsidiaries. All Taxes that the Company or any Subsidiary of it is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. For purposes of this Agreement, (i) “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, including obligations for the Taxes of any other person, including any predecessor entity, and (ii) “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

      (b) The federal income Tax Returns of the Company and each of its Subsidiaries have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.7(b) of the Company Disclosure Schedule. No examination or audit of any Tax Return of the Company or any Subsidiary of it by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. Neither the Company nor any Subsidiary of it has been informed by any Governmental Entity that the Governmental Entity believes that the Company or any Subsidiary of it was required to file any Tax Return that was not filed. Neither the Company nor any Subsidiary of it has waived any outstanding statute of limitations with respect to Taxes or agreed to an outstanding extension of time with respect to a Tax assessment or deficiency. Neither the Company nor any of its Subsidiaries has participated as either a “distributing corporation” or a “controlled corporation” under Section 355 of the Code. The Company and each of its Subsidiaries has made available to Buyer or its legal counsel, copies of all material Tax Returns for the Company filed for all periods commencing after July 1, 1999. Except as set forth on Section 3.7(b) of the Company Disclosure Schedule, the Company and each of its Subsidiaries has (i) never been a member of an affiliated group (within the meaning of Code § 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company or ePresence, Inc.), (ii) never been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company owe any amount under any such agreement and (iii) no liability for the Taxes of any person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

      (c) The Company and each of its Subsidiaries has not engaged in a transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).

      3.8     Owned and Leased Real Properties.

      (a) Neither the Company nor any Subsidiary of it owns or has ever owned any real property.

      (b) Section 3.8(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by the Company or any Subsidiary of it (collectively “Company Leases”) and the location of the premises. Neither the Company nor any Subsidiary of it nor, to the Company’s knowledge, any other party to any Company Lease is in default under any of the Company Leases. All real property leased, subleased, or licensed by the Company or any Subsidiary is in good condition, ordinary wear and tear excepted, and is sufficient for the continued operations of the Company its Subsidiaries as the business is currently conducted. No party currently occupies or has a right to occupy all or any portion of the premises subject to a Company Lease whether under a sublease or otherwise except for the Company and its Subsidiary. Each of the Company Leases is in full force and effect and is enforceable in accordance with its terms and shall not cease to be in full force and effect as a result of the transactions contemplated by this Agreement. The Company has provided to the Buyer complete and accurate copies of all Company Leases.

      3.9     Intellectual Property.

      (a) Definitions. For purposes of this Agreement, the following terms shall have the following respective meanings:

(i) “Company Intellectual Property” means all Technology and Intellectual Property Rights that are owned by or exclusively licensed to the Company.

(ii) “Intellectual Property Rights” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures (“Patents”); (ii) all trade secrets and other rights in know-how and confidential or proprietary information; (iii) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (vi) all rights in World Wide Web addresses and domain names and applications and registrations therefor, all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world (“Trademarks”); and (vii) any similar, corresponding or equivalent rights to any of the foregoing, anywhere in the world.

(iii) “Registered Intellectual Property Rights” shall mean all United States, international (if any) and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyrights registrations and applications to register Copyrights; and (iv) any other Technology that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

(iv) “Shrinkwrap Software” shall mean generally commercially available “off the shelf” software that may be obtained on generally commercially available terms and conditions at prices that do not exceed $10,000. Shrinkwrap Software does not include freeware, open source and shareware software generally available over the Internet at no cost to the user.

(v) “Technology” means any or all of the following: (i) computer software and code, including assemblers, applets, compilers, source code, object code, data (including image and sound data), design tools and user interfaces, including documentation, annotations or comments, and including all related algorithms, data and data structures (“Software”); (ii) design documents, schematics, diagrams and product specifications; (iii) know-how, show-how, techniques, algorithms, routines, works of authorship, processes, prototypes, test methodologies; (iv) materials that document design or design processes (including failed designs), or that document research or testing (both design, processes and results); (v) databases and data collections; (iv) any media on which any of the foregoing is recorded, and any other tangible embodiments of any of the foregoing.

      (b) The Company and its Subsidiaries own, or license or otherwise possess rights to use all Technology and Intellectual Property Rights used or necessary to conduct the business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted (excluding Shrinkwrap Software). Without limiting the foregoing, the counterparty to the agreement specified in Section 3.9(b)(i) of the Company Disclosure Schedules does not have any ownership or other rights to such Technology and Intellectual Property Rights, except for rights to (i) the copyright interest in features and/or functionality of such counterparty or such counterparty’s affiliates that were in existence on the date of the original agreement with the counterparty or that were created, developed or acquired by such counterparty or such counterparty’s affiliates (other than features and/or functionality created or developed by or acquired from the Company) and (ii) the license rights to such Technology and Intellectual Property granted by the Company to such counterparty for the purposes of, and within the scope of, the agreement between the Company and such counterparty.

      (c) Section 3.9(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all material contracts, licenses and agreements pursuant to which the Company or its Subsidiaries has granted in writing to a third party, or has been granted in writing by a third party, any rights in, to or under any Technology or Intellectual Property Rights used to conduct the business of the Company and its Subsidiaries as currently conducted and included in the Company Intellectual Property.

      (d) No licenses, contracts or agreements to which the Company or its Subsidiaries is a party will, as a result of this Agreement and the transactions contemplated hereby, pursuant to the terms of such licenses, contracts or agreements result in (i) Buyer’s granting to any third party any right to or with respect to any Technology or Intellectual Property Right owned by, or licensed to, Buyer, (ii) Buyer’s being bound by, or subject to, any non-compete or other restriction on the operation or scope of its business, or (iii) Buyer’s being obligated to pay any royalties or other amounts to any third party in excess of those payable by the Company prior to the Closing.

      (e) Section 3.9(e) of the Company Disclosure Schedule lists all Registered Intellectual Property Rights owned by, filed in the name of, or applied for, by the Company (the “Company Registered Intellectual Property Rights”) (identifying any jointly owned Company Registered Intellectual Property, including the joint owner thereof). To the Company’s knowledge, each item of Company Registered Intellectual Property that is included in the Company Intellectual Property is valid and full force and effect. All necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting or maintaining such Company Registered Intellectual Property Rights.

      (f) Section 3.9(f) of the Company Disclosure Schedule lists any decrees, stipulations, proceedings or actions before any court, governmental entity, tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any of the Company Intellectual Property.

      (g) Section 3.9(g) of the Company Disclosure Schedule lists all joint owners of (and all others who have property interests in, or the option to acquire property interests in) Company Intellectual Property that is owned by Company or its Subsidiaries, identifying in each case the relevant Company Intellectual Property.

      (h) The Company and its Subsidiaries have taken all steps that are reasonably required to protect the Company’s rights in confidential information and trade secrets of the Company or provided by any other person to the Company. The Company and its Subsidiaries has executed, and enforces, a valid written agreement with each employee, consultant or contractor of Company and each Subsidiary who has created any Intellectual Property or modified any Technology assigning all rights in and to such Technology and Intellectual Property to the Company or its Subsidiaries.

      (i) To the best knowledge of the Company, none of the (i) products currently sold by the Company or any Subsidiary of it or (ii) business or activities currently conducted by the Company or any Subsidiary of it infringes, violates or constitutes a misappropriation of, any Intellectual Property Right of any third party. Except as set forth in Section 3.9(g) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of it has received any written claim or notice alleging any infringement, violation or misappropriation of any Intellectual Property Rights of any third party. To the Company’s knowledge, no third person is infringing or misappropriating any material Company Intellectual Property.

      (j) Except as set forth in Section 3.9(j) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has (i) any obligations to transfer ownership of, (ii) granted any exclusive license of or right to use or (iii) authorized the retention of any exclusive rights to use, any Company Intellectual Property.

      (k) The Company has no knowledge of any facts or circumstances that the Company reasonably believes is likely to render any material Company Intellectual Property invalid or unenforceable, or would adversely affect any pending application or registration with respect to such Company Intellectual Property.

      (l) No open source or public library Software, including any version of any software licensed pursuant to any GNU public license, was or is incorporated into or utilized by any product or services of the Company or its Subsidiaries in a manner that creates material obligations for the Company with respect to the Company Intellectual Property or the products or services of the Company or its Subsidiaries or that grants to any third party any rights or immunities under any Company Intellectual Property or with respect to the products or services of the Company or its Subsidiaries, which obligations for the Company or rights or immunities granted to a third party cannot be fulfilled, terminated, or otherwise extinguished by the Company without (x) the expenditure by the Company of a non-trivial amount of money or resources, (y) without a material and adverse effect on the Company or (z) both (x) and (y).

      (m) The products and services of the Company and its Subsidiaries include no material errors or misrepresentations, including, to the knowledge of the Company, any security vulnerability that would permit the unauthorized alteration or deletion of data of the Company or its Subsidiaries or their customers.

      (n) The Company and its Subsidiaries have not created, and are not in the process of creating, any of the features specified in Part A of Section 3.9(n) of the Company Disclosure Schedules. All modifications of the type specified in Part B of Section 3.9(n) of the Company Disclosure Schedules created by, or in the process of being created by, the Company and its Subsidiaries are either (x) the type of modifications specified in Part C of Section 3.9(n) or (y) owned exclusively by the Company pursuant to the section of such agreement specified in Part D of Section 3.9(n) of the Company Disclosure Schedules.

      3.10     Agreements, Contracts and Commitments.

      (a) Section 3.10(a) of the Company Disclosure Schedules sets forth a complete and accurate list of the following contracts and agreements (written or oral) to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary is bound:

(i) any agreement (or group of related agreements) for the lease of real property or personal property from or to third parties providing for lease payments (A) in excess of $50,000 per annum or (B) in excess of $150,000 in the aggregate for the remainder of the term;

(ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year and involves more than $150,000, in the aggregate, or (B) which involves more than the sum of $50,000 per annum;

(iii) any agreement establishing a partnership or joint venture;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $50,000 or under which it has imposed (or may impose) a Lien (other than Permitted Liens) on any of its assets, tangible or intangible;

(v) any employment, severance, bonus, retention or consulting agreement;

(vi) any agreement involving any officer or director of the Company;

(vii) any material license, sublicense or other agreement under which the Company or any Subsidiary of it is authorized to use or distribute any Third Party Intellectual Property in connection with, incorporated in or as part of, any product or service sold by or expected to be sold by the Company or any Subsidiary of it;

(viii) any material agreement granting or restricting the right of the Company to use any Company Intellectual Property other than license agreements entered into in the Ordinary Course of Business;

(ix) any agreement under which the Company or any Subsidiary of it granted or was granted exclusive marketing, distribution or sales rights with respect to any industry, customer segments, geographical area or otherwise;

(x) any agreement, commitment, judgment, injunction or order to which the Company or any Subsidiary of it is a party or is subject to that has or would reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of the Company or any Subsidiary of it in any material respect, in any geographic area, for any period of time; and

(xi) any agreement under which the consequences of a default or termination would reasonably be expected to result in losses in excess of $100,000 ((i) through (xi) collectively, the “Company Material Contracts”).

      The Company has provided to the Buyer a complete and accurate copy of each Company Material Contract. Each Company Material Contract is in full force and effect and is enforceable in accordance with its terms. Neither the Company nor any Subsidiary of it nor, to the Company’s knowledge, any other party to any Company Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Company Material Contract.

      (b) The Company SEC Reports and Section 3.10(b) of the Company Disclosure Schedule disclose each contract or agreement to which the Company or any Subsidiary of it is a party or bound with any Affiliate of the Company (other than any Subsidiary which is a direct or indirect wholly owned Subsidiary of the Company). Complete and accurate copies of all the agreements, contracts and arrangements have heretofore been provided to the Buyer. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any Subsidiary of it has entered into any transaction with any Affiliate of the Company or any Subsidiary of it or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K. For purposes of this Agreement, the term “Affiliates” when used with respect to any party shall mean any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

      (c) Following the Closing, the Surviving Corporation will be permitted to exercise all of the Company’s rights under the Company Material Contracts to the same extent that the Company would have been able to had the Merger not occurred and without the payment of additional consideration.

      3.11     Litigation; Product Liability. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section 3.11 of the Company Disclosure Schedule, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary of it or in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no material judgments, orders or decrees outstanding against the Company or any Subsidiary of it. No product liability claims have been asserted or, to the knowledge of the Company, threatened against the Company or any Subsidiary of it relating to products or product candidates developed, tested, manufactured, marketed, distributed or sold by the Company or any Subsidiary of it.

      3.12     Environmental Matters.

      (a) As of the Closing, except in compliance with Environmental Laws and in a manner that could not reasonably be expected to subject the Company or any Subsidiary to material liability, to the knowledge of the Company and any Subsidiary, no Hazardous Materials (i) are present on any real property that is currently a Business Facility, or (ii) were present on any real property that was previously a Business Facility at the time such Business Facility ceased to be owned, operated, occupied, controlled or leased by the Company or any Subsidiary. There are no underground storage tanks, asbestos which is friable or likely to become friable or PCB’s present on any Business Facility currently owned, operated, occupied, controlled or leased by the Company or any Subsidiary.

      (b) The Company and each of its Subsidiaries has at all times complied in all material respects with, and is not currently in violation of, any applicable Environmental Laws.

      (c) To the Company’s knowledge, there are no circumstances or conditions which could reasonably be expected to result in any material environmental claims, liability, or obligations of the Company or any Subsidiary or any material restrictions on the use or transfer of any property of the Company or any Subsidiary of it pursuant to any Environmental Law.

      (d) There are no liens against any of the properties currently leased or operated by the Company or any Subsidiary of it arising under any Environmental Law.

      (e) There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or any Subsidiary.

      (f) The Company has provided to Buyer and its agents, representatives and employees all records in the Company and its Subsidiary’s possession relating specifically to the environmental condition of any Business Facility.

      (g) For purposes of this Agreement, “Environmental Law” means any law, regulation, statute, code, order, decree, permit, authorization, opinion, common law or agency requirement of any jurisdiction relating to: (i) the protection, investigation or restoration of the environment, human health, reproduction and safety, or natural resources, (ii) the handling, use, storage, treatment, manufacture, transportation, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

      (h) For purposes of this Agreement, “Hazardous Substance” means any substance that is: (A) listed, classified, regulated or which falls within the definition of a “hazardous substance,” “hazardous waste”, “hazardous material”, “toxic”, or carcinogenic pursuant to any Environmental Law; (B) any petroleum product, by-product or derivative, asbestos-containing material, lead-containing paint, pipes or plumbing, polychlorinated biphenyls, radioactive materials, urea formaldehyde, PCB’s, microbial matter, mold, ozone depleting substances, or radon; or (C) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

      (i) For purposes of this Agreement, “Business Facility” means any real property including the land, the improvements thereon, the groundwater thereunder and the surface water thereon, that is or at any time has been owned, operated occupied, controlled or leased by the Company or any Subsidiary in connection with the operation of its business.

      3.13     Employee Benefit Plans.

      (a) Section 3.13(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates or to which the Company, any Subsidiary, or any ERISA Affiliate has or may have an obligation to contribute (together, the “Company Employee Plans”). For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement, policy, program or arrangement involving direct or indirect compensation, including, but not limited to, insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee, director, officer or consultant of the Company or any Subsidiary of it or an ERISA Affiliate; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or

(3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary.

      (b) With respect to each Company Employee Plan, the Company has provided to the Buyer, a complete and accurate copy of (i) such Company Employee Plan (or a written summary of any unwritten plan), (ii) the most recent annual report (Form 5500) filed with the IRS, (iii) each trust agreement, service provider contract, group annuity contract and summary plan description, if any, relating to such Company Employee Plan and any amendments or modifications thereof, (iv) the most recent financial statements and, if applicable, actuarial valuation for each Company Employee Plan that is funded, (v) all personnel, payroll and employment manuals and policies, (vi) all employee handbooks and (vii) all reports regarding the satisfaction of the nondiscrimination requirements of Sections 410(b), 401(k) and 401(m) of the Code.

      (c) With respect to the Company Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of the Company. The assets of each Company Employee Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

      (d) Except as set forth on Section 3.13(d) of the Company Disclosure Schedule, (i) the Company has performed in all material respects all obligations required to be performed by it under, is not in material default or violation of, and has no knowledge of any default or violation by any other party to, each Company Employee Plan, (ii) each Company Employee Plan has been maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA and the Code; (iii) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA has occurred with respect to any Company Employee Plan; (iv) each Company Employee Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Effective Time, without material liability to the Buyer, the Company or any of its ERISA Affiliates (other than ordinary administration expenses); (v) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened (other than routine claims for benefits), against any Company Employee Plan or against the assets of any Company Employee Plan; (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company or any Affiliates, threatened, by the IRS or DOL with respect to any Company Employee Plan; and (vii) all of the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.

      (e) Except as listed on Section 3.13(e) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of it is a party to any oral or written (i) agreement with any stockholder, director, executive officer or other employee of the Company or any Subsidiary of the Company, (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any Subsidiary of it of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or employee; (ii) agreement, plan or arrangement under which any person may receive payments that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code, without regard to Section 280G(b)(4), by the occurrence of any of the transactions contemplated by this Agreement or any subsequent event; or (iii) agreement, plan or arrangement binding the Company or any Subsidiary of it, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, either alone, or in conjunction with subsequent events or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

      (f) During the six (6) years immediately preceding the Effective Time, neither the Company nor any ERISA Affiliate maintained, sponsored, participated in, or was obligated to contribute to, (i) any “employee pension benefit plan which is subject to Title IV of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” as defined in ERISA Section 3(37) or (iii) any plan described in Section 413 of the Code. Except as disclosed on Section 3.13(e) of the Company Disclosure Schedule, no Company Employee Plan creates any liability to provide retiree health to any person for any reason, except as may be required by COBRA or other applicable statute, and except as disclosed on Section 3.13(f) of the Company Disclosure Schedule, the Company has never represented, promised or contracted (whether in oral or written form) to any employee of the Company or any Subsidiary or to any other person that such Employee(s) or other person would be provided with retiree health, except to the extent required by statute. No Company Employee Plan provides benefits to any employee of the Company or any Subsidiary residing outside of the United States. The Company does not know of any activities or proceedings of any labor union to organize any Employees, and the Company is not currently and never has been obligated under a collective bargaining agreement.

      (g) Executive Loans. Neither Company nor any ERISA Affiliate has violated Section 402 of Sarbanes-Oxley Act of 2002 and the execution of this Agreement and the consummation of the transactions contemplated hereby will not, to the knowledge of Company, cause such a violation.

      3.14     Compliance With Laws. The Company and each of its Subsidiaries has complied with, is not in violation of, and has not received any notice alleging any violation with respect to, any applicable provisions of any statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets.

      3.15     Assets. The Company or one of its Subsidiaries owns or leases all material tangible assets necessary for the conduct of their businesses as presently conducted and as presently proposed to be conducted subject to the Permitted Liens. All of such tangible assets which are owned, are owned free and clear of all Liens except for (i) Liens which are disclosed in the Company SEC Reports filed prior to the date of this Agreement and (ii) other Liens that, individually and in the aggregate, do not interfere with the ability of the Company or its Subsidiaries to conduct their business as currently conducted and as presently proposed to be conducted or materially and adversely affect the value or marketability of such assets (collectively, “Permitted Liens”).

      3.16     Customers. As of the date of this Agreement, no customer of the Company or any Subsidiary of it that represented 5% or more of the Company’s consolidated revenues in the fiscal year ended December 31, 2003 has indicated to the Company or any Subsidiary of the Company that it will stop, or materially decrease the rate of, buying materials, products or services from the Company or any Subsidiary of the Company.

      3.17     Opinion of Financial Advisor. Thomas Weisel Partners LLC (the “Company Financial Advisor”), has delivered to the Company Board (or any special committee thereof) a written opinion dated the date of this Agreement to the effect, as of such date, that the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view, a copy of which has been provided to the Buyer.

      3.18     Brokers; Schedule of Fees and Expenses. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any Subsidiary of it, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except the Company Financial Advisor, whose fees and expense shall be paid by the Company. The Company has provided to the Buyer a complete and accurate copy of all agreements pursuant to which the Company

Financial Advisor is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE

BUYER AND THE TRANSITORY SUBSIDIARY

      The Buyer and the Transitory Subsidiary represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as expressly set forth herein.

      4.1     Organization, Standing and Power. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as presently proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Buyer Material Adverse Effect. For purposes of this Agreement, the term “Buyer Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or any material adverse effect on, the ability of the Buyer or the Transitory Subsidiary to consummate the transactions contemplated by this Agreement.

      4.2     Authority; No Conflict; Required Filings and Consents.

      (a) Each of the Buyer and the Transitory Subsidiary has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and the Transitory Subsidiary have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Transitory Subsidiary (including the approval of the Merger by the Buyer in its capacity as the sole stockholder of the Transitory Subsidiary). This Agreement has been duly executed and delivered by each of the Buyer and the Transitory Subsidiary and constitutes the valid and binding obligation of each of the Buyer and the Transitory Subsidiary, enforceable in accordance with its terms.

      (b) The execution and delivery of this Agreement by each of the Buyer and the Transitory Subsidiary do not, and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of the Buyer or the Transitory Subsidiary, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Buyer’s or the Transitory Subsidiary’s assets under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Buyer or the Transitory Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clause (i), (ii) and (iii) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate, are not reasonably likely to have a Buyer Material Adverse Effect.

      (c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by the Buyer or the Transitory Subsidiary in connection with the execution and delivery of this Agreement by the Buyer or the Transitory Subsidiary or the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the Secretaries of State of other states in which the Company is qualified as a foreign corporation to transact business, (ii) the filings of such reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws.

      4.3     Operations of the Transitory Subsidiary. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

      4.4     Financing of the Buyer. The Buyer has and at the Effective Time will have available all of the funds necessary for the payment of the Merger Consideration.

ARTICLE V

CONDUCT OF BUSINESS

      5.1     Covenants of the Company. Except as consented to in writing by the Buyer, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted; pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations); comply with all applicable laws, rules and regulations and use reasonable efforts, consistent with past practices, to maintain and preserve its and each Subsidiary’s business organization, assets and properties; use reasonable efforts, consistent with past practices, to keep available the services of its present officers and employees; use reasonable efforts, consistent with past practices, to preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall not, and shall not permit any Subsidiary of it to, directly or indirectly, do any of the following without the prior written consent of the Buyer:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent); (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities;

(b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their terms as in effect on the date hereof);

(c) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents, except as expressly provided by this Agreement;

(d) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets outside of the Ordinary Course of Business or that are material to the Company and its Subsidiaries, taken as a whole;

(e) except for sales in the Ordinary Course of Business, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of the Company or of any Subsidiary of it;

(f) sell, dispose of or otherwise transfer any assets material to the Company and its Subsidiaries, taken as a whole, (including any accounts, leases, contracts or intellectual property or any assets or the stock of any Subsidiary of it) either through a single transaction or a series of transactions;

(g) adopt or implement any stockholder rights plan;

(h) except for a confidentiality agreement as permitted by Section 6.1, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all, substantially all or a portion of the assets or securities of the Company and its Subsidiaries, taken as a whole;

(i) (i) incur or suffer to exist any indebtedness for borrowed money (other than (x) such indebtedness which existed as of December 31, 2003, as reflected on the Company Balance Sheet, and (y) additional indebtedness in the Ordinary Course of Business in the aggregate amount of less than $100,000) or guarantee any such indebtedness of another person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of it, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances or capital contributions to, or investment in, any other person, other than the Company or any of its direct or indirect wholly owned Subsidiaries or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

(j) make any capital expenditures with respect to property, plant or equipment in excess of $100,000 in the aggregate for the Company and its Subsidiaries, taken as a whole;

(k) make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required under GAAP, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(l) (i) pay, discharge, settle or satisfy any litigation or material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the Ordinary Course of Business or in accordance with their terms as in effect on the date of this Agreement, of claims, liabilities or obligations reflected in or reserved for in the most recent consolidated financial statements (or the notes thereto) of the Company included in the most recent Company SEC Report filed prior to the date of this Agreement (to the extent so reflected in or reserved for) or (ii) waive any material benefits of, modify in any adverse respect, fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreements to which the Company or any Subsidiary of it is a party;

(m) modify, amend or terminate the Sublease Agreement, by and between the Company and ePresence, Inc., dated January 1, 2004, or other than in the Ordinary Course of Business, modify, amend or terminate any material contract or agreement to which the Company or any Subsidiary of it is a party, or waive, release or assign any material rights or claims (including write-offs or other compromises of accounts receivable of the Company or any Subsidiary of it which are material either singularly or in the aggregate);

(n) other than in the Ordinary Course of Business (i) enter into any material contract or agreement or (ii) license any material intellectual property rights to or from any third party;

(o) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (i) take any action with respect to, adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (ii) increase the compensation or fringe benefits of or, except as set forth on Section 5.1(o) of the Company Disclosure Schedule, pay any bonus to any director, officer, employee or consultant, (whether in cash, stock, or otherwise), (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options, restricted stock awards or equity-based compensation awards, (iv) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (v) grant any stock-based awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, other stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, (vi) amend the terms or change the period of exercisability of any of its securities or the securities of its Subsidiaries, including any shares of Company Common Stock or any option, warrant or right to acquire any such shares, (vii) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan or (viii) extend any offer of employment to or hire any person;

(p) make or rescind any Tax election, settle or compromise any Tax liability or amend any Tax return;

(q) commence any offering of shares of Company Common Stock pursuant to the Company’s Employee Stock Purchase Plan;

(r) open or close any facility or office;

(s) fail to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement;

(t) fail to pay accounts payable and other obligations on a timely basis or in the Ordinary Course of Business; or

(u) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

ARTICLE VI

ADDITIONAL AGREEMENTS

      6.1     No Solicitation.

      (a) No Solicitation or Negotiation. Except as set forth in this Section 6.1, the Company shall not, nor shall it authorize or permit any Subsidiary of it or any of its or their directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) to directly or indirectly:

(i) solicit, initiate, encourage or facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below in Section 6.1(f)), including without limitation amending or granting any waiver or release under any standstill or similar agreement with respect to any Company Common Stock; or

(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with, any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to any Acquisition Proposal.

      Notwithstanding the foregoing and subsection (e) below, prior to the adoption of this Agreement at the Company Stockholders’ Meeting (the “Specified Time”), the Company may, to the extent required by the fiduciary obligations of the Company Board or any special committee thereof, as determined in good faith by the Company Board or any such special committee, after consultation with its outside counsel, in response to a bona fide, unsolicited Acquisition Proposal made or received after the date of this Agreement (including, without limitation, an Acquisition Proposal received from a person with whom the Company had discussions or to whom the Company furnished information prior to the date hereof) that the Company Board or any special committee determines in good faith after consultation with its outside counsel and its financial advisor is reasonably likely to lead to a Superior Proposal (as defined below in Section 6.1(f)), in each case that did not follow a breach by the Company of this Section 6.1, and subject to compliance with Section 6.1(c), (x) furnish information with respect to the Company to the person making such Acquisition Proposal and its Representatives pursuant to a customary confidentiality agreement with terms no less favorable to the Company than the Confidentiality Agreement (as defined in Section 9.3) and (y) participate in discussions or negotiations with such person and its Representatives regarding any Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.1(a) by any Representative of the Company or any Subsidiary of it, whether or not such person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 6.1(a) by the Company.

      (b) No Change in Recommendation or Alternative Acquisition Agreement. Neither the Company Board nor any committee thereof shall:

(i) except as set forth in this Section 6.1, withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Buyer or the Transitory Subsidiary, the approval or recommendation by the Company Board or any such committee of this Agreement or the Merger;

(ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) constituting or relating to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); or

(iii) adopt, approve or recommend, or propose to adopt, approve or recommend, any Acquisition Proposal.

      Notwithstanding the foregoing, the Company Board or any special committee thereof may, in response to a Superior Proposal that did not follow a breach by the Company of this Section 6.1, to the extent the Company Board or any special committee thereof, respectively, determines in good faith, after consultation with its outside counsel, that its fiduciary obligations require it to do so, (A) take any of the actions referred to in clauses (i) or (iii) of the first sentence of this Section 6.1(b) and (B) terminate this Agreement pursuant to Section 8.1(f).

      (c) Notices to the Buyer; Additional Negotiations. The Company shall immediately notify the Buyer orally, with written confirmation to follow promptly (and in any event within one business day), of any Acquisition Proposal or any request for nonpublic information in connection with, or that could reasonably be expected to lead to, any Acquisition Proposal and of any material modifications to any Acquisition Proposal, such notice to include all written materials delivered to the Company by the person making such inquiry or Acquisition Proposal and in any case the identity of such person and a description of the terms of such Acquisition Proposal.

      (d) Certain Permitted Disclosure. Nothing contained in this Section 6.1 or in Section 6.4 shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company’s stockholders if, in the good faith judgment of the

Company Board or any special committee thereof, based on the opinion of outside counsel, that such disclosure is required by its obligations under applicable law; provided, however, that, except as set forth in Section 6.1(b), in no event shall the Company Board or any special committee thereof (i) withdraw or modify, or propose to withdraw or modify, its position with respect to this Agreement or the Merger, or (ii) adopt, approve or recommend, or propose to adopt, approve or recommend, any Acquisition Proposal.

      (e) Cessation of Ongoing Discussions. The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.

      (f) The Company shall provide the Buyer with at least twenty four (24) hours prior notice (or such lesser prior notice as provided to the members of the Company’s Board of Directors) of any meeting of the Company’s Board of Directors at which the Company’s Board of Directors is reasonably expected to consider an Acquisition Proposal.

      (g) Definitions. For purposes of this Agreement:

      “Acquisition Proposal” means (i) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving the Company or any material Subsidiary of it, (ii) any proposal for the issuance by the Company or any Subsidiary of it of over 15% of its equity securities or (iii) any proposal or offer to exclusively license or acquire in any manner, directly or indirectly, over 15% of the equity securities or consolidated total assets of the Company, in each case other than the transactions contemplated by this Agreement.

      “Superior Proposal” means any unsolicited, bona fide written proposal made by a third party to acquire more than 85% of the equity securities or more than 85% of the assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, (i) on terms which the Company Board or any special committee thereof determines in its good faith judgment to be more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement (after consultation with its financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by the Buyer to amend the terms of this Agreement), (ii) that in the good faith judgment of the Company Board or any special committee thereof is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal and (iii) for which any required financing is committed (or, in the case of Section 6.1(a) only, with respect to which the Company Board in good faith concludes, after consultation with its financial advisors, that any required financing is reasonably likely to be available).

      6.2     Proxy Statement.

      (a) As promptly as practicable after the execution of this Agreement the Company, in cooperation with the Buyer, shall prepare and file with the SEC the Proxy Statement (the “Proxy Statement”) to be sent to the stockholders of the Company in connection with the meeting of the Company’s stockholders to be called pursuant to Section 6.4 hereof to consider the Company Voting Proposal (the “Company Stockholders’ Meeting”). The Company shall endeavor to promptly respond to any comments of the SEC. The Company shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the stockholders of the Company at the earliest practicable time. Each of the Buyer and the Company shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any filing pursuant to Section 6.2(b) or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement, the Merger or any filing pursuant to Section 6.2(b). Each of the Buyer and the Company shall use its reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, or any filing pursuant to Section 6.2(b), the Buyer or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement. The Company will include in the Proxy Statement the Board Recommendation and the opinion of the Company Financial Advisor described in Section 3.17.

      (b) The information to be supplied by or on behalf of the Company for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, or at the time of the Company Stockholders’ Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made in the Proxy Statement, in light of the circumstances under which they were made, not misleading. If at any time prior to the Company Stockholders’ Meeting any fact or event relating to the Company or any Subsidiary of it which is required to be set forth in a supplement to the Proxy Statement should be discovered by the Company or should occur, the Company shall promptly inform the Buyer of such fact or event. Any information to be supplied by or on behalf of the Buyer and its Affiliates for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, or at the time of the Company Stockholders’ Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made in the Proxy Statement, in light of the circumstances under which they were made, not misleading. If at any time prior to the Company Stockholders’ Meeting any fact or event relating to the Buyer or any of its Affiliates which is required to be set forth in a supplement to the Proxy Statement should be discovered by the Buyer or should occur, the Buyer shall promptly inform the Company of such fact or event.

      (c) The Buyer and the Company shall promptly make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder. The Company shall take all action necessary to exempt (or continue the exemption of) the Merger and the transactions contemplated by the Merger Agreement from any state takeover law or similar law (including Section 203 of the DGCL) now or hereafter in effect that might otherwise apply to the Merger and the transactions contemplated by the Merger Agreement.

      6.3     Access to Information. Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the Buyer’s officers, employees, accountants, counsel and other representatives, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Buyer (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties, assets and personnel as the Buyer may reasonably request, including without limitation information with respect to any actions that must be taken by the Company within one hundred twenty (120) days of the Closing Date for the purposes of obtaining, maintaining, perfecting or renewing any Company Intellectual Property. No information or knowledge obtained in any investigation pursuant to this Section or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

      6.4     Company Stockholders’ Meeting.

      (a) The Company, acting through the Company Board or any special committee thereof, shall take all actions in accordance with applicable law, its Certificate of Incorporation and Bylaws and the rules of The Nasdaq Stock Market to promptly and duly call, give notice of, convene and hold as promptly as practicable, and in any event within 45 days after the mailing of the Proxy Statement, the Company Stockholders’ Meeting for the purpose of considering and voting upon the Company Voting Proposal. Subject to Section 6.1(b), (i) the Company Board or any special committee thereof shall recommend approval and adoption of the Company Voting Proposal by the stockholders of the Company and include such recommendation in the Proxy Statement, and (ii) neither the Company Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to the Buyer, the recommendation of the Company Board that the Company’s stockholders vote in favor of the Company Voting Proposal. Subject to Section 6.1(b), the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Company Voting Proposal and shall take all other action necessary or advisable to secure the vote or consent of the stockholders of the Company required by the rules of The Nasdaq Stock Market or the DGCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with the Buyer, may adjourn or postpone the Company Stockholders’ Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders or, if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting.

      (b) Unless this Agreement has been terminated pursuant to Article VIII hereof, the Company shall (A)(i) call, (ii) give notice of, (iii) convene and (iv) hold the Company Stockholders’ Meeting in accordance with this Section 6.4 and (B) submit the Company Voting Proposal to its stockholders for the purpose of acting upon such proposal whether or not (i) the Company Board at any time subsequent to the date hereof determines, in the manner permitted by Section 6.1(b), that the Company Voting Proposal is no longer advisable or recommends that the stockholders of the Company reject such proposal, or (ii) any actual, potential or purported Acquisition Proposal or Superior Proposal has been commenced, disclosed, announced or submitted to the Company. The Company shall ensure that all proxies solicited by the Company in connection with the Company Stockholders’ Meeting are solicited, in compliance with the DGCL, its Certificate of Incorporation and Bylaws, the rules of the Nasdaq Stock Market and all other applicable legal requirements.

      6.5     Legal Conditions to the Merger.

      (a) Subject to the terms hereof, the Company and the Buyer shall each use reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party all consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (B) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (C) any other applicable law and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and the Buyer shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. The Company and the Buyer shall use their respective reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the Buyer and the Company agree that nothing contained in this Section 6.5(a) shall modify or affect their respective rights and responsibilities under Section 6.5(b).

      (b) Each of the Company and the Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, reasonable efforts to obtain any third party consents required in connection with the Merger.

      6.6     Public Disclosure.     The press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Buyer. The Buyer and the Company shall not issue any other press release or any public statement with respect to the Merger or this Agreement without the consent of the other party, except to the extent required by law or stock market regulation (in which case the parties will consult to the extent practicable regarding such press release or public statement).

      6.7     Options and Stock Plans.

      (a) Stock Options. As of the Effective Time each holder of a Company Stock Option that is vested and exercisable as of the Effective Time (after giving effect to any acceleration of vesting or exercisability as a result of the transactions contemplated hereby contained in existing Company Stock Options and Company Stock Plans) shall, for each share covered by such Company Stock Option, be entitled to receive a cash amount equal to the Merger Consideration less the applicable per share exercise price of such Company Stock Option and any withholding taxes required by applicable law, which payment shall be deemed to be payment in full for the cancellation of such Company Stock Option pursuant to the Company Stock Plans. As of the Effective Time each outstanding Company Stock Option under any Company Stock Plan, whether or not vested, shall terminate. Company shall take all necessary actions to ensure that all outstanding Company Stock Options are terminated as of the Effective Time, including without limitation, providing each holder of a Company Stock Option with written or electronic notice that such option shall expire as of the Effective Time so that: (i) all Company Stock Options maintained or in effect shall terminate as of the Effective Time, (ii) any Company Employee Plans providing for the issuance, transfers, or grants of any Company Common Stock or any interest in respect of any Company Common Stock shall be terminated or amended to provide that no further issuances, transfers or grants of any Company Common Stock shall be permitted from and after the Effective Time under such Company Employee Plans except as set forth in Section 6.7(b) below, and (iii) from and after the Effective Time, no holder of a Company Stock Option or any participant in any Company Stock Plan shall have any right thereunder to acquire any Company Common Stock or otherwise to receive anything of value from Company or Buyer with respect to such holder’s Company Stock Option except as provided in this Agreement.

      (b) Up to ten (10) days prior to the Effective Time, Buyer may, in its sole discretion, decide to assume any or all of the Company Stock Plans with such assumption to be effective as of the Effective Time. Upon receipt of written notice from Buyer confirming its intent to assume any or all of the Company Stock Plans, the Company shall take such reasonable actions prior to the Effective Time as are reasonably necessary to effect the provisions of this Section 6.7(b), including taking such actions as may be required to confirm that the Buyer Board of Directors (or its committee) shall, effective as of the Effective Time, become the administrator of the assumed Company Stock Plans and shall have any and all amendment authority with respect thereto. The Company shall terminate all non-assumed Company Stock Plans effective at the Effective Time. The Company shall terminate its 1999 Employee Stock Purchase Plan in accordance with its terms as of or prior to the Effective Time pursuant to Section 16(c) of such plan. For the avoidance of doubt, any assumption by the Buyer of the Company Stock Plans shall not adversely affect the rights of the holders of options under such plans set forth in Section 6.7(a).

      6.8     Indemnification.

      (a) From and after the Effective Time, the Buyer shall, to the fullest extent permitted by law, cause the Surviving Corporation, for a period of six years from the Effective Time, to honor all of the Company’s obligations to indemnify and hold harmless (including the obligation to advance expenses) each present and former director and officer of the Company (the “Indemnified Parties”), against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, in all such cases, to the extent that such obligations to indemnify and hold harmless exist on the date of this Agreement pursuant to the Company’s Certificate of Incorporations, Bylaws or indemnification agreements set forth in the Company Disclosure Schedule.

      (b) For a period of six (6) years after the Effective Time, the Buyer shall cause the Surviving Corporation to maintain (to the extent available in the market) in effect a directors’ and officers’ liability insurance policy covering those persons who are covered as of the date of this Agreement by the Company’s directors’ and officers’ liability insurance policy (a copy of which has been heretofore delivered to the Buyer) (the “Existing Policy”) with coverage in amount and scope at least as favorable to such persons as the Company’s existing coverage, by either purchasing a new insurance policy or exercising the option in the Existing Policy to extend such coverage for an additional six years. The Company shall cooperate with Buyer in arranging for such a policy to be put into place, including by executing a broker representation letter in favor of Buyer’s insurance broker as promptly as reasonably practicable following the date hereof. If the Buyer has not obtained a new insurance policy providing such coverage prior to the Closing Date, the Company may exercise the option in the Existing Policy to extend coverage for six years following the Closing Date and make the payment required by the Existing Policy therefor.

      (c) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other entity and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any entity, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation or, at the Buyer’s option, the Buyer, assume the obligations set forth in this Section 6.8.

      (d) The provisions of this Section 6.8 shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

      6.9     Notification of Certain Matters. The Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to the Buyer, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) (i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of the Buyer and the Transitory Subsidiary or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section 6.9 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

      6.10     Exemption from Liability Under Section 16(b). The Company Board, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the disposition by the officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act of Company Common Stock and of options to purchase Company Common Stock, in each case pursuant to the transactions contemplated hereby is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

      6.11     Employee Benefit Matters.

      (a) The Buyer agrees that, during the period commencing on the Effective Time and ending on the first anniversary thereof, to the extent permitted by law, it will provide or cause the Surviving Corporation to provide employees of the Company who become employees of the Surviving Corporation as of the Effective Time (“Covered Employees”) with employee benefit plans, programs and arrangements

(including severance plans, programs and arrangements) which in the aggregate are substantially comparable to those currently provided by the Buyer to similarly situated employees of Buyer. For purposes of employee benefit plans, programs and arrangements provided to Covered Employees maintained or contributed to by the Buyer or any of its Subsidiaries, the Buyer shall, and shall cause its Subsidiaries to, treat service of each Covered Employee with the Company and its Subsidiaries (to the same extent such service is recognized under analogous plans, programs and arrangements of the Company and its Subsidiaries) as service rendered to the Buyer and its Subsidiaries, solely for the purpose of eligibility to participate and vesting thereunder. To the extent permitted by the terms of the Buyer’s 401(k) plan, the Buyer shall use reasonable efforts to allow Covered Employees who are eligible under the terms of the Buyer’s 401(k) plan and who have account balances in the Company 401(k) Plan to roll over such account balances to the Buyer’s 401(k) plan.

      (b) The Buyer will honor, and cause the Surviving Corporation to honor, pursuant to their terms, all employee severance plans and employment, change of control or severance agreements of the Company or its Subsidiaries that are specifically identified in Section 6.11(b) of the Company Disclosure Schedule.

      (c) Effective no later than the day immediately preceding the Effective Time, the Company and its ERISA Affiliates, as applicable, shall each terminate any and all group severance, separation or salary continuation plans, programs or arrangements (written or unwritten) and any plans intended to include a Code Section 401(k) arrangement (unless Buyer provides written notice to the Company that such 401(k) plans shall not be terminated) (collectively, “Company 401(k) Plans”). Unless Buyer provides such written notice to the Company, the Company shall provide

Buyer with evidence that such Company 401(k) Plans have been terminated (effective no later than the day immediately preceding the Effective Time) pursuant to resolutions of the Company’s Board of Directors. The form and substance of such resolutions shall be subject to review and approval of Buyer. The Company also shall take such other actions in furtherance of terminating such Company 401(k) Plans as Buyer may reasonably require.

ARTICLE VII

CONDITIONS TO MERGER

      7.1     Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. The Company Voting Proposal shall have been approved and adopted at the Company Stockholders’ Meeting, at which a quorum is present, by the affirmative vote of a majority of the shares of Company Common Stock entitled to vote thereon.

(b) Majority Stockholder Approval. The stockholders of the Majority Stockholder shall have approved the disposition by the Majority Stockholder of the shares of Company Common Stock owned by the Majority Stockholder in the Merger in accordance with Chapter 156B of the Massachusetts General Laws (the “Majority Stockholder Approval”).

(c) Governmental Approvals. Other than the filing of the Certificate of Merger, all material authorizations, consents, orders or approvals of, or declarations or filings with, or expirations or terminations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement (including expiration or termination of the applicable waiting period under the HSR Act) shall have been filed, been obtained or occurred, as applicable.

(d) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

      7.2     Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligations of the Buyer and the Transitory Subsidiary to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Buyer and the Transitory Subsidiary in their sole discretion:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except in each case (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and (ii) where the failure to be true and correct (without regard to any materiality or Company Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect), and Buyer shall have received a certificate to that effect signed by the Chief Executive Officer and the Chief Financial Officer of the Company.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date, and Buyer shall have received a certificate to that effect signed by the Chief Executive Officer and the Chief Financial Officer of the Company.

(c) Certain Events. From and after the date of this Agreement, there shall not have occurred any change, event, circumstance, development or effect that, individually or in the aggregate, has had a Company Material Adverse Effect, and Buyer shall have received a certificate to that effect signed by the Chief Executive Officer and the Chief Financial Officer of the Company.

(d) No Governmental Litigation. There shall not be pending any claim, suit, action or proceeding brought or threatened by any Governmental Entity, (i) challenging or seeking to restrain or prohibit the consummation of the Merger; (ii) seeking to prohibit or limit in any material respect, or place any material conditions on, the ownership or operation by the Company, the Buyer or any of their respective affiliates of any material portion of the business or assets or any material products of the Company and its Subsidiaries, taken as a whole, or the Buyer and its Subsidiaries, taken as a whole, or to require any such person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate any material portion of the business or assets or any material products of the Company and its Subsidiaries, taken as a whole, or the Buyer and its Subsidiaries, taken as a whole; or (iii) seeking to (x) prohibit the Buyer or any of its affiliates from effectively controlling in any material respect the business or operations of the Company and its Subsidiaries, taken as a whole or (y) prevent the Company and its Subsidiaries, taken as a whole, from operating their business in substantially the same manner as operated by the Company and its Subsidiaries prior to the date of this Agreement.

(e) Legal Restraint. No legal restraint that could reasonably be expected to result, directly or indirectly, in any of the effects referred to in clauses (i) through (iii) of paragraph (d) of this Section 7.2 shall be in effect.

(f) Consents. The Buyer shall have received evidence, in form and substance reasonably satisfactory to it, that the Company shall have obtained (x) the third party consents set forth on Section 7.2(f)(i) of the Company Disclosure Schedule and (y) any other third party consents relating to contracts and agreements (written or oral) to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary is bound, in the case of clause (y) only the failure of which to be obtained individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect; provided that the failure to obtain the consent set forth in Section 7.2(f)(ii) of the Company Disclosure Schedule shall not of itself be deemed to constitute a Company Material Adverse Effect.

(g) Dissenters’ Shares. Stockholders holding no more than ten (10) percent of the outstanding Company Common Stock shall continue to have a right to exercise appraisal, dissenters’ or similar rights under applicable law with respect to their Company Common Stock by virtue of the Merger.

(h) Cash at Closing. The Company and its Subsidiaries shall have cash, cash equivalents and marketable securities (as determined in accordance with GAAP) of at least $54.5 million in the aggregate (the “Minimum Cash Amount”) immediately prior to the Effective Time, and documentary evidence thereof reasonably satisfactory to Buyer shall have been provided to Buyer; provided that if the Company exercises the option set forth in the Existing Policy to extend coverage of such Existing Policy in accordance with the terms set forth in Section 6.8(b), then the Minimum Cash Amount shall be reduced by the amount that the Company has paid prior to the Effective Time to extend such coverage, to the extent payment of such amount is required by the Existing Policy for such extension of coverage.

      7.3     Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company in its sole discretion:

(a) Representations and Warranties. The representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement and in any certificate or other writing delivered by the Buyer or the Transitory Subsidiary pursuant hereto shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except in each case (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (y) for changes contemplated by this Agreement and (z) where the failure to be true and correct (without regard to any materiality or Buyer Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Buyer Material Adverse Effect), and the Company shall have received a certificate to that effect signed by an officer of Buyer.

(b) Performance of Obligations of the Buyer and the Transitory Subsidiary. The Buyer and the Transitory Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date, and the Company shall have received a certificate to that effect signed by an officer of Buyer.

ARTICLE VIII

TERMINATION AND AMENDMENT

      8.1     Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(h), by written notice by the terminating party to the other party) whether before or after adoption of this Agreement by the stockholders of the Company or the sole stockholder of the Transitory Subsidiary:

(a) by mutual written consent of the Buyer, the Transitory Subsidiary and the Company; or

(b) by either the Buyer or the Company if the Merger shall not have been consummated by the five-month anniversary of the date hereof (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date); or

(c) by either the Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

(d) by either the Buyer or the Company if at the Company Stockholders’ Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Company Voting Proposal is taken, the requisite vote of the stockholders of the Company in favor of the Company Voting Proposal shall not have been obtained (provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Company if its failure to fulfill any material obligation under this Agreement has been a principal cause of or has principally resulted in the failure to obtain the requisite vote of the stockholders of the Company in favor of the Company Voting Proposal); or

(e) by the Buyer, if: (i) a majority of the members of the Company Board (or any special committee thereof) shall have failed to recommend approval of the Company Voting Proposal in the Proxy Statement or shall have withdrawn or modified its recommendation of the Company Voting Proposal in any manner adverse to Buyer; (ii) the Company Board (or any special committee thereof) shall have approved or recommended to the stockholders of the Company an Acquisition Proposal; (iii) a tender offer or exchange offer for 15% or more of the outstanding shares of Company Common Stock shall have been commenced (other than by the Buyer or an Affiliate of the Buyer) and the Company Board (or any special committee thereof) recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, fails to recommend against acceptance of such offer; (iv) the Company shall have materially breached its obligations under Section 6.1 or Section 6.4; or (v) the Company shall have, in violation of this Agreement, willfully failed to hold the Company Stockholders’ Meeting and submit the Company Voting Proposal to the Company’s stockholders by the date which is one business day prior to the Outside Date; or

(f) by the Company in order to enter a definitive acquisition agreement providing for a Superior Proposal immediately after the termination of this Agreement, if the Company Board (or any special committee thereof) in response to such Superior Proposal that did not follow a breach of Section 6.1 determines in good faith after consultation with its outside counsel, that its fiduciary obligations require it to terminate this Agreement; provided, that (i) the Company has, at least three business days prior to such termination, notified the Buyer in writing that it has received a Superior Proposal and intends to enter into a definitive acquisition agreement providing for the consummation of such Superior Proposal (such notice to include a copy of such definitive acquisition agreement) and (ii) the Buyer shall not have made, within three business days of receipt of such notice, a binding written offer that causes the Company Board (or any special committee thereof) to no longer be able to determine in good faith, after consultation with its financial advisor and its legal counsel, that such Superior Proposal remains a Superior Proposal; or

(g) by the Buyer, if there has been an inaccuracy in, a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) shall not have been cured within 10 business days following receipt by the Company of written notice of such breach or failure to perform from the Buyer, provided that such time period shall be extended to 20 business days if the Company has made good faith diligent efforts to cure such breach or failure to perform within such 10 business day period;

(h) by the Company, if there has been an inaccuracy in, a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer or the Transitory Subsidiary set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured within 10 business days following receipt by the Buyer of written notice of such breach or failure to perform from the Company, provided that such time period shall be extended to 20 business days if the Buyer has made good faith diligent efforts to cure such breach or failure to perform within such 10 business day period; or

(i) by either the Buyer or the Company if at a meeting of the stockholders of the Majority Stockholder (including any adjournment or postponement thereof permitted by the Majority Stockholder Voting Agreement) (the “Majority Stockholder Meeting”) at which a vote on the disposition by the Majority Stockholder of Company Common Stock in the Merger is taken, the Majority Stockholder Approval shall not have been obtained (provided that the right to terminate this Agreement under this Section 8.1(i) shall not be available to the Company if its or the Majority Stockholder’s failure to fulfill any material obligation under this Agreement or the Majority Stockholder Voting Agreement has been a principal cause of or has principally resulted in the failure to obtain the Majority Stockholder Approval).

      8.2     Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Transitory Subsidiary or their respective officers, directors, stockholders or Affiliates; provided that (i) any such termination shall not relieve any party from liability for any willful breach of this Agreement (which includes, without limitation, the making of any representation or warranty by a party in this Agreement that the party knew was not true and accurate when made) and (ii) the provisions of Sections 6.6 and 8.3 and Article IX of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

      8.3     Fees and Expenses.

      (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

      (b) The Company shall reimburse the Buyer for up to $500,000 of expenses of the Buyer actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, fees and expenses of the Buyer’s counsels, accountants and financial advisors, including any topping fee and/or fairness opinion fee, if any) (the “Reimbursable Expenses”), in the event of the termination of this Agreement pursuant to Sections 8.1(d), 8.1(e), 8.1(f), 8.1(g) or 8.1(i) (in the case of 8.1(i), except to the extent that the Majority Stockholder’s failure to fulfill any material obligation under the Majority Stockholder Voting Agreement has been a principal cause of or has principally resulted in the failure to obtain the Majority Stockholder Approval). The expenses payable pursuant to this Section 8.3(b) shall be paid by wire transfer of same-day funds within one business day after demand therefor following the occurrence of the termination event giving rise to the payment obligation described in this Section 8.3(b). Notwithstanding the foregoing, if the Majority Stockholder is required to reimburse Buyer for its expenses pursuant to Section 12(b) of the Majority Stockholder Voting Agreement because the Majority Stockholder Approval is not obtained and no third party shall have made an Acquisition Proposal prior to the time of the Majority Stockholder Meeting, then the Company shall only be required to reimburse Buyer for its Reimbursable Expenses in excess of $500,000, provided that in no event shall the Company be required to (x) reimburse Buyer for any expenses for which Buyer was reimbursed by the Majority Stockholder or (y) pay to Buyer an amount in excess of $500,000 pursuant to this Section 8.3(b).

      (c) The Company shall pay the Buyer a termination fee of $3 million in the event of any of the following: (A) a termination of this Agreement by the Buyer pursuant to Section 8.1(e) (with respect to Section 8.1(e)(iv), only in the event of a willful breach); (B) a termination of this Agreement by the Company pursuant to Section 8.1(f); or (C) termination of this Agreement pursuant to Section 8.1(d), Section 8.1(g) or Section 8.1(i) (in the case of 8.1(i), except to the extent that the Majority Stockholder’s failure to fulfill any material obligation under the Majority Stockholder Voting Agreement has been a principal cause of or has principally resulted in the failure to obtain the Majority Stockholder

Approval) if, in the case of this clause (C), (x) prior to such termination a third party shall have made (and, in the case of a termination pursuant to Section 8.1(d), publicly announced) an Acquisition Proposal and (y) within twelve (12) months following the termination of this Agreement, an Acquisition Proposal is consummated or the Company enters into an agreement or binding letter of intent providing for an Acquisition Proposal (which Acquisition Proposal is subsequently consummated) (provided that for purposes of this clause (C), references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “40%”). Any fee due under this Section 8.3(c) shall be paid by wire transfer of same-day funds (x) within one business day after the date of any termination of this Agreement by the Buyer and (y) upon and as a condition to the effectiveness of, and termination of this Agreement by the Company as described in clause (B) above and (z) upon, and as a condition to the consummation of an Acquisition Proposal described in clause (C) above.

      (d) The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If one party fails to promptly pay to the other any expense reimbursement or fee due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the rate of interest quoted as the “Prime Rate” in the Money Rates Section of the Wall Street Journal plus three (3) percent per annum, compounded quarterly, from the date such expense reimbursement or fee was required to be paid. Payment of the fees and expenses described in this Section 8.3 shall not be in lieu of damages incurred in the event of a breach of this Agreement.

      8.4     Amendment. This Agreement or any provision hereof may be amended by the parties hereto, by action taken or authorized by the Boards of Directors of the Buyer and the Company (or, in the case of the Company, any special committee thereof) at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or the Transitory Subsidiary, provided, however, that, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      8.5     Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by the Boards of Directors of the Buyer and the Company (or, in the case of the Company, any special committee thereof), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

ARTICLE IX

MISCELLANEOUS

      9.1     Nonsurvival of Representations and Warranties. The respective representations and warranties of the Company, the Buyer and the Transitory Subsidiary contained in this Agreement or in any instrument delivered pursuant to this Agreement shall expire with, and be terminated and extinguished upon, the Effective Time. This Section 9.1 shall have no effect upon any other obligations of the parties hereto, whether to be performed before or after the consummation of the Merger.

      9.2     Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below, or (iii) on the day of delivery if delivered personally or sent via telecopy (receipt confirmed):

(a)	if to the Buyer or the Transitory Subsidiary, to

InfoSpace, Inc.
601 108th Avenue NE
Suite 1200
Bellevue, Washington 98004
Attention: General Counsel
Facsimile: (415) 201-6167

with a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304-1050
Attention: Jeffrey D. Saper, Esq.
Telecopy No.: (650) 493-6811

and:

Wilson Sonsini Goodrich & Rosati, Professional Corporation
One Market
Spear Tower, Suite 3300
San Francisco, CA 94105
Attention: Steve L. Camahort, Esq.
Telecopy No.: (415) 947-2099

(b)	if to the Company, to

Switchboard Incorporated
120 Flanders Road
Westboro, MA 01581
Attention: Dean Polnerow
Telecopy No.: (508) 898-8222

with a copy to:

Weil, Gotshal & Manges LLP
100 Federal Street, 34th Floor
Boston, MA 02110
Attention: Steven M. Peck, Esq.
Telecopy No.: (617) 772-8333

      Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

      9.3     Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided, however, that the Non-Disclosure Agreement by and between the Company and the Buyer, dated as of March 31, 2003 (the “Confidentiality Agreement”), shall remain in full force and effect in accordance with its terms.

      9.4     No Third Party Beneficiaries. Except as provided in Section 6.8, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

      9.5     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

      9.6     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

      9.7     Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

      9.8     Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

      9.9     Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware. Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the courts of the State of Delaware and the Federal courts of the United States located in the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

      9.10     Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

      9.11     WAIVER OF JURY TRIAL. EACH OF THE BUYER, THE TRANSITORY SUBSIDIARY AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER, THE TRANSITORY SUBSIDIARY OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

[the next page is the signature page]

      IN WITNESS WHEREOF, the Buyer, the Transitory Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

INFOSPACE, INC.

By:	/s/ JAMES VOELKER

Name: James Voelker
Title: CEO

BIG BOOK ACQUISITION CORP.

By:	/s/ JAMES VOELKER

Name: James Voelker
Title: CEO

SWITCHBOARD INCORPORATED

By:	/s/ DEAN POLNEROW

Name: Dean Polnerow
Title: CEO

Annex B-1

COMPANY VOTING AGREEMENT

      THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of March 25, 2004, among InfoSpace, Inc., a Delaware corporation (“Buyer”), the undersigned stockholder (the “Stockholder”) of Switchboard Incorporated, a Delaware corporation (“Company”) and the Company.

RECITALS

      A. The Company, Transitory Subsidiary (as defined below) and Buyer have entered into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), which provides for the merger (the “Merger”) of Big Book Acquisition Corp., a wholly-owned subsidiary of Buyer (“Transitory Subsidiary”), with and into the Company. Pursuant to the Merger, all outstanding shares of common stock of the Company (with limited exceptions) shall be converted into the right to receive the Merger Consideration (as defined in the Merger Agreement), as set forth in the Merger Agreement;

      B. Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of shares of the outstanding common stock of the Company and shares subject to outstanding options as is indicated on the signature page of this Agreement; and

      C. In consideration of the execution of the Merger Agreement by Buyer, Stockholder (in his or her capacity as such) agrees to vote the Shares (as defined below) and other such shares of capital stock of the Company over which Stockholder has voting power so as to facilitate consummation of the Merger.

      NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

      1.     Certain Definitions. Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

(a) “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been terminated pursuant to Article VIII thereof, or (ii) the Effective Time.

(b) “Person” shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

(c) “Shares” shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) beneficially owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires beneficial ownership during the period from the date of this Agreement through the Expiration Date.

(d) Transfer. A Person shall be deemed to have effected a “Transfer” of a security if such person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security; or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

      2.     Transfer of Shares.

      (a) Transferee of Shares to Be Bound by This Agreement. Stockholder agrees that, during the period from the date of this Agreement through the Expiration Date, Stockholder shall not cause or permit any Transfer of any of the Shares to be effected unless each Person to which any of such Shares, or any interest in any of such Shares, is or may be transferred shall have: (a) executed a counterpart of this Agreement and a proxy in the form attached hereto as Exhibit A (with such modifications as Buyer may

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reasonably request); and (b) agreed in writing to hold such Shares (or interest in such Shares) subject to all of the terms and provisions of this Agreement.

      (b)     Transfer of Voting Rights. Stockholder agrees that, during the period from the date of this Agreement through the Expiration Date, Stockholder shall not deposit (or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Stockholder under this Agreement with respect to any of the Shares.

      3.     Agreement to Vote Shares. At every meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company, Stockholder (in his or her capacity as such) shall vote, to the extent not voted by the Person(s) appointed under the Proxy (as defined below), the Shares or cause the Shares to be voted:

(a) in favor of adoption of the Merger Agreement, approval of the Merger and any action in furtherance thereof;

(b) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger and the transactions contemplated by the Merger Agreement; and

(c) against any of the following actions to the extent such actions are prohibited by the Merger Agreement: (i) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company with any party, (ii) any sale, lease or transfer of any significant part of the assets of the Company, (iii) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company, (iv) any material change in the capitalization of the Company or the Company’s corporate structure, or (v) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

      Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict Stockholder from acting in Stockholder’s capacity as a director or officer of the Company (it being understood that this Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of Company) or voting in Stockholder’s sole discretion on any matter other than those matters referred to in subsections (a), (b) and (c) above.

      4.     Irrevocable Proxy. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Buyer a proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permissible by law, with respect to the Shares.

      5.     Representations and Warranties of the Stockholder. Stockholder (i) is the record and beneficial owner of the shares of Company Common Stock and the options to purchase shares of Company Common Stock indicated on the signature page of this Agreement, which are free and clear of any liens, adverse claims, charges, voting restrictions, rights of first refusal or other encumbrances (except any such encumbrances arising under securities laws); (ii) as of the date hereof, does not beneficially own any securities of the Company other than the shares of Company Common Stock and options to purchase shares of Company Common Stock indicated on the signature page of this Agreement; and (iii) has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy. Stockholder agrees that, until the Expiration Date, Stockholder shall not, directly or indirectly, take any action that would make any representation or warranty contained in this paragraph 5 untrue or incorrect in any material respect or have the effect of preventing or disabling Stockholder from performance of its obligations hereunder, except as expressly permitted by this Agreement.

      6.     Additional Documents. Stockholder (in his or her capacity as such) and Buyer hereby covenant and agree to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Buyer, to carry out the intent of this Agreement.

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      7.     No Solicitation.

      (a) Stockholder covenants and agrees that, prior to the Expiration Date, Stockholder shall not, nor shall it authorize or permit, as applicable, any of its subsidiaries or its or their directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) to directly or indirectly:

(i) solicit, initiate, encourage or facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below), including without limitation amending or granting any waiver or release under any standstill or similar agreement with respect to any Company Common Stock; or

(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with, any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to any Acquisition Proposal

      Notwithstanding the foregoing and subsection (c) below, to the extent Stockholder or any Representative of Stockholder is a director of the Company, Stockholder may take, and Stockholder may permit such Representative to take, such actions in his or her capacity as director of the Company as are expressly permitted to be taken by the Board of Directors of the Company with respect to an Acquisition Proposal pursuant to (A) Section 6.1(a) of the Merger Agreement in connection with a bona fide, unsolicited Acquisition Proposal made or received after the date of this Agreement, (B) Section 6.1(b) of the Merger Agreement and (C) Section 6.1(d) of the Merger Agreement, in each case subject to the conditions and limitations set forth in the Merger Agreement and in the case of (A) and (B), as long as such actions do not follow a breach by Stockholder or such Representative of this Section 7 or a breach by the Company of Section 6.1 of the Merger Agreement.

      (b) Stockholder shall immediately notify the Buyer orally, with written confirmation to follow promptly (and in any event within 48 hours), of any Acquisition Proposal or any request for nonpublic information in connection with, or that would reasonably be expected to lead to, any Acquisition Proposal and of any material modifications to any Acquisition Proposal, received by Stockholder, such notice to include all written materials delivered to Stockholder by the person making such inquiry or Acquisition Proposal and in any case the identity of such person and a description of the terms of such Acquisition Proposal.

      (c) Stockholder shall, and shall cause its Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.

      (d)     “Acquisition Proposal” means (i) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving the Company or any material Subsidiary of it, (ii) any proposal for the issuance by the Company or any Subsidiary of it of over 15% of its equity securities, and (iii) any proposal or offer to exclusively license or acquire in any manner, directly or indirectly, over 15% of the equity securities or consolidated total assets of the Company or any of the equity securities of the Company held by Stockholder, in each case other than the transactions contemplated by the Merger Agreement.

      8.     Legending of Shares. If so requested by Buyer, Stockholder agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy.

      9.     Termination. This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date.

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      10.     Miscellaneous.

      (a) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

      (b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

      (c) Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

      (d) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Buyer shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Buyer upon any such violation, Buyer shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Buyer at law or in equity.

      (e) Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

If to Buyer:

InfoSpace, Inc.
601 108th Avenue NE
Suite 1200
Bellevue, Washington 98004
Attention: General Counsel
Facsimile: (415) 201-6167

with a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304-1050
Attention: Jeffrey D. Saper, Esq.
Telecopy No.: (650) 493-6811

and:

Wilson Sonsini Goodrich & Rosati, Professional Corporation
One Market
Spear Tower, Suite 3300
San Francisco, CA 94105
Attention: Steve L. Camahort, Esq.
Telecopy No.: (415) 947-2099

If to Stockholder: To the address set forth in the Company’s records

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If to the Company:

Switchboard Incorporated
120 Flanders Road
Westboro, MA 01581
Attention: Dean Polnerow
Telecopy No.: (508) 898-8222

with a copy to:

Weil, Gotshal & Manges LLP
100 Federal Street, 34th Floor
Boston, MA 02110
Attention: Steven M. Peck, Esq.
Telecopy No.: (617) 772-8333

      (f) Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Delaware. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the courts of the State and Delaware and the Federal courts of the United States located in the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

      (g) Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

      (h) Effect of Headings. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

      (i) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

      (j) No Obligation to Exercise Options. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall obligate Stockholder to exercise any option, warrant or other right to acquire shares of Company Common Stock.

[The remainder of this page has been intentionally left blank]

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      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

INFOSPACE, INC.

By: Signature of Authorized Signatory Name: Title:	By: Stockholder Name: Title:

SWITCHBOARD INCORPORATED By: Signature of Authorized Signatory Name: Title:	Shares beneficially owned: shares of Company Common Stock shares of Company Common Stock issuable upon exercise of outstanding options

[Signature Page to Company Voting Agreement]

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IRREVOCABLE PROXY

      The undersigned stockholder (the “Stockholder”) of Switchboard Incorporated, a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints the directors on the Board of Directors of InfoSpace, Inc., a Delaware corporation (“Buyer”), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Proxy until the Expiration Date (as defined below). Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date.

      This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and among Buyer, the Company and the undersigned stockholder (the “Voting Agreement”), and is granted in consideration of Buyer entering into that certain Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), among Buyer, Big Book Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Buyer (“Transitory Subsidiary”), and the Company. The Merger Agreement provides for the merger of Transitory Subsidiary with and into the Company in accordance with its terms (the “Merger”). As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VIII thereof or (ii) the Effective Time (as defined in the Merger Agreement).

      The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of stockholders of the Company and in every written consent in lieu of such meeting:

(a) in favor of adoption of the Merger Agreement, approval of the Merger and any action in furtherance thereof;

(b) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger and the transactions contemplated by the Merger Agreement; and

(c) against any of the following actions to the extent prohibited by the terms of the Merger Agreement: (i) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company with any party, (ii) any sale, lease or transfer of any significant part of the assets of the Company, (iii) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company, (iv) any material change in the capitalization of the Company or the Company’s corporate structure, or (v) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

      The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided in clauses (a), (b) and (c) above. The undersigned stockholder may vote the Shares on all other matters.

      Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

[The remainder of this page has been intentionally left blank]

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      This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

By:

Stockholder
Name:

Title:

Dated: March 25, 2004

[Signature Page to Irrevocable Proxy to Company Voting Agreement]

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Annex B-2

PARENT VOTING AGREEMENT

      THIS PARENT VOTING AGREEMENT (this “Agreement”) is made and entered into as of March 25, 2004, among InfoSpace, Inc., a Delaware corporation (“Buyer”), the undersigned stockholder (the “Stockholder”) of ePresence, Inc., a Delaware corporation (“Parent”), Parent and Switchboard Incorporated, a Delaware corporation (the “Company”).

RECITALS

      A.     The Company, Transitory Subsidiary (as defined below) and Buyer have entered into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), which provides for the merger (the “Merger”) of Big Book Acquisition Corp., a wholly-owned subsidiary of Buyer (“Transitory Subsidiary”), with and into the Company. Pursuant to the Merger, all outstanding shares of common stock of the Company (with limited exceptions) shall be converted into the right to receive the Merger Consideration (as defined in the Merger Agreement), as set forth in the Merger Agreement;

      B.     Parent owns approximately 52% of the outstanding common stock of the Company (the “Company Common Stock”) and has entered into the Majority Stockholder Voting Agreement of even date herewith (the “Majority Stockholder Voting Agreement”) with Buyer and the Company, pursuant to which Parent has agreed to vote its shares of capital stock of the Company in favor of the Merger, provided that the stockholders of Parent approve the disposition of the shares of Company Common Stock held by Parent in the Merger in accordance with Chapter 156B of the Massachusetts General Laws (the “Stockholder Voting Proposal”);

      C.     Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of shares of the outstanding common stock of Parent and shares subject to outstanding options as is indicated on the signature page of this Agreement; and

      C.     In consideration of the execution of the Merger Agreement by Buyer, Stockholder (in his or her capacity as such) agrees to vote the Shares (as defined below) and other such shares of capital stock of Parent over which Stockholder has voting power so as to facilitate consummation of the Merger.

      NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

      1.     Certain Definitions. Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

(a) “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Majority Stockholder Voting Agreement shall have been terminated pursuant to Section 9 thereof, or (ii) the Effective Time.

(b) “Parent Common Stock” shall mean the common stock of Parent.

(c) “Person” shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

(d) “Shares” shall mean: (i) all securities of Parent (including all shares of Parent Common Stock and all options, warrants and other rights to acquire shares of Parent Common Stock) beneficially owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of Parent (including all additional shares of Parent Common Stock and all additional options, warrants and other rights to acquire shares of Parent Common Stock) of which Stockholder acquires beneficial ownership during the period from the date of this Agreement through the Expiration Date.

(e) Transfer. A Person shall be deemed to have effected a “Transfer” of a security if such person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers

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or disposes of such security or any interest in such security; or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

      2.     Transfer of Shares.

      (a) Transferee of Shares to be Bound by this Agreement. Stockholder agrees that, during the period from the date of this Agreement through the Expiration Date, Stockholder shall not cause or permit any Transfer of any of the Shares to be effected unless each Person to which any of such Shares, or any interest in any of such Shares, is or may be transferred shall have: (a) executed a counterpart of this Agreement and a proxy in the form attached hereto as Exhibit A (with such modifications as Buyer may reasonably request); and (b) agreed in writing to hold such Shares (or interest in such Shares) subject to all of the terms and provisions of this Agreement.

      (b) Transfer of Voting Rights. Stockholder agrees that, during the period from the date of this Agreement through the Expiration Date, Stockholder shall not deposit (or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Stockholder under this Agreement with respect to any of the Shares.

      3.     Agreement to Vote Shares. At every meeting of the stockholders of Parent called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Parent, Stockholder (in his or her capacity as such) shall vote, to the extent not voted by the Person(s) appointed under the Proxy (as defined below), the Shares or cause the Shares to be voted:

(a) in favor of adoption of the Stockholder Voting Proposal and any action in furtherance thereof;

(b) against approval of any proposal made in opposition to, or in competition with, the Stockholder Voting Proposal or consummation of the Merger and the transactions contemplated by the Merger Agreement; and

(c) against any of the following actions to the extent such actions are prohibited by the terms of the Majority Stockholder Voting Agreement or the Merger Agreement: (i) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of Parent with any party, (ii) any sale, lease or transfer of any significant part of the assets of Parent, (iii) any reorganization, recapitalization, dissolution, liquidation or winding up of Parent, (iv) any material change in the capitalization of Parent or Parent’s corporate structure, or (v) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

      Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict Stockholder from acting in Stockholder’s capacity as a director or officer of Parent or the Company (it being understood that this Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of Parent) or voting in Stockholder’s sole discretion on any matter other than those matters referred to in subsections (a), (b) and (c) above.

      4.     Irrevocable Proxy. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Buyer a proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permissible by law, with respect to the Shares.

      5.     Representations and Warranties of the Stockholder. Stockholder (i) is the record and beneficial owner of the shares of Parent Common Stock and the options to purchase shares of Parent Common Stock indicated on the signature page of this Agreement, which are free and clear of any liens, adverse claims, charges, voting restrictions, rights of first refusal or other encumbrances (except any such encumbrances arising under securities laws); (ii) as of the date hereof, does not beneficially own any securities of Parent other than the shares of Parent Common Stock and options to purchase shares of Parent Common Stock indicated on the signature page of this Agreement; and (iii) has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy. Stockholder agrees

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that, until the Expiration Date, Stockholder shall not, directly or indirectly, take any action that would make any representation or warranty contained in this paragraph 5 untrue or incorrect in any material respect or have the effect of preventing or disabling Stockholder from performance of its obligations hereunder, except as expressly permitted by this Agreement.

      6.     Additional Documents. Stockholder (in his or her capacity as such) and Buyer hereby covenant and agree to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Buyer, to carry out the intent of this Agreement.

      7.     No Solicitation.

      (a) Stockholder covenants and agrees that, prior to the Expiration Date, Stockholder shall not, nor shall it authorize or permit, as applicable, any of its subsidiaries or its or their directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) to directly or indirectly:

(i) solicit, initiate, encourage or facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Company Acquisition Proposal or Parent Acquisition Proposal (each as defined below), including without limitation amending or granting any waiver or release under any standstill or similar agreement with respect to any Parent Common Stock; or

(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with, any Company Acquisition Proposal or Parent Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to any Company Acquisition Proposal or Parent Acquisition Proposal.

      Notwithstanding the foregoing and subsection (c) below, to the extent Stockholder or any Representative of Stockholder is a director of Parent, Stockholder may take, and Stockholder may permit such Representative to take, such actions in his or her capacity as director of Parent as are expressly permitted to be taken by the Board of Directors of Parent with respect to a Parent Acquisition Proposal pursuant to (A) Section 7(a) of the Majority Stockholder Voting Agreement in connection with a bona fide, unsolicited Parent Acquisition Proposal made or received after the date of this Agreement, (B) Section 7(b) of the Majority Stockholder Voting Agreement and (C) Section 7(d) of the Majority Stockholder Voting Agreement, in each case subject to the conditions and limitations set forth in the Majority Stockholder Voting Agreement and in the case of (A) and (B), as long as such actions do not follow a breach by Stockholder or such Representative of this Section 7 or a breach by Parent of Section 7(a) of the Majority Stockholder Voting Agreement.

      (b) Stockholder shall immediately notify the Buyer orally, with written confirmation to follow promptly (and in any event within 48 hours), of any Company Acquisition Proposal or Parent Acquisition Proposal or any request for nonpublic information in connection with, or that would reasonably be expected to lead to, any Company Acquisition Proposal or Parent Acquisition Proposal and of any material modifications to any Company Acquisition Proposal or Parent Acquisition Proposal, received by Stockholder, such notice to include all written materials delivered to Stockholder by the person making such inquiry, Company Acquisition Proposal or Parent Acquisition Proposal and in any case the identity of such person and a description of the terms of such Company Acquisition Proposal or Parent Acquisition Proposal.

      (c) Stockholder shall, and shall cause its Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal or Parent Acquisition Proposal.

      (d) “Company Acquisition Proposal” means (i) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other

B-2-3

business combination involving the Company or any material Subsidiary of it, (ii) any proposal for the issuance by the Company or any Subsidiary of it of over 15% of its equity securities, and (iii) any proposal or offer to exclusively license or acquire in any manner, directly or indirectly, over 15% of the equity securities or consolidated total assets of the Company or any of the equity securities of the Company held by Stockholder, in each case other than the transactions contemplated by the Merger Agreement.

      (e) “Parent Acquisition Proposal” means (i) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving Parent or any material Subsidiary of it, (ii) any proposal for the issuance by Parent or any Subsidiary of it of over 15% of its equity securities, and (iii) any proposal or offer to exclusively license or acquire in any manner, directly or indirectly, over 15% of the equity securities or consolidated total assets of Parent, in each case other than the transactions contemplated by the Merger Agreement; provided that the transactions contemplated by the Asset Purchase Agreement, dated as of October 22, 2003, between Stockholder and Unisys Corporation shall not be deemed a Parent Acquisition Proposal.

      8.     Legending of Shares. If so requested by Buyer, Stockholder agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy.

      9.     Termination. This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date.

      10.     Miscellaneous.

      (a) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

      (b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

      (c) Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

      (d) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Buyer shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Buyer upon any such violation, Buyer shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Buyer at law or in equity.

B-2-4

      (e) Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

      If to Buyer:

InfoSpace, Inc.
601 108th Avenue NE
Suite 1200
Bellevue, Washington 98004
Attention: General Counsel
Facsimile: (415) 201-6167

      with a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304-1050
Attention: Jeffrey D. Saper, Esq.
Telecopy No.: (650) 493-6811

      and:

Wilson Sonsini Goodrich & Rosati, Professional Corporation
One Market
Spear Tower, Suite 3300
San Francisco, CA 94105
Attention: Steve L. Camahort, Esq.
Telecopy No.: (415) 947-2099

      If to Stockholder: To the address set forth on Parent’s records

      If to Parent:

ePresence, Inc.
120 Flanders Road
Westboro, MA 01581
Attention: Bill Ferry
Telecopy No.: (508) 836-3277

      with a copy to:

Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attention: Mark G. Borden, Esq.
Telecopy No.: (617) 526-5000

      If to the Company:

Switchboard Incorporated
120 Flanders Road
Westboro, MA 01581
Attention: Dean Polnerow
Telecopy No.: (508) 898-8222

B-2-5

      with a copy to:

Weil, Gotshal & Manges LLP
100 Federal Street, 34th Floor
Boston, MA 02110
Attention: Steven M. Peck, Esq.
Telecopy No.: (617) 772-8333

      (f) Governing Law; Exclusive Jurisdiction. Except to the extent that Massachusetts Law is mandatorily applicable to any provision hereof, this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Delaware. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the courts of the State and Delaware and the Federal courts of the United States located in the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

      (g) Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

      (h) Effect of Headings. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

      (i) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

      (j) No Obligation to Exercise Options. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall obligate Stockholder to exercise any option, warrant or other right to acquire shares of Parent Common Stock.

[The remainder of this page has been intentionally left blank]

B-2-6

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

INFOSPACE, INC.

By: Signature of Authorized Signatory Name: Title:	By: Stockholder Name: Title:
EPRESENCE, INC. By: Signature of Authorized Signatory Name: Title:	Shares beneficially owned: shares of Parent Common Stock shares of Parent Common Stock issuable upon exercise of outstanding options

SWITCHBOARD INCORPORATED By: Signature of Authorized Signatory Name: Title:

[Signature Page to Parent Voting Agreement]

B-2-7

IRREVOCABLE PROXY

      The undersigned stockholder (the “Stockholder”) of ePresence, Inc., a Massachusetts corporation (“Parent”), hereby irrevocably (to the fullest extent permitted by law) appoints the directors on the Board of Directors of InfoSpace, Inc., a Delaware corporation (“Buyer”), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of Parent that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of Parent issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Proxy until the Expiration Date (as defined below). Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date.

      This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and among Buyer, the undersigned stockholder, Parent and Switchboard Incorporated, a Delaware corporation (the “Voting Agreement”), and is granted in consideration of Buyer entering into that certain Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), among Buyer, Big Book Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Buyer (“Transitory Subsidiary”), and the Company. The Merger Agreement provides for the merger of Transitory Subsidiary with and into the Company in accordance with its terms (the “Merger”). As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Majority Stockholder Voting Agreement (as defined in the Voting Agreement) shall have been validly terminated pursuant to Section 9 thereof or (ii) the Effective Time (as defined in the Merger Agreement).

      The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of stockholders of the Company and in every written consent in lieu of such meeting:

(a) in favor of approval of the Stockholder Voting Proposal (as defined in the Voting Agreement) and any action in furtherance thereof;

(b) against approval of any proposal made in opposition to, or in competition with, the Stockholder Voting Proposal or consummation of the Merger and the transactions contemplated by the Merger Agreement; and

(c) against any of the following actions to the extent prohibited by the terms of the Majority Stockholder Voting Agreement (as defined in the Voting Agreement) or the Merger Agreement: (i) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of Parent with any party, (ii) any sale, lease or transfer of any significant part of the assets of Parent, (iii) any reorganization, recapitalization, dissolution, liquidation or winding up of Parent, (iv) any material change in the capitalization of Parent or Parent’s corporate structure, or (v) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

      The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided in clauses (a), (b) and (c) above. The undersigned stockholder may vote the Shares on all other matters.

      Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

[The remainder of this page has been intentionally left blank]

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      This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

By:

Stockholder
Name:
Title:

Dated: March 25, 2004

[Signature Page to Irrevocable Proxy to Parent Voting Agreement]

B-2-9

Annex B-3

MAJORITY STOCKHOLDER VOTING AGREEMENT

      THIS MAJORITY STOCKHOLDER VOTING AGREEMENT (this “Agreement”) is made and entered into as of March 25, 2004, among InfoSpace, Inc., a Delaware corporation (“Buyer”), the undersigned stockholder (the “Stockholder”) of Switchboard Incorporated, a Delaware corporation (“Company”) and Company.

RECITALS

      A.     The Company, Transitory Subsidiary (as defined below) and Buyer have entered into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), which provides for the merger (the “Merger”) of Big Book Acquisition Corp., a wholly-owned subsidiary of Buyer (“Transitory Subsidiary”), with and into the Company. Pursuant to the Merger, all outstanding shares of common stock of the Company (with limited exceptions) shall be converted into the right to receive the Merger Consideration (as defined in the Merger Agreement), as set forth in the Merger Agreement;

      B.     Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of shares of the outstanding common stock of the Company and shares subject to outstanding options as is indicated on the signature page of this Agreement;

      C.     As an inducement to Buyer to enter into the Merger Agreement, certain stockholders of Stockholder have entered into voting agreements with Buyer, pursuant to which such stockholders have agreed to vote their shares of Stockholder Common Stock (as defined below) in favor of approval of the disposition of the shares of Stockholder Common Stock held by Stockholder in the Merger, in the form attached as Exhibit A hereto;

      D.     In consideration of the execution of the Merger Agreement by Buyer, Stockholder (in his or her capacity as such) agrees to vote the Shares (as defined below) and other such shares of capital stock of the Company over which Stockholder has voting power so as to facilitate consummation of the Merger.

      NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

      1.     Certain Definitions. Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

(a) “Expiration Date” shall mean the earliest to occur of (i) such date and time as the Merger Agreement shall have been terminated pursuant to Article VIII thereof and (ii) the Effective Time.

(b) “Person” shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

(c) “Shares” shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) beneficially owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires beneficial ownership during the period from the date of this Agreement through the Expiration Date.

(d) “Stockholder Common Stock” shall mean the common stock, par value $.01 per share, of Stockholder.

(e) Transfer. A Person shall be deemed to have effected a “Transfer” of a security if such person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security; or (ii) enters into an agreement or

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commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

      2.     Transfer of Shares.

      (a) Transferee of Shares to be Bound by this Agreement. Stockholder agrees that, during the period from the date of this Agreement through the Expiration Date, Stockholder shall not cause or permit any Transfer of any of the Shares to be effected unless each Person to which any of such Shares, or any interest in any of such Shares, is or may be transferred shall have: (a) executed a counterpart of this Agreement and a proxy in the form attached hereto as Annex A (with such modifications as Buyer may reasonably request); and (b) agreed in writing to hold such Shares (or interest in such Shares) subject to all of the terms and provisions of this Agreement.

      (b) Transfer of Voting Rights. Stockholder agrees that, during the period from the date of this Agreement through the Expiration Date, Stockholder shall not deposit (or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Stockholder under this Agreement with respect to any of the Shares.

      3.     Agreement to Vote Shares. At every meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company, Stockholder (in his or her capacity as such) shall vote, to the extent not voted by the Person(s) appointed under the Proxy (as defined below), the Shares or cause the Shares to be voted:

(a) in favor of adoption of the Merger Agreement, approval of the Merger and any action in furtherance thereof;

(b) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger and the transactions contemplated by the Merger Agreement; and

(c) against any of the following actions to the extent such actions are prohibited by the Merger Agreement: (i) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company with any party, (ii) any sale, lease or transfer of any significant part of the assets of the Company, (iii) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company, (iv) any material change in the capitalization of the Company or the Company’s corporate structure, or (v) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

      Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict Stockholder from acting in Stockholder’s capacity as a director or officer of the Company (it being understood that this Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of Company) or voting in Stockholder’s sole discretion on any matter other than those matters referred to in subsections (a), (b) and (c) above.

      4.     Irrevocable Proxy. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Buyer a proxy in the form attached hereto as Annex A (the “Proxy”), which shall be irrevocable to the fullest extent permissible by law, with respect to the Shares.

      5.     Representations and Warranties of the Stockholder. Stockholder (i) is the record and beneficial owner of the shares of Company Common Stock and the options to purchase shares of Company Common Stock indicated on the signature page of this Agreement, which are free and clear of any liens, adverse claims, charges, voting restrictions, rights of first refusal or other encumbrances (except any such encumbrances arising under securities laws); (ii) as of the date hereof, does not beneficially own any securities of the Company other than the shares of Company Common Stock and options to purchase shares of Company Common Stock indicated on the signature page of this Agreement; (iii) has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy; and (iv) has taken, and caused the Company to take, all action necessary to exempt (or continue the exemption of) the

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Merger, the transactions contemplated by the Merger Agreement and the disposition of Stockholder’s Shares in the Merger from any state takeover or similar law (including Section 203 of the Delaware General Corporation Law and Chapters 110D and 110F of the Massachusetts General Laws) that might otherwise apply to the Merger, the transactions contemplated by the Merger Agreement or the disposition of Stockholder’s Shares in the Merger. Stockholder agrees that, until the Expiration Date, Stockholder shall not, directly or indirectly, take any action that would make any representation or warranty contained in this paragraph 5 untrue or incorrect in any material respect or have the effect of preventing or disabling Stockholder from performance of its obligations hereunder, except as expressly permitted by this Agreement.

      6.     Additional Documents. Stockholder (in his or her capacity as such) and Buyer hereby covenant and agree to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Buyer, to carry out the intent of this Agreement.

      7.     No Solicitation.

      (a) No Solicitation or Negotiation. Stockholder covenants and agrees that, prior to the Expiration Date, Stockholder shall not, nor shall it authorize or permit, as applicable, any of its subsidiaries or its or their directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) to directly or indirectly:

(i) solicit, initiate, encourage or facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Company Acquisition Proposal or Stockholder Acquisition Proposal (each as defined below), including without limitation amending or granting any waiver or release under any standstill or similar agreement with respect to any Company Common Stock or Stockholder Common Stock; or

(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with, any Company Acquisition Proposal or Stockholder Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to any Company Acquisition Proposal or Stockholder Acquisition Proposal.

      Notwithstanding the foregoing and subsection (e) below:

(i) to the extent any Representative of Stockholder is a director of the Company, Stockholder may permit such Representative to take such actions in his or her capacity as director of the Company as are expressly permitted to be taken by the Board of Directors of the Company with respect to a Company Acquisition Proposal pursuant to (A) Section 6.1(a) of the Merger Agreement in connection with a bona fide, unsolicited Company Acquisition Proposal made or received after the date of this Agreement, (B) Section 6.1(b) of the Merger Agreement and (C) Section 6.1(d) of the Merger Agreement, in each case subject to the conditions and limitations set forth in the Merger Agreement and in the case of (A) and (B), as long as such actions do not follow a breach by such Representative of this Section 7 or a breach by the Company of Section 6.1 of the Merger Agreement.

(ii) to the extent any Representative of Stockholder is a director of the Stockholder, Stockholder may permit such Representative to take such actions in his or her capacity as director of Stockholder as are expressly permitted to be taken by the Board of Directors of Stockholder with respect to a Stockholder Acquisition Proposal pursuant to (A) Section 7(a)(iv) of this Agreement in connection with a bona fide, unsolicited Stockholder Acquisition Proposal made or received after the date of this Agreement, (B) Section 7(b) of this Agreement and (C) Section 7(d) of this Agreement, in each case subject to the conditions and limitations set forth in this Agreement and in the case of (A) and (B), as long as such actions do not follow a breach by such Representative or Stockholder of this Section 7.

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(iii) Stockholder may (x) furnish information with respect to the Company to a person making a Company Acquisition Proposal and its Representatives pursuant to a customary confidentiality agreement with terms no less favorable to Stockholder than the Confidentiality Agreement (as defined in the Merger Agreement) is favorable to the Company and (y) participate in discussions or negotiations with such person and its Representatives regarding any Company Acquisition Proposal, in each case only to the same extent as the Company is taking such actions in compliance with Section 6.1(a) of the Merger Agreement in connection with such Company Acquisition Proposal.

(iv) prior to the receipt of the Requisite Stockholder Approval at the Stockholder Meeting (each as defined below), Stockholder may, to the extent required by the fiduciary obligations of the Stockholder Board or any special committee thereof, as determined in good faith by the Stockholder Board or any such special committee, after consultation with its outside counsel, in response to a bona fide, unsolicited Stockholder Acquisition Proposal made or received after the date of this Agreement (including, without limitation, a Stockholder Acquisition Proposal received from a person with whom Stockholder had discussions or to whom Stockholder furnished information prior to the date hereof) that the Stockholder Board or any special committee determines in good faith after consultation with its outside counsel and its financial advisor is a Stockholder Superior Proposal (as defined below), in each case that did not follow a breach by Stockholder of this Section 7, and subject to compliance with Section 7(c), (x) furnish information with respect to Stockholder to the person making such Stockholder Acquisition Proposal and its Representatives pursuant to a customary confidentiality agreement with terms no less favorable to Stockholder than the Confidentiality Agreement (as defined in the Merger Agreement) is favorable to the Company and (y) participate in discussions or negotiations (including solicitation of a revised Stockholder Acquisition Proposal) with such person and its Representatives regarding any Stockholder Acquisition Proposal. The foregoing shall not prohibit the Stockholder from taking the actions set forth in clauses (x) and (y) of the immediately preceding sentence with respect to a Company Acquisition Proposal with respect to which the Company’s Board of Directors (or special committee thereof) has made the determination specified in the last paragraph of Section 6.1(a) of the Merger Agreement in accordance with the terms thereof for so long as such determination remains in effect, to the extent that such actions are permitted to be taken by the by the Board of Directors of the Company with respect to such Company Acquisition Proposal pursuant to Section 6.1(a) of the Merger Agreement in connection with a bona fide, unsolicited Company Acquisition Proposal made or received after the date of this Agreement, subject to the conditions and limitations set forth in the Merger Agreement and as long as such actions do not follow a breach by the Stockholder of this Section 7 or a breach by the Company of Section 6.1 of the Merger Agreement. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 7(a) by any Representative of Stockholder or any subsidiary of it, whether or not such person is purporting to act on behalf of Stockholder or otherwise, shall be deemed to be a breach of this Section 7(a) by Stockholder.

      (b) No Change in Recommendation or Alternative Acquisition Agreement. Neither the Stockholder Board nor any committee thereof shall:

(i) except as set forth in this Section 7, withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Buyer, the approval or recommendation by the Stockholder Board or any such committee of the Merger Agreement, the Merger or the Stockholder Voting Proposal;

(ii) cause or permit Stockholder to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) constituting or relating to any Company Acquisition Proposal or Stockholder Acquisition Proposal (other than a confidentiality agreement referred to in Section 7(a) entered into in the circumstances referred to in Section 7(a)); or

(iii) adopt, approve or recommend, or propose to adopt, approve or recommend, any Company Acquisition Proposal or Stockholder Acquisition Proposal.

B-3-4

      Notwithstanding the foregoing, the Stockholder Board or any special committee thereof may in response to a Stockholder Superior Proposal that did not follow a breach by Stockholder of this Section 7, to the extent the Stockholder Board or any special committee thereof, respectively, determines in good faith, after consultation with its outside counsel, that its fiduciary obligations require it to do so, take any of the actions referred to in clauses (i) or (iii) of the first sentence of this Section 7(b) with respect to such Stockholder Superior Proposal; provided in the case of the actions referred to in clause (iii) that (x) Stockholder has, at least three business days prior to taking any action referred to in clause (iii), notified the Buyer in writing that it has received a Stockholder Superior Proposal and intends to approve, adopt or recommend, or propose to adopt, approve or recommend, such Stockholder Superior Proposal (such notice to include a copy of such definitive acquisition agreement) and (ii) the Buyer shall not have made, within three business days of receipt of such notice, a binding written offer that causes the Stockholder Board (or any special committee thereof) to no longer be able to determine in good faith, after consultation with its financial advisor and its legal counsel, that such Stockholder Superior Proposal remains a Stockholder Superior Proposal.

      (c) Notice to the Buyer; Additional Negotiations. Stockholder shall immediately notify the Buyer orally, with written confirmation to follow promptly (and in any event within 48 hours), of any Company Acquisition Proposal or Stockholder Acquisition Proposal or any request for nonpublic information in connection with, or that would reasonably be expected to lead to, any Company Acquisition Proposal or Stockholder Acquisition Proposal and of any material modifications to any Company Acquisition Proposal or Stockholder Acquisition Proposal received by Stockholder, such notice to include all written materials delivered to Stockholder by the person making such inquiry, Company Acquisition Proposal or Stockholder Acquisition Proposal and in any case the identity of such person and a description of the terms of such Company Acquisition Proposal or Stockholder Acquisition Proposal, as the case may be.

      (d) Certain Permitted Disclosure. Nothing contained in this Section 7 or in Section 11 shall be deemed to prohibit Stockholder from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that, except as set forth in Section 7(b), in no event shall the Stockholder Board or any special committee thereof (i) withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger Agreement, the Merger or the Stockholder Voting Proposal, or (ii) adopt, approve or recommend, or propose to adopt, approve or recommend, any Company Acquisition Proposal or Stockholder Acquisition Proposal.

      (e) Cessation of Ongoing Negotiations. Stockholder shall, and shall cause its Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal or a Stockholder Acquisition Proposal.

      (f) Stockholder shall provide the Buyer with at least twenty four (24) hours prior notice (or such lesser prior notice as provided to the Stockholder Board or any special committee thereof) of any meeting of the Stockholder Board or any special committee thereof at which the Stockholder Board (or such special committee) is reasonably expected to consider a Company Acquisition Proposal or a Stockholder Acquisition Proposal.

      (g) Definitions.

(i) “Company Acquisition Proposal” means (i) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving the Company or any material Subsidiary of it, (ii) any proposal for the issuance by the Company or any Subsidiary of it of over 15% of its equity securities, and (iii) any proposal or offer to exclusively license or acquire in any manner, directly or indirectly, over 15% of the equity securities or consolidated total assets of the Company or any of the equity securities of the Company held by Stockholder, in each case other than the transactions contemplated by the Merger Agreement.

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(ii) “Stockholder Acquisition Proposal” means (i) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving Stockholder or any material Subsidiary of it, (ii) any proposal for the issuance by Stockholder or any Subsidiary of it of over 15% of its equity securities, and (iii) any proposal or offer to exclusively license or acquire in any manner, directly or indirectly, over 15% of the equity securities or consolidated total assets of Stockholder, in each case other than the transactions contemplated by the Merger Agreement; provided however that Stockholder Acquisition Proposal shall not include (x) any Company Acquisition Proposal, (y) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving Stockholder or any material Subsidiary of it, or any proposal or offer to exclusively license or acquire in any manner, directly or indirectly, over 15% of the equity securities or consolidated total assets of Stockholder, in each case that is conditioned upon the consummation of the Merger and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth in the Merger Agreement, or pursuant to which the acquiror would not, directly or indirectly, acquire the Shares or (z) the transactions contemplated by the Asset Purchase Agreement, dated as of October 22, 2003, between Stockholder and Unisys Corporation or any other sale of the Stockholder’s services business (for avoidance of doubt, which does not involve, directly or indirectly, the Company or the Shares).

(iii) “Stockholder Superior Proposal” means any unsolicited, bona fide written proposal made by a third party to acquire more than 51% of the equity securities or more than 51% of the assets of Stockholder, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, (i) on terms which the Stockholder Board or any special committee thereof determines in its good faith judgment to be more favorable from a financial point of view to the holders of common stock of Stockholder than the transactions contemplated by the Merger Agreement (after consultation with its financial advisor), taking into account all the terms and conditions of such proposal and the Merger Agreement (including any proposal by the Buyer to amend the terms of the Merger Agreement), (ii) that in the good faith judgment of the Stockholder Board or any special committee thereof is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal and (iii) for which any required financing is committed (or, in the case of Section 7(a) only, with respect to which the Stockholder Board in good faith concludes, after consultation with its financial advisors, that any required financing is reasonably likely to be available).

      8.     Legending of Shares. If so requested by Buyer, Stockholder agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy.

      9.     Termination; Effectiveness.

      (a) This Agreement shall terminate as of the Expiration Date. In addition, this Agreement may be terminated:

(i) by either the Buyer or Stockholder, if at the Stockholder Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Stockholder Voting Proposal is taken, the Requisite Stockholder Approval shall not have been obtained (provided that the right to terminate this Agreement under this Section 9(a)(i) shall not be available to Stockholder if its failure to fulfill any material obligation under this Agreement has been a principal cause of or has principally resulted in the failure to obtain the Requisite Stockholder Approval); or

(ii) by Buyer, if: (a) a majority of the members of the Stockholder Board (or any special committee thereof) shall have failed to include the Stockholder Board Recommendation in the Proxy Statement or shall have withdrawn or modified the Stockholder Board Recommendation in any manner adverse to Buyer; (b) the Stockholder Board (or any special committee thereof) shall have approved or recommended to the stockholders of Stockholder a Stockholder Acquisition Proposal or a Company Acquisition Proposal; (c) a tender offer or exchange offer for 15% or more of the

B-3-6

outstanding shares of Stockholder Common Stock shall have been commenced and the Stockholder Board (or any special committee thereof) recommends that the stockholders of Stockholder tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, fails to recommend against acceptance of such offer; (d) Stockholder shall have materially breached its obligations under Section 7 or Section 11; or (e) Stockholder shall have, in violation of this Agreement, willfully failed to hold the Stockholder Meeting and submit the Stockholder Voting Proposal to Stockholder’s stockholders by the date which is one business day prior to the Outside Date.

      (b) Following termination of this Agreement pursuant to Section 9(a), this Agreement and the Proxy delivered in connection herewith shall be of no further force and effect; provided that Sections 12 and 13 hereof shall remain in full force and effect and survive any termination of this Agreement.

      (c) This Agreement shall be effective as of the date first set forth above; provided, however, that notwithstanding anything to the contrary set forth herein, the provisions of Section 3 hereof shall become effective at such time as the Stockholder Voting Proposal shall have been approved and adopted in accordance with Massachusetts Law (as defined below) at the Stockholder Meeting at which a quorum is present (the “Requisite Stockholder Approval”).

      10.     Proxy Statement. As promptly as practicable after the execution of this Agreement Stockholder, in cooperation with Buyer, shall prepare and file with the SEC a proxy statement (the “Stockholder Proxy Statement”) to be sent to the stockholders of Stockholder in connection with the meeting of the Company’s stockholders (the “Stockholder Meeting”) to be called pursuant to Section 11 hereof for purposes of obtaining the approval by the stockholders of Stockholder required under Chapter 156B of the Massachusetts General Laws (“Massachusetts Law”) of the disposition by Stockholder of the Shares pursuant to the Merger (the “Stockholder Voting Proposal”). Stockholder shall endeavor to promptly respond to any comments of the SEC. Stockholder shall use its commercially reasonable efforts to cause the Stockholder Proxy Statement to be mailed to the stockholders of Stockholder at the earliest practicable time. Stockholder shall notify Buyer and the Company promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Stockholder Proxy Statement or for additional information and shall supply Buyer and the Company with copies of all correspondence between Stockholder or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Stockholder Proxy Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Stockholder Proxy Statement, Stockholder, the Company or Buyer, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Stockholder, such amendment or supplement. Stockholder will include in the Stockholder Proxy Statement the Stockholder Board Recommendation. Stockholder shall promptly make all necessary filings with respect to the Merger under the Securities Act of 1933, as amended, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder. Each of the Company and Buyer shall cooperate with the Stockholder in connection with the preparation of the Stockholder Proxy Statement and shall furnish all information relating to it and the Merger as the Stockholder may reasonably request for inclusion in the Stockholder Proxy Statement.

      11.     Stockholder Meeting.

      (a) Stockholder, acting through the Board of Directors of Stockholder (the “Stockholder Board”) or any special committee thereof, shall take all actions in accordance with applicable law, its Articles of Organization and Bylaws and the rules of The Nasdaq Stock Market to promptly and duly call, give notice of, convene and hold as promptly as practicable, and in any event within 45 days after the mailing of the Stockholder Proxy Statement, the Stockholder Meeting for the purpose of considering and voting upon the Stockholder Voting Proposal. Subject to Section 7(b), the Stockholder Board or any special committee thereof shall recommend approval and adoption of the Stockholder Voting Proposal by the stockholders of Stockholder (the “Stockholder Board Recommendation”) and include such recommendation in the

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Stockholder Proxy Statement, and neither the Stockholder Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to the Buyer, the Stockholder Board Recommendation. Subject to Section 7(b), Stockholder shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Stockholder Voting Proposal and shall take all other action necessary or advisable to secure the vote or consent of the stockholders of Stockholder required by the rules of The Nasdaq Stock Market or by Massachusetts Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Stockholder, after consultation with Buyer, may adjourn or postpone the Stockholder Meeting to the extent necessary to ensure that any required supplement or amendment to the Stockholder Proxy Statement is provided to Stockholder’s stockholders or, if as of the time for which the Stockholder Meeting is originally scheduled (as set forth in the Stockholder Proxy Statement) there are insufficient shares of capital stock of Stockholder represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholder Meeting.

      (b) Unless this Agreement has been terminated pursuant to Section 9 hereof, Stockholder shall (A)(i) call, (ii) give notice of, (iii) convene and (iv) hold the Stockholder Meeting in accordance with this Section 11 and (B) submit the Stockholder Voting Proposal to its stockholders for the purpose of acting upon such proposal whether or not (i) the Stockholder Board at any time subsequent to the date hereof determines, in the manner permitted by Section 7, that the Stockholder Voting Proposal is no longer advisable or recommends that the stockholders of Stockholder reject such proposal, or (ii) any actual, potential or purported Company Acquisition Proposal, Stockholder Acquisition Proposal or Stockholder Superior Proposal has been commenced, disclosed, announced or submitted to the Company or Stockholder. Stockholder shall ensure that all proxies solicited by the Company in connection with the Stockholder Meeting are solicited, in compliance with Massachusetts Law, its Articles of Organization and Bylaws, the rules of the Nasdaq Stock Market and all other applicable legal requirements.

      12.     Fees and Expenses.

      (a) Except as set forth in this Section 12, all fees and expenses incurred in connection with this Agreement, the Merger Agreement and the transactions contemplated thereby and hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

      (b) Subject to the last sentence of this subsection (b), Stockholder shall reimburse the Buyer for up to $500,000 of expenses of the Buyer actually incurred relating to the transactions contemplated by this Agreement and the Merger Agreement prior to termination (including, but not limited to, fees and expenses of the Buyer’s counsels, accountants and financial advisors, including any topping fee and/or fairness opinion fee, if any) (“Reimbursable Expenses”), in the event of any of the following: (A) the Requisite Stockholder Approval shall not have been obtained at the Stockholder Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Stockholder Voting Proposal is taken or (B) (i) a majority of the members of the Stockholder Board (or any special committee thereof) shall have failed to include the Stockholder Board Recommendation in the Proxy Statement or shall have withdrawn or modified the Stockholder Board Recommendation in any manner adverse to Buyer; (ii) the Stockholder Board (or any special committee thereof) shall have approved or recommended to the stockholders of Stockholder a Stockholder Acquisition Proposal or a Company Acquisition Proposal; (iii) a tender offer or exchange offer for 15% or more of the outstanding shares of Stockholder Common Stock shall have been commenced and the Stockholder Board (or any special committee thereof) recommends that the stockholders of Stockholder tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, fails to recommend against acceptance of such offer (unless, by its terms, the offer is conditioned on the closing of the Merger); (iv) Stockholder shall have materially breached its obligations under Section 7 or Section 11; or (v) Stockholder shall have, in violation of this Agreement, willfully failed to hold the Stockholder Meeting and submit the Stockholder Voting Proposal to Stockholder’s stockholders by the date which is one business day prior to the Outside Date. The expenses payable pursuant to this Section 12(b) shall be paid by wire transfer of same-day funds within one business day after demand therefor following the termination of this Agreement or the Merger Agreement (whichever is earlier).

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Notwithstanding the foregoing, in the event both the Majority Stockholder and the Company are required to pay expenses (hereunder in the case of the Majority Stockholder and under Section 8.3 (b) of the Merger Agreement in the case of the Company), (1) the Majority Stockholder shall only be required to reimburse Buyer for its Reimbursable Expenses in excess of $500,000, provided that in no event shall the Majority Stockholder be required to reimburse Buyer for any expenses for which Buyer was reimbursed by the Company or pay to Buyer an amount in excess of $500,000 in the aggregate; and (2) the terms set forth in clause (1) shall not apply if the Majority Stockholder is required to reimburse the Buyer pursuant to Section 12(b)(A) above and a third party shall not have previously made a Company Acquisition Proposal.

      (c) Stockholder shall pay the Buyer a termination fee of $3 million in the event of any of the following: (A) the Requisite Stockholder Approval shall not have been obtained at the Stockholder Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Stockholder Voting Proposal is taken if (x) a third party shall have made and publicly announced a Company Acquisition Proposal or a Stockholder Acquisition Proposal prior to the termination of this Agreement and (y) within 12 months following the termination of this Agreement a Company Acquisition Proposal or Stockholder Acquisition Proposal is consummated or the Company or Stockholder enters into a binding agreement or letter of intent providing for a Company Acquisition Proposal or Stockholder Acquisition Proposal, as applicable (and a Company Acquisition Proposal or a Stockholder Acquisition Proposal is subsequently consummated) (provided that for purposes of this clause (A), references to “15%” in the definition of “Company Acquisition Proposal” and “Stockholder Acquisition Proposal” shall be deemed to be references to “40%”) or (B)(i) a majority of the members of the Stockholder Board (or any special committee thereof) shall have failed to include the Stockholder Board Recommendation in the Proxy Statement or shall have withdrawn or modified the Stockholder Board Recommendation in any manner adverse to Buyer; (ii) the Stockholder Board (or any special committee thereof) shall have approved or recommended to the stockholders of Stockholder a Stockholder Acquisition Proposal or a Company Acquisition Proposal; (iii) a tender offer or exchange offer for 15% or more of the outstanding shares of Stockholder Common Stock shall have been commenced and the Stockholder Board (or any special committee thereof) recommends that the stockholders of Stockholder tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, fails to recommend against acceptance of such offer (unless, by its terms, the offer is conditioned on the closing of the Merger); (iv) Stockholder shall have materially and willfully breached its obligations under Section 7 or Section 11; or (v) Stockholder shall have, in violation of this Agreement, willfully failed to hold the Stockholder Meeting and submit the Stockholder Voting Proposal to Stockholder’s stockholders by the date which is one business day prior to the Outside Date. Any fee due under this Section 12(c) shall be paid by wire transfer of same-day funds (x) upon, and as a condition to the consummation of an Acquisition Proposal described in clause (A) above and (z) in the case of (B), within one business day after the date of any termination of this Agreement or the Merger Agreement (whichever is earlier) by the Buyer or the Company. Notwithstanding the foregoing, if the Company is required to pay Buyer a termination fee pursuant to Section 8.3(c) of the Merger Agreement, then the Majority Stockholder shall not be required to pay Buyer any fee pursuant to this Section 12(c).

      13.     Miscellaneous.

      (a) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

      (b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

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      (c) Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

      (d) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Buyer shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Buyer upon any such violation, Buyer shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Buyer at law or in equity.

      (e) Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

      If to Buyer:

InfoSpace, Inc.
601 108th Avenue NE
Suite 1200
Bellevue, Washington 98004
Attention: General Counsel
Facsimile: (415) 201-6167

with a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304-1050
Attention: Jeffrey D. Saper, Esq.
Telecopy No.: (650) 493-6811

      and:

Wilson Sonsini Goodrich & Rosati, Professional Corporation
One Market
Spear Tower, Suite 3300
San Francisco, CA 94105
Attention: Steve L. Camahort, Esq.
Telecopy No.: (415) 947-2099

      If to Stockholder:

ePresence, Inc.
120 Flanders Road
Westboro, MA 01581
Attention: Bill Ferry
Telecopy No.: (508) 836-3277

      with a copy to:

Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attention: Mark G. Borden, Esq.
Telecopy No.: (617) 526-5000

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      If to the Company:

Switchboard Incorporated
120 Flanders Road
Westboro, MA 01581
Attention: Dean Polnerow
Telecopy No.: (508) 898-8222

      with a copy to:

Weil, Gotshal & Manges LLP
100 Federal Street, 34th Floor
Boston, MA 02110
Attention: Steven M. Peck, Esq.
Telecopy No.: (617) 772-8333

      (f) Governing Law; Exclusive Jurisdiction. Except to the extent that Massachusetts Law is mandatorily applicable to any provision hereof, this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Delaware. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the courts of the State and Delaware and the Federal courts of the United States located in the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

      (g) Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

      (h) Effect of Headings. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

      (i) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

      (j) No Obligation to Exercise Options. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall obligate Stockholder to exercise any option, warrant or other right to acquire shares of Company Common Stock.

      (k) No Transfer by the Company. The Company hereby covenants and agrees not to permit any Transfer of the Shares not expressly allowed by this Agreement to be effected and to take all action reasonably necessary to stop any such purported Transfer.

      (l) Anti-Takeover Laws. Stockholder shall take, and shall cause the Company to take, all action necessary to exempt (or continue the exemption of) the Merger, the transactions contemplated by the Merger Agreement and the disposition of Stockholder’s Shares in the Merger from any state takeover law or similar law (including Section 203 of the Delaware General Corporation Law and Chapters 110D and 110F of the Massachusetts General Laws) now or hereafter in effect that might otherwise apply to the Merger, the transactions contemplated by the Merger Agreement or the disposition of Stockholder’s Shares in the Merger.

      (m) Proxy Statement. Any information relating to the Company to be supplied by or on behalf of the Company for inclusion in the Stockholder Proxy Statement shall not, on the date the Stockholder Proxy Statement is first mailed to stockholders of the Stockholder, or at the time of the Stockholder Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under

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which they were made, not misleading. If at any time prior to the Stockholder Meeting any fact or event relating to the Company or any of its Affiliates which is required to be set forth in a supplement to the Stockholder Proxy Statement should be discovered by the Company or should occur, the Company shall promptly inform the Stockholder of such fact or event.

[The remainder of this page has been intentionally left blank]

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      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

INFOSPACE, INC.	EPRESENCE, INC.

By: Signature of Authorized Signatory	By: Signature of Authorized Signatory

Name:	Name:

Title:	Title:

SWITHCHBOARD INCORPORATED	Shares beneficially owned:

By: Signature of Authorized Signatory	shares of Company Common Stock
Name:	shares of Company Common Stock

Title:	issuable upon exercise of outstanding options

[Signature Page to Majority Stockholder Voting Agreement]

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Annex A

IRREVOCABLE PROXY

      The undersigned stockholder (the “Stockholder”) of Switchboard Incorporated, a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints the directors on the Board of Directors of InfoSpace, Inc., a Delaware corporation (“Buyer”), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Proxy until the Expiration Date (as defined below). Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date.

      This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Majority Stockholder Voting Agreement of even date herewith by and among Buyer, the Company and the undersigned stockholder (the “Voting Agreement”), and is granted in consideration of Buyer entering into that certain Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), among Buyer, Big Book Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Buyer (“Transitory Subsidiary”), and the Company. The Merger Agreement provides for the merger of Transitory Subsidiary with and into the Company in accordance with its terms (the “Merger”). As used herein, the term “Termination Date” shall mean the termination of the Voting Agreement pursuant to Section 9(a) thereof.

      The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Termination Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of stockholders of the Company and in every written consent in lieu of such meeting:

(a) in favor of adoption of the Merger Agreement, approval of the Merger and any action in furtherance thereof;

(b) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger and the transactions contemplated by the Merger Agreement; and

(c) against any of the following actions to the extent prohibited by the terms of the Merger Agreement: (i) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company with any party, (ii) any sale, lease or transfer of any significant part of the assets of the Company, (iii) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company, (iv) any material change in the capitalization of the Company or the Company’s corporate structure, or (v) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

      The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided in clauses (a), (b) and (c) above. The undersigned stockholder may vote the Shares on all other matters.

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      Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

[The remainder of this page has been intentionally left blank]

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      This Proxy is irrevocable (to the fullest extent permitted by law). Notwithstanding anything to the contrary herein, this Proxy shall become effective only upon receipt of the Requisite Stockholder Approval (as defined in the Voting Agreement) obtained in accordance with Section 11 of the Voting Agreement. This Proxy shall terminate, and be of no further force and effect, automatically upon the Termination Date.

EPRESENCE, INC.

By:
Signature of Authorized Signatory
Name:
Title:

Dated: March 25, 2004

[Signature Page to Irrevocable Proxy to Majority Stockholder Voting Agreement]

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Exhibit A

PARENT VOTING AGREEMENT

B-3-17

Annex C

March 25, 2004

Special Committee of the Board of Directors

Switchboard Incorporated
120 Flanders Road
Westborough, MA 01581

Gentlemen:

      We understand that Switchboard Incorporated, a Delaware corporation (“Seller”), InfoSpace, Inc., a Delaware corporation (“Buyer”), and Acquisition Subsidiary Corp., a wholly owned subsidiary of Buyer (“Merger Sub”) have entered into an Agreement and Plan of Merger, dated as of March 25, 2004 (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into Seller, with Seller being the surviving entity (the “Merger”). Pursuant to the Merger, as more fully described in the Merger Agreement, we understand that each outstanding share of the common stock, $.01 par value per share, of Seller (“Seller Common Stock”), other than dissenting shares, will be converted into the right to receive $7.75 in cash (the “Consideration”). The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

      You have asked for our opinion as investment bankers as to whether the Consideration to be received by the shareholders of Seller (other than such shareholders who exercise dissenters’ rights) pursuant to the Merger is fair to such shareholders from a financial point of view, as of the date hereof.

      In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to Seller and Buyer, including the consolidated financial statements for recent years and certain other relevant financial and operating data relating to Seller made available to us from published sources and from the internal records of Seller; (ii) reviewed the financial terms and conditions of the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Seller Common Stock; (iv) compared Seller from a financial point of view with certain other companies in the Internet advertising and services industry which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the Internet industry which we deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of Seller certain information of a business and financial nature regarding Seller, furnished to us by them, including financial forecasts and related assumptions of Seller; (vii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with Seller’s counsel; and (viii) performed such other analyses and examinations as we have deemed appropriate.

      In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for Seller provided to us by Seller’s management, upon their advice and with your consent we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of Seller’s management at the time of preparation as to the future financial performance of Seller and that they provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in Seller’s or Buyer’s assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have assumed that Seller has appropriately relied on advice of counsel and independent accountants to Seller as to all legal and financial reporting matters with respect to Seller, the Merger and the Merger Agreement. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Seller or Buyer, nor have we been furnished with any such

C-1

Special Committee of the Board of Directors
Switchboard Incorporated
March 25, 2004

appraisals. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

      We have further assumed with your consent that, in all respects material to our analysis, the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement, and that the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by Seller of any of the conditions to its obligations thereunder.

      We have acted as financial advisor to the Special Committee of the Board of Directors of Seller (the “Special Committee”) in connection with the Merger and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger. In the ordinary course of our business, we actively trade the equity securities of Seller and Buyer for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have also acted as an underwriter in connection with offerings of securities of Seller and Buyer and performed various investment banking services for Seller and Buyer, including acting as financial advisor to Buyer in a pending disposition to a third party of certain assets of Buyer. However, we do not believe that these relationships impede our ability to deliver this opinion.

      Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Consideration to be received by the shareholders of Seller pursuant to the Merger is fair to such shareholders from a financial point of view, as of the date hereof.

      This opinion is directed to the Special Committee and may be relied upon by the full Board of Directors of Seller in its consideration of the Merger. This opinion is not a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. Further, this opinion addresses only the financial fairness of the Consideration to the shareholders and does not address the relative merits of the Merger and any alternatives to the Merger, Seller’s underlying decision to proceed with or effect the Merger, or any other aspect of the Merger. This opinion may not be used or referred to by Seller, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in any proxy statement filed by Seller with the Securities and Exchange Commission in connection with the Merger. In furnishing this opinion, we do not admit that we are experts within the meaning of the term “experts” as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

Very truly yours,

/s/ Thomas Weisel Partners LLC

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Annex D

DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights.

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constitutent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constitutent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constitutent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

SWITCHBOARD INCORPORATED

Proxy Solicited on Behalf of the Board of Directors of
Switchboard Incorporated
for a Special Meeting of Stockholders to be held on [May 27, 2004].

     The undersigned stockholder of Switchboard Incorporated, a Delaware corporation (“Switchboard”), hereby appoints [                 ], and either of them, the lawful attorneys and proxies of the undersigned, with several powers of substitution, to vote all shares of Common Stock, par value $0.01 per share (“Common Stock”), of Switchboard which the undersigned is entitled to vote at the Special Meeting of Stockholders to be held on Thursday, [May 27, 2004], and any adjournments or postponements thereof:

1. Proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 25, 2004 (the “Merger Agreement”), by and among Switchboard, InfoSpace, Inc., a Delaware corporation (“InfoSpace”) , and Big Book Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of InfoSpace (“Big Book Acquisition”), pursuant to which, among other things, (i) Big Book Acquisition will be merged with and into Switchboard (the “Merger”), with Switchboard continuing as the surviving corporation and (ii) each share of Switchboard Common Stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive $7.75 in cash, without interest.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	In the discretion of the proxy holders, to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

☐ FOR	☐ AGAINST	☐ ABSTAIN

     The Board of Directors of Switchboard unanimously recommends that the stockholders of Switchboard vote FOR the approval and adoption of the Merger, the Merger Agreement and the transactions contemplated thereby. In the absence of specific instructions, proxies will be voted for approval of the Merger and the adoption and approval of the Merger Agreement and in the discretion of the proxy holders as to any other matters.

Dated:	, 2004

Signature

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD USING THE ENCLOSED POSTAGE PREPAID ENVELOPE.